UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM SB-2/A
                          Pre-Effective Amendment No. 4

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                 --------------
                    CORNERSTONE MINISTRIES INVESTMENTS, INC.
                 (Name of Small Business Issuer in Its Charter)
                                                         6531
            (Primary Standard Industrial Classification Code Number)

        Georgia            2450 Atlanta Highway, Suite 904         58-2232313
 (State of Jurisdiction         Cumming, Georgia 30040          (I.R.S. Employer
  of Incorporation or               (678) 455-1100               Identification
     Organization)          (Address, and Telephone Number           Number)
                            of Principal Executive Offices
                           and Principal Place of Business)

                                 --------------

                                    Copy to:
                         Michael P. Marshall, Jr., Esq.
                              Miller & Martin PLLC
                     1170 Peachtree Street, N.E., Suite 800
                           Atlanta, Georgia 30309-7649
                                 (404) 962-6442
           (Name, Address, and Telephone Number of Agent for Service)

                                 --------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _____________.

                                          CALCULATION OF REGISTRATION FEE
------------------------- ----------------------- ----------------------- ---------------------- -----------------------
  Title of Each Class                                Proposed Maximum       Proposed Maximum
     Of Securities            Dollar Amount           Offering Price       Aggregate Offering          Amount of
    To Be Registered         To Be Registered           Per Share                 Price             Registration Fee
------------------------- ----------------------- ----------------------- ---------------------- -----------------------
Series G Bonds(1)              $60,000,000               $500.00               $60,000,000             $6,420.00 (2)
------------------------- ----------------------- ----------------------- ---------------------- -----------------------
Common Stock                   $32,500,000                $6.50                $32,500,000             $3,477.50 (2)
------------------------- ----------------------- ----------------------- ---------------------- -----------------------

     (1) The Series G bonds consist of 8.25% five-year, fixed rate bonds. Each bond will be issued at its face value of $500.00.

     (2) Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      $60,000,000 of 8.25% FIVE YEAR BONDS
                        5,000,000 SHARES OF COMMON STOCK
                                   Cornerstone
                                   Ministries
                                Investments, Inc.
                               __________________

     We are offering up to $60 million of five-year bonds with a fixed 8.25% interest rate. We are also offering up to 5,000,000 shares of our common stock. The securities that we are offering will not be listed on any securities exchange. We do not expect that there will be any trading market for the bonds or shares.

     We are offering these securities directly to investors. Our executive officers will participate in the sale of these bonds and shares in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934. Selected brokers will also sell bonds and shares as our agents. Wellstone Securities LLC will be the lead underwriter. This is not a firm commitment underwriting. The selected brokers are obligated only to use their best efforts to sell these securities.

     The offering will end when all the securities have been purchased or earlier, if we decide to close the offering, but not later than __________, 2008. There is no requirement that a minimum amount must be sold and no arrangement to place the funds in escrow, trust or similar account. Instead, the proceeds will be immediately available to us. The minimum investment for any single investor is $500 for bonds and $100 for shares.

     These securities are not insured or guaranteed by any governmental agency.

     Investing in our securities involves risks that we have described in "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       Public Offering        Broker-Dealer              Proceeds
                           Price           Commissions and Fees       to Cornerstone
                           -----           --------------------       --------------
8.25% Five-Year Bonds   $    500.00            $    25.00               $    475.00
Per Share               $      6.50            $    0.325               $     6.175

      Total             $92,500,000            $4,625,000               $87,875,000

                 The date of this prospectus is August 15, 2006

     We have not authorized anyone to give you any information or make any representation that is not in this prospectus. The information in this prospectus is current and correct only as of the date of this prospectus, regardless of the time of its delivery or of any sale of the bonds or shares. We are offering to sell, and seeking offers to buy the bonds and shares only in jurisdictions where offers and sales are permitted.

                             _______________________

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary............................................................1
         Our Business.........................................................1
         Our Objectives.......................................................1
         This Offering of Bonds and Shares of Common Stock....................2
         Payment of Interest, Principal and Dividends.........................2
         How to Buy the Bonds or Shares.......................................2
         Risks 2
         How You Can Communicate With Us......................................2
Risk Factors..................................................................3
Forward-Looking Statements....................................................9
Recent Offerings of Our Bonds and Common Stock................................10
Use of Proceeds...............................................................10
Management's Discussion and Analysis of
  Financial Condition and Results of Operation................................10
Business......................................................................30
Management....................................................................41
Certain Transactions with our Affiliates......................................44
Principal Shareowners.........................................................46
Description of Securities.....................................................47
Future Resales of Securities..................................................49
Plan of Distribution..........................................................50
Legal Matters.................................................................51
Experts.......................................................................51
Available Information.........................................................51
Index to Financial Statements.................................................52

                               Prospectus Summary

     This summary is not complete and does not contain all of the information that you should consider before investing in our bonds or common stock and is qualified in its entirety by the more detailed information included in this prospectus. To understand this offering fully, you should carefully read the entire prospectus, including the "Risk Factors" section.

Our Business

     Cornerstone Ministries Investments, Inc. finances land and buildings for related party community housing projects, senior housing facilities, churches and other non-profit faith-based schools, and daycare facilities. We began operations in 1985 as Presbyterian Investors Fund, Inc., a nonprofit corporation. Cornerstone Ministries Investments, Inc. was organized as a for profit corporation in 1996. The two were merged in December 2000. We have an advisory agreement with Cornerstone Capital Advisors Inc. Our advisor provides various managerial and administrative services to us and receives a management fee and a loan origination fee. Our two executive officers, who also serve on our board, serve as officers and directors of our advisor.

     At December 31, 2005, we owned $122.6 million in real estate loans and joint venture investments, of which 49% were for community housing projects, 44% were for senior housing facilities and 7% for churches. Over 63% of our revenues in 2005 came from a single nonprofit organization or subsidiaries that it owns. Almost 15% of our revenue for 2005 came from another nonprofit organization or subsidiaries that it owns. Therefore, approximately 78% of our revenue for 2005 came from just two borrowers. Funding has come from $129.3 million in sales of bonds, $2.6 million in sales of mortgage participations and $5.6 million in sales of common stock and retained earnings.

     In December 2005 our two largest borrowers, or entities that they controlled, sold eight properties to a newly formed limited liability company that is managed by Cornerstone Capital Advisors Inc., which also serves as our advisor. As a result of the transaction a total of $63.2 million of our loans and bonds were paid off. We immediately supplied $37.9 million in subordinated financing to the purchaser of the eight facilities. We also used $10.7 million of the proceeds to purchase bonds that were subsequently paid off. The $25.3 million in cash that we received, which includes the $10.7 million received from the pay off of the bonds, are being used for general corporate purposes such as making loans and retiring our outstanding bonds as they mature.

     As of December 31, 2005 over 76% of our loan portfolio consisted of loans to our two largest borrowers. Specifically, 45.2% of our loan portfolio consisted of loans to Senior Housing Services, Inc. and its affiliates and 30.9% of our loan portfolio consisted of loans to Wellstone Retirement Communities I, LLC. Cornerstone Capital Advisors, which serves as our advisor, manages Wellstone Retirement Communities. Cecil A. Brooks, who serves as our chairman, president and CEO, also serves as the president and CEO of Cornerstone Capital Advisors. Therefore, almost 31% of our loan portfolio as of December 31, 2005 consisted of a loan to an entity that is under common control with us, which presents conflicts.

     Our loans earn between 9% and 10% annual interest. They are normally for one-year terms and we collect fees for making or renewing a loan. Our bonds have an interest cost of 6.25% to 9%, plus our selling costs. We expect that a majority of the sales in this offering will be to holders of our previously issued bonds who wish to rollover their investment. To the extent that bonds are sold to new investors, the net proceeds will primarily be used to redeem previously issued bonds and to make loans. The margin between interest, fees and participations on our loans and interest and selling costs on our bonds pays our operating costs, including fees paid to Cornerstone Capital Advisor. In 2005 we paid approximately $2.6 million to our advisor, which constitutal approximately 16.5% of our revenue for the year. Any remaining funds provide retained earnings for the payment of any dividends.

Our Objectives

     Our primary objective is to provide income for our bondholders and shareowners , mainly by financing the acquisition and development of facilities for use by faith-based organizations. We define "faith-based" organizations as ones which have been formed and are operated in furtherance of their sponsors' religious commitments. During the last quarter of 2004 we began making loans to for-profit sponsors of affordable and low income housing projects. We will make loans to for-profit sponsors if the project provides senior living, affordable housing or age restricted housing programs that are similar to those of our non-profit borrowers. Our borrowers consist of related party community housing projects, senior housing facilities, churches and daycare/faith based schools. As of December 31, 2005 our three largest borrowers had over 84% of our loans. We use our own funds, often together with financing from banks or other investors, to make loans and other investments. Where there is no suitable existing building, we may assist in developing a new facility for a qualified candidate. We are generally not long-term lenders in these properties. Rather, we generally seek to provide a bridge to qualification for conventional financing.

This Offering of Bonds and Shares of Common Stock

     This prospectus offers both bonds and common stock. The bonds require us to pay investors interest at a fixed rate and to return invested principal on the stated maturity date, which is on or near the fifth anniversary of the purchase date. Recourse in the event of default is as a general creditor, through the bond trustee. Our common stock is equity ownership, with no required payments. Any return to shareowners would be from any dividends our directors decide to pay, if earnings and cash are available, and from any resale of the shares to other investors. Recourse in the event of our liquidation is to any assets remaining after payment to creditors.

Payment of Interest, Principal and Dividends

     The books that we are offering pay interest at an annual rate of 8.25% and mature on or near the fifth anniversary of the purchase date. Purchasers of bonds may choose, at the time of purchase, whether to have interest paid semi-annually or upon maturity. In addition, you may elect to receive interest on a monthly basis if you purchase at least $10,000 worth of bonds. If you select to have interest paid at maturity, it will compound on a semi-annual basis.

     For the past five years we have been paying cash dividends on our common stock, at annual rates of 8% to 10.5% on the $6.50 share purchase price. Dividend payments in the future will depend upon our having sufficient net income and cash, and a decision by our board of directors.

How to Buy the Bonds or Shares

     You can fill out the order form that accompanies this prospectus and return it with your check for the amount of your investment. You can also purchase bonds or shares from any of the securities broker-dealers who are our sales agents for this offering. The minimum investment is $500 for bonds and $100 for shares.

Risks

     An investment in our securities involves a significant degree of risk due to factors such as:

     o a large majority of our loan portfolio consists of loans to three organizations and their affiliates, so any failure on their part to make loan payments will have a significantly material negative effect on our financial performance; and

     o approximately 25.5% of our loan portfolio consists of loans to an entity that is managed by Cornerstone Capital Advisors, which also serves as our advisor. Cornerstone Capital Advisors faces conflicts of interests arising out of its duties to both us and our borrower.

     o many of the properties in which we take a security interest are suited only for a particular purpose, so it may be difficult to sell them if the borrower fails to make payments to us;

     o some of our borrowers are in the early stages of development and therefore lack an established operating history, which makes it more difficult for us to analyze their creditworthiness;

How You Can Communicate With Us

     Our office is at 2450 Atlanta Highway, Suite 904, Cumming, Georgia 30040. Our telephone number is (678) 455-1100 and our fax number is (678) 455-1114.

                                  Risk Factors

     An investment in our securities involves risks. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information contained elsewhere in this prospectus. Any of the following risks could harm our business, results of operations and financial condition and an investment in our securities. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

     Over 78% of our revenue in 2005 came from only two borrowers, including entities that they control, so any failure by them in making current payments could create serious cash flow problems for us.

     In 2005, 63.4% of our revenues came from interest and fees on loans to Senior Housing Services, Inc. and an entity that it owns, and 14.8% of our revenue came from interest and fees on loans to Sage Living Centers, Inc. As of December 31, 2005, 45.2% of our loan portfolio consisted of loans to Senior Housing Services and its affiliates and 17.7% of our loan portfolio consisted of loans to Sage Living Centers. We have no relationship with either Senior Housing Services or with Sage except for our business relationships as debtor and creditor. In December 2005 Sage Living Centers and Senior Housing Services, or entities that they control, sold eight senior housing properties to Wellstone Retirement Communities I, LLC, a newly formed limited liability company that is managed by Cornerstone Capital Advisors Inc., which also serves as our advisor. As a result of the transaction, a total of $63.2 million of our loans and bonds were paid off. We immediately supplied $37.9 million in subordinated financing to Wellstone Retirement Communities. At December 31, 2005 45.2% of our loan portfolio consisted of loans to Senior Housing Services and its affiliates, 30.9% of our loan portfolio consisted of a loan to Wellstone Retirement Communities I, LLC, and 8.2% of our loan portfolio consisted of loans to Sage Living Centers or its affiliates. Any adverse developments for these borrowers that make them unable to make timely payments to us could create serious cash flow problems for us and could keep us from paying interest and principal on our bonds and making dividend payments on our shares of common stock. Any material default by these borrowers, if coupled with an inability to sell the properties that serve as our collateral for fair value in a timely manner, would threaten our solvency and could possibly force us to declare bankruptcy. Since these large borrowers comprise a substantial portion of our business, we also face the risk that they will reduce their reliance on us as a funding source. If this happens, we would be forced to find other borrowers to lend money to or find other projects to invest in. If we could not find alternative investments in a timely manner then our ability to pay interest and dividends on our bonds and stocks would suffer.

     Our executive officers, who also serve on our board, face conflicts of interest relating to our loans and investments, and such conflicts may not be resolved in our favor, which could adversely affect our investment opportunities and hence our ability to make interest and principal payments on our bonds and dividend payments on our shares of common stock.

     We rely on Cornerstone Capital Advisors Inc. to identify suitable loan and investment opportunities. Cornerstone Capital Advisors was recently formed and is controlled by some members of our management. Specifically, Cecil A. Brooks and John T. Ottinger, Jr., who serve as our executive officers and on our board, are also executive officers and directors of Cornerstone Capital Advisors. Wellbrook Properties, Inc., a recently formed real estate investment trust, and Wellstone Retirement Communities I, LLC, a recently formed limited liability company that purchased and operates senior housing facilities, also rely on Cornerstone Capital Advisors as their advisor. See "Certain Tranactions with our Affiliates at page __. In addition, Cornerstone Capital Advisors expects to form, offer interests in, and manage other real estate programs and to make additional real estate investments. Existing and future real estate programs may involve affiliates of Cornerstone Capital Advisors in the financing of properties that may be suitable for us. Our executive officers, in their capacities as officers and directors of Cornerstone Capital Advisors, could direct attractive investment opportunities to other entities. Such events could result in our making loans and other investments that provide less attractive returns, thus adversely affecting our ability to make interest and principal payments on our bonds and dividend payments on our shares of common stock.

     In addition, we may conduct business with other entities that are managed by Cornerstone Capital Advisors. In fact, 30.9% of our loan portfolio at December 31, 2005 consisted of loans to Wellstone Retirement Communities I, LLC. Cornerstone Capital Advisor, as advisor to both us and Wellstone Retirement Communities I, LLC, has dual responsibilities as debtor and creditor. Therefore, our executive officers, who are also officers and directors of Cornerstone Capital Advisors, have the same dual responsibilities. This inherent conflict, as well as others that may arise in the future from our dealings with related entities, may not be resolved in our favor.

     Cornerstone Capital Advisors, its affiliates and our officers will face competing demands relating to their time, and this may cause our operations to suffer.

     We rely on Cornerstone Capital Advisors and its affiliates for the day-to-day operation of our business. Cornerstone Capital Advisors and its affiliates, including our officers, have interests in other programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time between us and other programs and activities in which they are involved. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to properly manage our business. If this occurs, the returns on our investments may suffer.

     We employ a large amount of financial leverage, which means that our ability to make interest and principal payments on our bonds and dividend payments on our shares of common stock could be impaired if just a small number of our borrowers fail to make payments to us.

     We are highly leveraged. As of December 31, 2005 our debt-to-equity ratio exceeded 25. The use of debt financing creates an opportunity for us to increase our return on equity. However, it also increases our solvency risk. Unlike equity financing, payments of interest and principal on our debt (i.e., our bonds) are fixed. We cannot suspend these payments because of poor operating performance. Furthermore, if we do experience financial difficulties, we have very little equity to absorb these losses. Because of our high financial leverage, we may be unable to make interest and principal payments on our bonds, and dividend payments on our common stock, if even a small number of our borrowers default on their loans.

     We could become unable to pay current interest, dividends or principal repayments on our securities if we have to take over a property for nonpayment and resell it.

     We have a mortgage on the borrower's real estate to secure payments of interest and repayment of principal. If a borrower is unable to pay its loan and we must take over the property, however, we may find it difficult to find a buyer for the property at a price that will not result in our losing money. Many of the properties will be designed specifically to meet certain needs and would be of limited use to other buyers. We rely upon professional appraisers for their evaluation of the amount at which we could sell the property. We lend up to 100% of this value to non-profit owners of senior housing facilities. A foreclosure sale could result in a much lower price, because of the property's condition, general market conditions or factors beyond our control.

     There is no public market for either the bonds or shares that are being offered.

     There is no trading market for the securities being offered, and it is unlikely that one will develop. The securities will not be listed on any exchange and will not be qualified for quotation on Nasdaq. It may be impossible for you to recoup your investment in the bonds prior to their maturity. As for the shares of common stock, we have no obligation to redeem such shares at any time. You must be prepared to hold onto shares indefinitely.

     If we must foreclose on a loan, we could also lose money because of the time and cost it could take to sell the property.

     The particular purposes for which our borrowers use property may make it more difficult than with other types of real estate to take possession, to repair the building, to find a buyer, or to maintain and protect the property. In the event of a foreclosure, property may not sell for its appraised value, if the appraised value is based on its special purpose. There is a very limited market for the types of properties that serve as our collateral.

     If we lose the services of our two principal officers, our business may suffer.

     Both our chief executive officer, Cecil A. Brooks, and our chief operating officer, John T. Ottinger, Jr. have over 18 years managing faith-based, nonprofit property financings. Our business is specialized and it is difficult to find, train and keep qualified people. Only in the last two years has growth allowed us to begin hiring additional management. Neither we nor Cornerstone Capital Advisors Inc., with whom we have an administrative services agreement, have employment agreements or any key person life insurance. The loss of either of our two principal officers could have a material and adverse effect on our business.

     The outcome of existing and potential administrative proceedings with various state securities regulators who allege that we violated securities laws may have a material and adverse effect on our ability to raise capital in this offering and on our operations.

     We have become subject to administrative proceedings with various state securities regulators that stem from statements we made in our filings with the Securities and Exchange Commission. These proceedings relate to allegedly false statements we made in prospectuses and Exchange Act reports that our securities were approved for listing on the Chicago Stock Exchange. The states allege that we failed to register securities that we offered and sold in these jurisdictions and that we misrepresented the fact that these securities were approved for listing on the Chicago Stock Exchange. Our defense to these allegations is that we qualified for an exemption from registration in these states because the securities were in fact approved for listing on the exchange. In addition to the existing administrative proceedings, we may become subject to similar administrative proceedings in states that have not yet contacted us.

     As of the date of this prospectus, several states have prohibited us from selling securities in their jurisdictions. Specifically, New Jersey has prohibited us from selling our Series F bonds to its residents. Minnesota has ordered us to cease and desist from offering and selling securities to its residents until we are compliant with its laws and until its further order. Ohio has ordered us to refrain from offering unregistered securities to its residents unless a proper exemption from registration is available. We have also paid civil fines and made rescission offers. We may also become subject to similar administrative proceedings with states that have not yet contacted us.

     We intend to fully cooperate with these state securities regulators, as well as any other regulators who bring either informal or formal proceedings against us in the future, to resolve these matters in the most efficient and economical manner possible. However, we may be unable to resolve existing or future matters on terms that are acceptable to us. If one or more states refuse to declare our registration statement effective, we will not be able to sell our securities in these states unless we can find an exemption from registration, which would limit our ability to sell bonds and shares. In such event, the amount of proceeds we raise in this offering may be substantially less than the maximum amount that is being offered, which would restrict our ability to diversify our investments. We may also be subject to civil penalties, including fines, which could have an additional material and adverse effect on our results of operations. Even if we are successful in resolving these matters, the process will likely consume much time and attention of our management and our advisor. To the extent that our management and our advisor are devoting time toward these matters, this will detract from their ability to manage our business. Although we cannot accurately predict or quantify the indirect costs that may be associated with the time expended to handle these proceedings, it is possible that they will be significant. This could materially and adversely affect our ability to achieve our objectives.

     We may face liability because some of our registration statements for prior offerings did not include complete statements of eligibility of the trustee for our debt securities, or incorrectly incorporated such statements by reference to earlier filings.

     Securities laws require that registration statements covering debt securities contain information necessary to determine that the trustee under the applicable indenture is eligible to serve as a trustee under the Trust Indenture Act of 1939. This is accomplished by filing a Form T-1 as an exhibit to the registration statement. We recently learned that some of the Form T-1s that we filed for previous debt offerings were incomplete. Specifically, the Form T-1s that we filed for our Series B and C offerings were missing certain exhibits. In addition, for our Series C and Series F offerings, we attempted to incorporate a Form T-1 by reference to earlier filings. The Securities and Exchange Commission takes the position that registrants may not incorporate Form T-1s by reference to earlier filings since the form requires recent information.

     We are currently reviewing the effect, if any, that these prior actions and omissions may have on us and holders of debt securities issued in prior offerings. We may be liable to security holders or regulatory agencies as a result of these defects. The Trust Indenture Act specifically imposes liability on issuers who file documents with false or misleading statements or omissions. Therefore, we may be liable to purchasers of securities if they incurred damages as a result of our violations. We may also be subject to fines or other penalties imposed by the Securities and Exchange Commission or other regulatory agencies if they find that our actions were willful. During our review of this situation, however, we have not found prior cases with similar facts, so we are unable to accurately estimate the amount of our exposure, if any.

     We could encounter operational difficulties as a result of our rapid growth.

     Our loans, funding sources and employees have increased rapidly over the last several years as a result of our organic growth. Our failure to successfully manage and support this growth with sufficient human resources, training and operational, financial and technology resources could have a material adverse effect on our operating results and financial condition. We may not be able to sustain or manage our growth.

     If payments to us are delayed or uncollectible, we may not be able to pay investors on time.

     The ability of any borrower to make the loan payments is dependent on the continuing strength of its contributions and income. To the extent that a church or project suffers a decline in contributions or income, it may be unable to meet its loan obligations. It is our practice for some loans to have limited personal guarantees in which each individual guarantor pledges a maximum of $5,000. However, we may have difficulty suing individuals to force their compliance with the guarantee agreements and may have to take a loss on the loan. Any failure on the part of our borrowers to make payments to us would have a material and adverse effect on our ability to make interest and principal payments on our bonds and to make dividend payments on our shares of common stock.

     We could lose income, or suffer loss on sale of a property, if an uninsured event happened.

     We require comprehensive liability, fire, flood and extended insurance coverages on all buildings that secure our loans. However, insurance is often not available for certain types of losses, such as riots, acts of war, floods or earthquakes. Additionally, to the extent that policies are available, they may involve substantial deductibles and exclusions. Should a loss occur that is uninsured, or an amount exceeding the limits of the policies that cover our collateral, our ability to collect on our loan may be severely impaired. Such an event would harm our results of operation and financial condition and therefore our ability to make interest and principal payments on our bonds and dividend payments on our shares of common stock.

     We may incur liability under environmental laws to an extent that keeps us from making current payments to investors.

     Various federal, state and local laws make property owners and lenders pay the costs of removal or remediation of certain hazardous substances released on a property. They often impose a penalty without regard to whether an owner, operator or lender knew of, or was responsible for, the release of hazardous substances. The presence of, or failure to properly remediate, hazardous substances can hurt occupancy of the contaminated property, the ability to operate it as intended and the ability to sell or borrow against it. The presence of hazardous wastes could also result in personal injury or similar claims by private plaintiffs. We require a transaction screen, appraisal or on-site inspection for every property that secures a loan we make. If we then decide it is necessary, we have a Phase I environmental site assessment performed to identify potential contamination for which an owner or lender may be responsible and to assess the status of regulatory compliance. However, we cannot be assured that these procedures will detect environmental problems.

     There may be unexpected regulatory compliance costs that would lower our cash available to pay interest, dividends and principal.

     The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could result in unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, such failure could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.

     Some of our loans are in smaller amounts and to borrowers in earlier stages of development than conventional lenders, which causes these loans to have higher administrative costs and higher risks of nonpayment than loans made by conventional lenders.

     Banks and insurance companies generally require borrowers to have at least three years of operating history, with annual receipts of at least $200,000. We sometimes lend to nonprofit entities and churches that may have been in existence for less time and therefore may be less established than borrowers who obtain financing from conventional lenders. Our costs of administering loans require us to charge higher loan fees and interest rates. Our borrowers' lack of operating history makes it more difficult to analyze their creditworthiness, which increases the risk that they may be unable to pay us interest and principal.

     Because our loan portfolio has grown rapidly, many of our loans may be too new to reveal possible losses.

     Our loan portfolio, including real estate joint venture investments, has grown from $30.4 million at December 31, 2001 to $122.6 million at December 31, 2005. Given the relatively young age of the loan portfolio, there may be unidentified risks contained therein, since problems related to loan collections typically do not become evident until some degree of seasoning occurs.

     A delay or inability to refinance just one or two loans could reduce our cash flow below our ability to pay interest and principal on our bonds and dividends on our shares of common stock.

     One loan to a senior housing or family housing borrower could be a significant percentage of our total loans receivable. We have three loans that have principal balances in excess of $10 million and another six loans that have balances greater than $5 million. If just one or two of these loans could not be refinanced or became impaired, we may not be able to pay all of our interest and principal payments in a timely manner, which would affect our ability to declare and pay dividends.

     We may not have enough cash to repay our debt as it becomes due.

     We receive cash from loan repayments, fees earned and from sales of common stock and bonds. We use cash primarily to make loans, to repay our bonds and to pay operating expenses and dividends. The following is a schedule of the years to maturity and amounts of our bonds outstanding at December 31, 2005:

            Years To Maturity                             Amount Due
            -----------------                             ----------

           On Demand to 1 Year                          $ 23,058,930
           1-2 Years                                      34,507,886
           2-3 Years                                      18,019,184
           3-4 Years                                      35,638,069
           4-5 years                                      18,083,041
                                                        ------------
           Total principal                              $129,307,110
                                                        ============

     We expect to pay all amounts which come due using cash inflow from maturing loans and net cash inflow from sales of our bonds and shares of common stock. However, we must balance the amount of cash we have at any moment with the amount that we need. This task is difficult because, if we keep too much cash in reserve, we will not earn sufficient income to pay interest on our debts or earn income for our shareowners. If, on the other hand, we keep too little cash in reserve, we might default on our obligations. We believe that many bond owners will purchase new bonds to replace matured ones, so we will not have to send them cash. However, this may not be what happens and we may be unable to repay all of the maturing principal when due. If we cannot pay the bonds, we would have to try finding other financing or selling some of our assets.

     This is a "best efforts" offering, which means that we might raise much less than the maximum $92.5 million of new capital, which could adversely affect our ability to diversify and therefore our financial results.

     Our bonds and shares are being sold on a best efforts basis. That means that we, and selected broker-dealers, will use our best efforts to locate investors. No individual or company is guaranteeing to invest any specific amount of money. Furthermore, there is no escrow of offering proceeds whose release is contingent upon any minimum sales level. We cannot predict how much will be purchased. To the degree that we sell fewer securities than offered, our fixed expenses will be a larger part of our income and will lower the potential income to pay interest or dividends. Additionally, we may be unable to sufficiently diversify our loan and investment portfolio if we are unable to sell the maximum amount of securities being offered. Specifically, if we are unable to raise substantial funds in this offering, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In that case, the likelihood that any single loan's or investment's performance would adversely affect our ability to make interest and principal payments on our bonds, or dividend payments on our shares of common stock, will increase.

     Concurrent securities offering by related companies may limit our ability to sell the maximum in this offering.

     Our chief operating officer, John T. Ottinger, Jr. is president of Wellbrook Properties, Inc., a new business which intends to operate as a real estate investment company (REIT), owning real estate and making loans for senior living and healthcare facilities. It is offering $20,000,000 of its common stock concurrently with our offering. Wellstone Retirement Communities I, LLC is in the process of raising up to $30 million in equity interests through a private placement to selected investors. We have an administrative services agreement with Cornerstone Capital Advisors Inc., which has similar agreements with Wellbrook Properties and Wellstone Retirement Communities I, LLC. Wellstone Securities LLC is the lead underwriter for all three offerings. The markets for these securities are similar and some investors may choose not to invest with us, or to invest a lesser amount, because they are purchasing securities of either Wellbrook Properties or Wellstone Retirement Communities I, LLC.

     Shareowners will receive dividends only to the extent that our board of directors decides to pay them. We have paid dividends since 1999 and presently intend to continue them, subject to sufficient profitability and retained earnings. Our board of directors will evaluate the timing and amount of any dividends, based on factors including the cash available for distribution, economic conditions, applicable laws and other facts and circumstances that they think are important to a dividends decision. We may be unable to pay dividends in the future.

     We are subject to new internal control reporting requirements that increase our compliance costs, and failure to comply timely could adversely affect the values of our securities.

     We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations adopted by the SEC and the Public Company Accounting Oversite Board. In particular, we will be required to include management and auditor reports on internal controls as part of our annual report for the year ended December 31, 2007, pursuant to Section 404 of the Sarbanes-Oxley Act. We expect to begin the process of evaluating our controls, including compliance with the SEC rules on internal controls, in the near future, and expect to spend significant amounts of time and money on compliance with these rules. We may not be able to complete our assessment of our internal controls in a timely manner. Our failure to comply with these internal control rules may materially adversely affect our ability to obtain the necessary certifications to our financial statements, and the values of our securities.

                           Forward-Looking Statements

     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements include, among other things, statements about the competitiveness of our industry, existing and potential regulatory proceedings, actions of our borrowers and our bondholders and share owners, our strategies and other statements that are not historical facts. These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those unknown to us. Our actual results could vary materially from those expressed in our forward-looking statements.

     When we use the words "expect", "anticipate", "estimate", "may", "will", "should", "intend", "plan" or similar expressions, we intend to identify forward-looking statements. Forward-looking statements also include their underlying assumptions. We are not obligated to update any of our forward-looking statements.

     You should not place undue reliance on these forward-looking statements, because they depend on assumptions, data or methodology that may be incorrect or imprecise and we may not be able to realize them. You should carefully consider the risks described in "Risk Factors" and elsewhere in this prospectus, which could cause our actual results to differ materially from those contemplated in our forward-looking statements.

                 Recent Offerings of Our Bonds and Common Stock

     This is our sixth public offering of securities. We most recently offered $20,000,000 of Series F bonds and 1,500,000 shares of common stock in an offering that began on January 1, 2005. The Series F bonds had the same interest rates and terms as the Series G bonds we are now offering. The shares of common stock had the same offering price. Through December 31, 2005, sales of bonds were approximately $20 million and sales of stock were $623,756 (95,962 shares).

                                 Use of Proceeds

     The gross proceeds from this offering will be $92,500,000, assuming all of the bonds and shares are sold. After payment of the maximum possible $4,625,000 in commissions and the estimated $120,000 in offering expenses, the net proceeds would be approximately $87,755,000. We expect that a majority of the sales of bonds in this offering will be to holders of our previously issued bonds who wish to rollover their investment. In such cases, we will not actually receive any cash proceeds from the sale of such bonds but will be relieved of our obligation to repay the principal amount of the previously issued bonds on their original maturity dates. The net proceeds from sales of bonds to new investors and from sales of shares will be used to redeem previously issued bonds and to make loans to affordable housing, senior housing, churches, student housing and daycare facilities. All decisions about investments in specific loans will be made by a majority vote of our board of directors, which must include a majority of our independent directors. The following table shows this information, in dollars and percentages of the amount received, assuming different amounts of the offering are sold:

                                                                     Percentage of Offering Sold*
                                                10% of Offering           50% of Offering        100% of Offering
                                               Amount         %          Amount         %        Amount         %
                                             ----------    ------      -----------    ------    -----------    ------
     Amount received from sales              $9,250,000    100.00%     $46,250,000    100.00%   $92,500,000    100.00%
     Maximum commissions payable                462,500      5.00%       2,312,500      5.00%     4,625,000      5.00%
     Estimated other offering expenses          120,000      1.30%         120,000      0.26%       120,000      0.13%
                                             ----------    ------      -----------    ------    -----------    ------
     Net amount                              $8,667,500     93.70%     $43,817,500     94.74%   $87,755,000     94.87%
                                             ==========    ======      ===========    ======    ===========    ======

     *    The number of shares and amount of bonds sold is assumed to be:

     o    500,000 shares and $6,000,000 of bonds at 10% of the offering;

     o    2,500,000 shares and $30,000,000 of bonds at 50% of the offering; and

     o    5,000,000 shares and $60,000,000 of bonds at 100% of the offering.

Before the proceeds of sales to new investors are used to redeem existing bonds or to make loans, they will be invested in interest bearing bank accounts at a major regional or money center bank.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operation

     The following is a discussion of our financial condition at June 30, 2006 and 2005 and the results of operations for the periods then-ended, as well as at December 31, 2005 and 2004 and the results of operations for the years ended
December 31, 2005 and 2004. The purpose of this discussion is to focus on information about our financial condition and results of operations that is not otherwise apparent from the audited and interim unaudited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this prospectus for an understanding of the following discussion and analysis.

Critical Accounting Policies

     Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America as defined by the Public Company Accounting Oversight Board and conform to general practices within our industry. Our significant accounting policies are described in the notes to our consolidated financial statements. Certain accounting policies require management to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and results of operations for the reporting periods.

     We believe the following are our critical accounting policies that require the most significant estimates and assumptions and that are particularly susceptible to a significant change in the preparation of our financial statements.

     Revenue Recognition

     We derive our revenue primarily from interest and fees on loans that we make. Unless a loan is impaired, we recognize interest income using the accrual method in accordance with the loan's terms. When a loan becomes impaired, our accounting depends on whether we believe the possibility of future loss of principal is remote. If we believe the possibility of future loss is remote, then we will recognize interest income on a cash basis as payments are received. If we believe the possibility of future loss is not remote, then we will cease to recognize interest income and will apply any payments received to reduce the carrying amount of the loan.

     Loan origination fees are not immediately recognized as income. Instead, they are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. We discontinue the amortization of deferred loan fees when the underlying loan is placed on non-accrual status.

     Allowance for Loan Losses

     A provision for loan losses is based on management's opinion of an amount that is adequate to absorb losses inherent in the existing loan portfolio. The allowance for loan losses is established through a provision for losses based on management's evaluation of current economic conditions, volume and composition of the loan portfolio, the fair market value or the estimated net realizable value of underlying collateral, historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. The evaluation includes a review of all loans on which full collection may not be reasonably assumed. Should the factors that are considered in determining the allowance for loan losses change over time, or should management's estimates prove incorrect, a different amount may be reported for the allowance and the associated provision for loan losses. For example, if economic conditions in our market area experience an unexpected and adverse change, we may need to increase our allowance for loan losses by taking a charge against earnings in the form of an additional provision for loan losses.

Overview of Operations

     We have historically focused on serving non-profit organizations. We offer specialized programs for church and other non-profit sponsors of senior housing and affordable/moderate income housing programs. Nearly all of our earnings prior to 2001 came from financing church facilities. During the last quarter of 2000, we began to realize revenues from investment in senior housing and affordable/moderate income and age-restricted housing project loans. During the last quarter of 2004, we began making loans to for-profit sponsors of affordable/low-income housing projects and in 2005 we began making loans to for-profit owners of senior housing facilities.

     We generate revenue from:

          o    interest on loans;

          o    origination and renewal fees on loans;

          o    loan participation income; and

          o    interest on securities.

     We currently charge a 5% to 10% origination fee on new loans, based upon expected terms, and renewal fees of as much as 5% of the outstanding balance of the renewing loan. Our interest rate on all new loans is currently from 9% to 10%. Some loans are participating loans, which enables us to receive income from the borrower when the borrower sells or refinances (with another lender) the property in which we provided the financing. The participation percentage varies between 25% and 33% of the borrower's gain.

     Participating loans, which are all related to senior housing facilities, are classified as real estate joint venture investments if all of the following exist at the inception of the loan:

          o the borrower does not have a substantial equity investment in the property;

          o we do not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan and there is no irrevocable letter of credit for a substantial amount of the loan;

          o there is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party; and

          o the facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization.

Large Borrowers

     As of December 31, 2005 over 76% of our loan portfolio consisted of loans to our two largest borrowers. Specifically, 45.2% of our loan portfolio consisted of loans to Senior Housing Services, Inc. and its affiliates and 30.9% of our loan portfolio consisted of loans to Wellstone Retirement Communities I, LLC. Cornerstone Capital Advisors, which serves as our advisor, manages Wellstone Retirement Communities. Cecil A. Brooks, who serves as our chairman, president and CEO, also serves as the president and CEO of Cornerstone Capital Advisors. Therefore, almost 31% of our loan portfolio as of December 31, 2005 consisted of a loan to an entity that is under common control with us, which presents conflicts.

     In 2005, 63.4% of our revenues came from interest and fees on loans to Senior Housing Services, Inc. and an entity that it owns, and 14.8% of our revenue came from interest and fees on loans to Sage Living Centers, Inc. Therefore, over 78% of our revenue in 2005 came from only two borrowers. We have no relationship with either Senior Housing Services or with Sage except for our business relationships as debtor and creditor. In December 2005 Sage Living Centers and Senior Housing Services, or entities that they control, sold eight senior housing properties to Wellstone Retirement Communities I, LLC, a newly formed limited liability company that is managed by Cornerstone Capital Advisors Inc., which also serves as our advisor. As a result of the transaction, a total of $63.2 million of our loans and bonds were paid off. We immediately supplied $37.9 million in subordinated financing to Wellstone Retirement Communities. At December 31, 2005, and as noted above, 45.2% of our loan portfolio consisted of loans to Senior Housing Services and its affiliates, 30.9% of our loan portfolio consisted of a loan to Wellstone Retirement Communities I, LLC, and 8.2% of our loan portfolio consisted of loans to Sage Living Centers or its affiliates. Any adverse developments for these borrowers that make them unable to make timely payments to us could create serious cash flow problems for us and could keep us from paying interest and principal on our bonds and making dividend payments on our shares of common stock. Any material default by these borrowers, if coupled with an inability to sell the properties that serve as our collateral for fair value in a timely manner, would threaten our solvency and could possibly force us to declare bankruptcy. Since these large borrowers comprise a substantial portion of our business, we also face the risk that they will reduce their reliance on us as a funding source. If this happens, we would be forced to find other borrowers to lend money to or find other projects to invest in. If we could not find alternative investments in a timely manner then our ability to pay interest and dividends on our bonds and stocks would suffer.

Results of Operations for the Three and Six Months Ended June 30, 2006 and 2005

     Financial Overview

     Please read the following selected financial data in conjunction with the discussion of our results of operations for the three and six months ended June 30, 2006 and 2005 and with our financial statements and related notes in this prospectus.

                                   Six months ended
                                       June 30,
                                  2006            2005
                              -----------     -----------

Revenues                      $ 8,321,957     $ 7,261,455
                              -----------     -----------
Investor interest expense       6,017,708       5,558,403
Loan loss expense                 166,000          50,000
Marketing expenses                595,252         539,961
Management/advisory fees          709,478         702,165
Operating expenses                319,299         383,199
                              -----------     -----------
Total expenses                  7,807,737       7,233,728
                              -----------     -----------
Operating income                  514,220          27,727
Income tax provision              169,409         (44,271)
                              -----------     -----------
Net income                    $   344,811     $    71,998

         Comparison of Periods Ended June 30, 2005 and June 30, 2006

     General. Assets increased from $144,280,245 at June 30, 2005 to $151,469,603 at June 30, 2006 for an increase of $7,189,358 or 5.0%. This increase is a result of the sale of investor bonds and mortgage participations, net of redemptions of $6,355,695, and an increase in common stock outstanding of $417,179. With the additional net cash from these items and from cash already on hand, we invested in real estate loans and joint venture investments, net of principal payments received, of $13,022,510. Total revenue increased for the three and six months ended June 30, 2006 by $756,309 (21%) and $1,060,502 (15%)
to $4,313,703 and $8,321,957 respectively. Net income (loss) for the three and six months ended June 30, 2006 was $228,796 and $344,811 compared to ($14,906) and $71,998 for the same periods ended June 30, 2005.

     Total real estate loans and joint venture investments outstanding on June 30, 2006 was $142,604,362 compared to $129,581,852 on June 30, 2005 for an increase of $13,022,510, or 10%. This increase is due to sales of investor bonds, mortgage participation agreements and common stock and the subsequent origination or refinancing of real estate loans and joint venture investments, as follows:

  New real estate loan originations                              $ 31,572,715
  Decrease in existing loans, net of principal received            (3,676,585)
  New real estate joint venture investments made                          -0-
  Decrease in existing real estate joint venture investments.     (14,873,620)
                                                                 ------------
                                                                 $ 13,022,510

     All other assets composed primarily of cash, bond holdings, property and equipment, and unamortized debt issue costs were $8,865,241 as of June 30, 2006.

     During the second quarter of 2006, we determined that our church bond holdings, with a carrying value of $2,099,694, are impaired due to the non-payment of interest by the borrower. Our initial evaluation of the underlying collateral shows that the collateral is worth more than the current carrying value of the bonds. Therefore, we have not charged earnings with an unrealized loss and we are continuing to recognize interest from this investment on the accrual basis. We are working diligently with the borrowers to ensure that this situation is resolved and that our financial investment is preserved.

     Our cash balance decreased $4,615,744 from $5,997,760 on June 30, 2005 to $1,382,016 on June 30, 2006. This decrease happened because we had no bonds available to sell in the first six months of 2006. Therefore, all loan originations and draws in this time period came from existing cash, existing loan principal payments and a small amount of mortgage participation agreement sales. In 2005 we also had new bond and stock sales coming in and therefore, more cash was available for reinvestment than in 2006. In addition to the proceeds from this offering, we are also pursuing a working capital line of credit with a financial institution which will supplement our Investor Bond program and allow us to continue to fund our loan commitments and make new loans as opportunities arise.

         Principal and interest payable on investor bonds and mortgage participation agreements increased $6,355,695 or 4.6% from $138,164,408 as of June 30, 2005 to $144,520,103 as of June 30, 2006. Our Series F registration statement, which became effective in late 2004, allowed us to sell $20,000,000 in new bonds. These bonds were sold out in November 2005.

     Real estate loan and joint venture interest and fees earned. Interest income and fees from real estate loans and joint venture investments for the three and six months ended June 30, 2006 and 2005 is as follows:

                                 2006            2005         Increase       %
                                 ----            ----         --------      ---
       Three Months           $4,232,796      $3,358,169      $874,627     26.0%
       Six Months             $7,937,294      $6,591,309    $1,345,985     20.4%

     The  increases  were  primarily   attributable   to  increases  in  average
outstanding principals and changes in loan fees recognized, as the following table illustrates:

                                                              Three Months       Six Months
                                                              ------------     ------------
Increase in average outstanding principal..................      $ 461,918         $884,741
  (Three months: $144,730,241 - 2006; $125,759,429 - 2005)
  (Six months: $138,837,216 - 2006; $120,576,039 - 2005)

Change in weighted average interest rate...................         24,783         (11,959)
  (Three months: 9.81% - 2006; 9.73% - 2005)
  (Six months: 9.79% - 2006; 9.81% - 2005)

Change in loan fees recognized.............................        387,926          473,203
                                                              ------------     ------------
                                                               $   874,627       $1,345,985

     The increases in average outstanding principal and the increases in loan fees recognized are due to the addition of 13 new real estate loans.

         Loan participation and other income. For the three and six months ended June 30, 2006, loan participation and other income changed as follows:

                                            Three Months                               Six Months
                                            ------------                               ----------
                                 2006          2005         Change          2006          2005         Change
                               ---------     ---------     ---------      ---------     ---------     ---------
Investment income              $  58,407     $ 117,025     ($ 58,618)     $ 285,137     $ 264,209     $  20,928
Loan participation & other        22,500        82,200       (59,700)        99,526       405,937      (306,411)
                               ---------     ---------     ---------      ---------     ---------     ---------
     Total                     $  80,907     $ 199,225     ($118,318)     $ 384,663     $ 670,146     ($285,483)

     Our investment income is derived from the purchase of tax-free bonds used as permanent financing for projects we funded during their development and initial operations, church bonds and from interest income on our excess cash.

     The decrease in investment income for the three months ended June 30, 2006 is due to the sale of tax-free bonds in the first quarter of 2006 and a decrease in the amount of cash on hand during the second quarter. The increase in investment income for the six months ended June 30, 2006 is due to tax-free bonds outstanding in the first quarter of 2006, church bonds purchased during the third quarter of 2005 and an increase in short-term interest rates in 2006.

     The decreases in loan participation and other income were due to:

                                                  Three Months      Six Months
                                                   ----------      ----------
       Loan participation revenue...........       $      -0-       ($257,000)
       Loan guarantee revenue...............          (60,000)       (104,000)
       Gain on sale of fixed asset..........              -0-          51,540
       Other................................              300           3,049
                                                   ----------      ----------
                                                     ($59,700)      ($306,411)

     We received $257,000 in loan participation revenue during the first quarter of 2005 from the sale of a senior housing facility by one of our borrowers. In each of the first and second quarters of 2005 a loan that we guaranteed was paid off. Therefore, we recognized loan guarantee fees in both quarters of 2005. We did not receive any loan participation or loan guarantee revenue in the first six months of 2006. The gain on sale of fixed asset is due to the February 2006 sale of our rental office building in Cumming, Georgia.

     Investor interest expense. Investor interest expense for the three and six months ended June 30, 2006 was $3,026,911 and $6,017,708 which is an increase of $197,927 (7.0%) and $459,305 (8.3%), respectively, compared to 2005. The increases are due to:

                                                                              Three Months       Six Months
                                                                              ------------       ----------
Increase in average outstanding certificate principal, including
 interest payable subject to compounding.............................            $ 201,848        $ 562,821
  (Three months: $133,603,067 - 2006; $124,739,706 - 2005)
  (Six months: $135,214,685 - 2006; $122,201,473 - 2005)

Change in weighted average interest percentage.......................               25,122         (16,760)
  (Three months: 8.71% - 2006; 8.68% - 2005)
  (Six months: 8.65% - 2006; 8.68% - 2004)

Decrease in average outstanding Mortgage Participation principal.....             (29,043)         (86,756)
(Three months: $3,750,400 - 2006; $4,912,120 - 2005)                          ------------       ----------
 (Six months: $3,413,540 - 2006; $5,148,660 - 2005)
                                                                                 $ 197,927        $ 459,305

     Loan loss expense and allowance for loan losses. We charged $120,000 and $25,000 for the three months and $166,000 and $50,000 for the six months ended June 30, 2006 and 2005, respectively, to loan loss expense. These charges were due to increases in the family housing development loan portfolio's outstanding principal.

     The allowance for loan loss increases that we made in 2006 and 2005 are classified as collective loan loss allowances. A collective loan loss allowance is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The allowance for loan losses is reviewed quarterly and increases or decreases will be made based on the results of these reviews.

     As of June 30, 2006, two church loans and one real estate joint venture investment loan were considered impaired because they are at least six months behind on their interest payments. The real estate joint venture investment loan had a carrying amount of $6,214,001 and the church loans had a carrying amount of $863,455 on June 30, 2006. In total we had $7,077,456 in impaired loans. At June 30, 2005 we had one church loan with a carrying amount of $1,909,011 that was impaired. We have received an appraisal on the real estate joint venture investment loan's collateral and believe that it is worth approximately $1.2 million more than the loan's carrying amount. Therefore, we have not recognized an impairment loss on this loan. We will continue to monitor the operating progress of this borrower and we are actively involved in possible re-financing opportunities with this property.

         As of June 30, 2006, allowance for loan losses as a percent of outstanding loan principal by loan type:

                                          Loan Loss      Outstanding
                                          Allowance       Principal     %
                                         ---------    ------------    --------
Family Housing Development Loans         $ 898,000    $ 87,063,831         1.0%
Church Mortgage Loans                          -0-       6,824,172           0%
Senior Housing Mortgage Loans                  -0-      35,443,403           0%
Real Estate Joint Venture Investments          -0-      16,324,504           0%
                                         ---------    ------------    --------

  Total                                  $ 898,000    $145,655,910          .6%


     Marketing expenses. Total expenses for the marketing of investor bonds for the three and six months ended June 30, 2006 were $305,184 and $595,252, respectively compared to $252,392 and $539,961 for the same periods in 2005. The changes are due to:

                                              Three Months                           Six Months
                                     2006         2005       Change        2006        2005         Change
                                     ----         ----       ------        ----        ----         ------
Debt issue cost amortization       $270,413     $223,716    $46,697      $542,294    $463,117      $79,177
Other marketing costs                34,771       28,676      6,095        52,958      76,844     (23,886)
                                   --------      -------     -------    ---------     --------    --------
                                   $305,184     $252,392    $52,792      $595,252     $539,961     $55,291



     Selling commissions paid to brokers for selling investor bonds and mortgage participations and costs incurred to register investor bonds are paid in cash and charged as an expense over the term of the related debt. The unamortized balance is classified as an asset on the balance sheet as "Unamortized debt issue costs". The balance was $2,377,513 and $2,801,718 as of June 30, 2006 and 2005, respectively.

     The increases in debt issue cost amortization for the three and six months ended June 30, 2006 are due to an increase in outstanding investor bonds at June 30, 2006. Other marketing costs increased for the three months ended June 30, 2006 due to compliance costs related to this offering. Other marketing costs decreased for the six months ended June 30, 2006 because we spent approximately $30,000 in the first three months of 2005 on fines and compliance issues related to the Chicago Stock Exchange matter (see "Legal Proceedings" at page ___). We have not had to spend additional money on this issue in 2006.

     Operating and management expenses. Management and advisory expenses for the three months ended June 30, 2006 increased $36,838 (11.4%) from $323,551 in 2005 to $360,389 in 2006. This increase is due to an increase in revenues. For the six months ended June 30, 2006 management and advisory expenses increased $7,313 (1.0%) from $702,165 to $709,478. This increase in is due an increase in revenues offset by a $77,000 loan participation revenue fee paid to Cornerstone Capital Advisors, Inc. in the first quarter of 2005. No loan participation fees have been paid in 2006.

     Our management and advisory agreement with Cornerstone Capital Advisors obligates us to pay Cornerstone Capital Advisors the following fees:

          o A monthly management fee equal to 10% of our revenues from all sources other than loan fees, loan participation revenue, and revenue received from Cornerstone Capital Advisors plus 30% of loan participation revenue.

          o A loan origination fee equal to 30% of the total loan fees charged by us to our borrowers. The fee is generally paid from loan proceeds and reduces deferred loan fees that we will recognize over the life of the loan.

         For the three and six months ended June 30, 2006 and 2005, operating expenses were as follows:

                                        2006            2005          Change
                                        ----            ----          ------
              Three Months             $133,093        $195,237      ($62,144)
              Six Months               $319,299        $383,199      ($63,900)

     The decreases in 2006 are due to a decrease in legal fees. In 2005 we spent higher than normal amounts on legal fees due to the Chicago Stock Exchange issue. In 2006, our legal costs have gone down to their normal levels since we have not had to spend any additional money on the Chicago Stock Exchange issue.

     Income tax provision (benefit). The income tax provision (benefit) for the three and six months ended June 30, 2006 was $139,330 and $169,409, respectively, compared to ($52,864) and ($44,271) for the same periods ended June 30, 2005. The increases in income taxes are due to increases in pre-tax income. Our effective tax provision (benefit) rate was 37.8% and (78.0%) for the three months and 32.9% and (159.7%) for the six months ended June 30, 2006 and 2005, respectively. A reconciliation of our effective tax provision rate to the federal statutory rate is included in the attached "Notes to Financial Statements" (Note 11).

     Dividends. Dividends of $230,518 and $211,514 were declared on June 30, 2006 and 2005, respectively and paid in full in the following month.

         Liquidity and Capital Resources

     Cash flows from operations. Net cash provided by our operations for the six months ended June 30, 2006 and 2005 was $747,996 and $808,093, respectively. The decrease in 2006 was due to an increase in loans in process, a decrease in accounts payable and an increase in investor interest payments, partially offset by increases in net income, depreciation and amortization expense, bond holdings interest received and loan interest and fees received.

     Investor bond and mortgage participation interest payable increased $2,249,242 in the first six months of 2006 due to an increase in outstanding debt (10% of the increase) and because approximately 30% to 35% of the investors who purchased bonds in the last four years have elected to reinvest the interest due to them and not receive the interest in cash until maturity.

     Included in the 2006 and 2005 changes in accrued real estate loan and joint venture interest and deferred loan fee amounts is $1,389,889 and $768,254 in interest which was financed as part of loan principal. We receive monthly interest payments on our loans except when the terms of certain loans allow borrowers to finance interest payments while the collateralized property is under development or construction. A summary (by loan type) of the amount of net financed interest for the six months ended June 30, 2006 and 2005 is as follows:

                                                     2006               2005
                                                  ----------         ---------
           Family Housing Development             $1,459,874          $504,582
           Church Construction                       (92,443)           (3,819)
           Senior Housing                             22,458           267,491
                                                  ----------         ---------
                                                  $1,389,889          $768,254

     The amount for 2006 represents interest accrued and financed in 2006, net of payments received in 2006 that were financed in previous years. 2005's amount represents interest accrued and financed in 2005, net of payments received in 2005 that were financed in previous years.

     The increase in the family housing net financed interest in 2006 as compared to 2005 is due to the addition of 13 new projects which are in their development phase of operation and are financing their interest. This increase in projects in their development phase is partially offset by three projects which have gone into their sales phase and are paying interest to us as they sell homes.

     In 2006 we received $92,443 in previously financed church interest due to significant pay downs on three church loans.

     The decrease in senior housing financed interest in 2006 is due to (i) the McKinney, Texas loan being re-classified to a family housing loan because the borrower determined that an age-restricted housing development was a better use of the property and (ii) our receipt of $223,687 in previously financed interest due to significant pay downs received on senior housing loans.

     Overall, we expect the net financed interest amount to increase from its current levels due to the increase in the number of projects that are in their development phase. We expect this trend to continue for the rest of 2006 and in mid to late 2007 we expect the majority of these projects to go into their sales phase, at which time we should begin to receive the financed interest.

     Cash flows from investing activities. For the six months ended June 30, 2006, we used $7,823,079 in cash from investing activities, which is a decrease of $9,253,744 from $17,076,823 for the six months ended June 30, 2005. The decrease was due to the cash sale of $11,974,400 in bond holdings and the receipt of $252,262 from the sale of our rental office building. These receipts were offset by an increase (net of payments received) in net real estate and joint venture investment loans made of $2,990,053.

     Cash flows from financing activities. During the six month period ended June 30, 2006, we had no registered bonds or stock for sale. Therefore, the only money raised was $1,556,901 in mortgage participation agreements. This represents a decrease of $9,841,569 from new investor bonds and mortgage participation sales of $11,398,470 for the six months ended June 30, 2005.

     Investor bonds redeemed for cash increased from $1,020,285 for the six months ended June 30, 2005 to $4,894,639 for the six months ended June 30, 2006. This increase is due to a larger amount of maturities in the first six months of 2006 versus 2005. We had no bonds available for these maturing bonds to reinvest in so all maturities were paid in cash.

     Dividends of $278,034 and $266,287 were paid in January 2006 and 2005, respectively.

     We have $32,994,100 in investor bonds coming due or redeemable upon demand in the next 12 months. $10,287,688 of this amount is for graduated certificates, which allow an investor to redeem their certificate each year on the anniversary date of the purchase. Based on our historical experience, we expect that less than 20% of the graduated certificates will be redeemed for cash during the next 12 months.

     We are offering these new bonds to investors with maturing bonds as a way for them to continue their investment with us. Our historical experience indicates that over 75% of the maturities will be reinvested into new Investor Bonds, but there is no guarantee that this will happen or that there will be bonds available to reinvest in. We will ensure that we have enough cash available to handle these maturities.

         Among the measures we take to mitigate any demands for cash are:

   o Maintain a minimum cash balance, normally no less than $3,000,000.
   o Have readily marketable loans that can be sold for par or a premium.
   o Ask investors their intentions at least 30 days before their bonds mature.
   o Have a bank willing to extend credit lines if needed.
   o Spread maturity dates throughout the year.
   o Limit each investor to not more than $500,000 maturing in any three-month period.

     We believe that cash on hand, cash generated by operations and expected refinancing and pay-offs of existing loans, together with the proceeds of this offering, will be sufficient to meet our financing and capital needs for the coming year. The amount and timing of our future capital requirements will depend on factors such as the origination and funding of new investments, any opportunities for acquisitions of related businesses and the overall success of our marketing efforts for certificates, shares and any other securities.

Results of Operations for the Years Ended December 31, 2005 and 2004

     Financial Overview

     Please read the following selected financial data in conjunction with the discussion of our results of operations for the years ended December 31, 2005 and 2004 and with our financial statements and related notes in this prospectus.

                                                     Year ended
                                                    December 31,
                                    ------------------------------------------
                                       2005            2004            2003
                                       ----            ----            ----
   Revenues                         $15,703,121     $13,154,641    $10,923,548
                                    -----------     -----------    -----------

   Investor interest expense         11,638,145       9,263,934      7,246,202
   Loan loss expense                    100,000         257,000        375,000
   Marketing expenses                 1,082,967         972,430        630,508
   Payroll expenses                          --              --        695,111
   Management & advisory fees
      to related party                1,445,264       1,290,880        318,619
   Operating expenses                   695,756         722,057      1,091,962
                                    -----------     -----------    -----------

   Total expenses                    14,962,132      12,506,301     10,357,402
                                    -----------     -----------    -----------
   Operating income                     740,989         648,340        566,146

   Income tax provision                 163,362         136,973         87,266
                                    -----------     -----------    -----------
   Net income                       $   577,627     $   511,367    $   478,880

     Comparison of Periods Ended December 31, 2004 and December 31, 2005

     General. Assets increased from $134,407,935 at December 31, 2004 to $153,060,088 at December 31, 2005 for an increase of $18,652,153 or 14%. This increase is primarily a result of the sale of investor certificates and mortgage participations, net of redemptions, of $12,694,967, a $5,127,274 increase in accrued investor certificate interest payable and new common stock issuances of $605,242. With the additional net cash from these items we invested in real estate loans and joint venture investments, net of principal payments received, of $10,417,540. Total revenue increased for the year ended December 31, 2005 by $2,548,480 or 19% from $13,154,641 in 2004 to $15,703,121 in 2005. Net income for the year ended December 31, 2005 was $577,627 compared to $511,367 for the year ended December 31, 2004.

     Total real estate loans and joint venture investments outstanding on December 31, 2005 were $121,104,139 compared to $110,686,599 on December 31,
2004, for an increase of $10,417,540 or 9.4%. This increase is due to sales of investor certificates and mortgage participation agreements and the subsequent origination or refinancing of real estate loans and joint venture investments, as follows:

 New real estate loan                                           $15,741,719
 originations
 Increase in existing loans, net of principal                     1,992,220
 received
 New real estate joint venture investments                               -0-
 made
 Decrease in existing real estate joint venture investments      (7,316,399)
                                                                -----------
                                                                $10,417,540

     All other assets, composed primarily of cash, bond holdings, property and equipment, and unamortized debt issue costs, were $31,955,949 as of December 31, 2005. Bond holdings increased approximately $10 million due to the purchase of $10,730,000 in tax-free bonds and $1,953,000 in church bonds net of $2,543,000 in tax-free bond redemptions.

     Our cash balance decreased $2,715,466 from $15,162,659 on December 31, 2004 to $12,447,193 on December 31, 2005. The large cash balances on hand at the end of 2005 and 2004 were due to large principal payments received during December of each year from real estate joint venture investments and senior housing real estate loans. We anticipate using the cash on hand at the end of 2005 to make new loans during the first three to five months of 2006.

     Principal and interest payable on investor certificates and mortgage participation agreements increased by $17,785,244 or 14% from $127,823,355 as of December 31, 2004 to $145,608,599 as of December 31, 2005. In 2004, we filed a registration statement with the Securities and Exchange Commission to sell up to $20,000,000 in additional investor certificates (Series F) and $9,750,000 in common stock. The registration statement was declared effective on November 1, 2004, which allowed us to start selling new investor certificates in the first quarter of 2005 and continue the substantial increase in outstanding certificates and the subsequent investment in new real estate loans and joint venture investments.

     Real estate loan and joint venture interest and fees earned. Interest income and fees from real estate loans and joint venture investments for the year ended December 31, 2005 increased over the prior year by $1,425,435 from $12,668,299 to $14,093,734, which represents a 11.3% increase. The increase was primarily attributable to increases in the average outstanding principals balances of such loans and investments as the following table illustrates:

     Increase in average outstanding principal....................  $2,832,490
        ($127,484,677 - 2005; $98,295,723 - 2004)

     Decrease in weighted average interest rate...................    (167,103)
        (9.72% - 2005; 9.89% - 2004)

     Decrease in loan fees recognized............................. (1,239,952)
                                                                   ----------
                                                                   $1,425,435

     The increase in average outstanding principal is due to the addition of eight new real estate loans with outstanding principal of $16,405,561 and an increase in the average outstanding principal on existing loans of $12,783,393. Loan fees recognized decreased because three large loans that we originated in late 2003 and early 2004 had their loan fees fully recognized by early 2005, thus decreasing 2005's revenue as compared to 2004. Two of our new loans that we originated in early 2005 did not have loan fees charged so we were not able to replace all of this revenue in 2005. In the second half of 2005, we charged over $2,100,000 in new loan fees to various borrowers which should increase our recognized loan fees in 2006.

     Loan participation and other income. For the year ended December 31, 2005, loan participation and other income increased as follows:

                                         2005           2004          Change
                                         ----           ----          ------
    Investment income                 $  590,866     $ 433,476     $  157,390
    Loan participation & other         1,018,521        52,866        965,655
                                      ----------     ---------     ----------
         Total                        $1,609,387     $ 486,342     $1,123,045

     Our investment income is derived from the purchase of tax-free bonds used as permanent financing for projects we funded during their development and initial operations, local church bonds and from interest income on our excess cash. The increase in investment income is due to the purchase of church bonds in 2005 ($57,000) and from an increase in the short-term interest rates that we earned on our excess cash ($100,000). Loan participation and other income increased due to $825,000 in loan participation/break-up fees received in 2005, $104,000 in loan guarantee revenue recognized in 2005 and an additional $35,000 in rent received from Cornerstone Capital Advisors in 2005 as compared to 2004. We received no loan participation revenue and recognized no loan guarantee revenue in 2004.

     Investor interest expense. Investor interest expense for the year ended December 31, 2005 was $11,638,145, an increase of $2,374,211 or 26% compared to 2004. The increase is due to:

   Increase in average outstanding certificate principal, including
   Interest payable subject to compounding................................  $2,536,450
      ($127,800,221 - 2005; $98,723,402 - 2004)
   Change in weighted average interest percentage.........................     (29,617)
      (8.72% - 2005; 8.75% - 2004)
   Decrease in average outstanding Mortgage Participation principal.......    (132,622)
      ($4,947,090 - 2005; $6,273,310 - 2004)                                ----------
                                                                            $2,374,211

     Loan loss expense and allowance for loan losses. In the fourth quarter of 2003, as part of our regular loan grading and risk assessment process, we charged $375,000 to loan loss expense and increased our allowance for real estate loan losses to $375,000 from $0 as of December 31, 2002. For the years ended December 31, 2004 and 2005, we charged an additional $257,000 and $100,000 to loan loss expense, respectively. Prior to the fourth quarter of 2003, we had never recognized an allowance for loan loss.

     Even though we have not incurred a loan write-off, we increased our loan loss allowance in 2003 because of an increase in our family housing development loan portfolio's relative credit risk. The increased credit risk was caused by slower than expected new home sales in the fourth quarter of 2003, which was a result of slower than expected growth in the U.S. economy. The increase in our loan loss allowance during 2004 was due to: (i) an increase in the family housing development loan portfolio's outstanding principal, resulting in $100,000 in loan loss expense, (ii) slower than expected new home sales volumes at two projects, and (iii) an increase in the time that it has taken three projects to finish the development phase and start selling homes. The slower than expected home sales and the development time increases have increased the relative credit risk of these projects which resulted in an additional $157,000 in loan loss expense in 2004. In 2005, we increased our allowance for loan loss by $100,000 due to an increase in our family housing development loan portfolio's outstanding principal. We will continue to review the credit risk of these projects each quarter and make adjustments to our allowance for loan losses based on the results of our reviews.

     The allowance for loan loss increases that we have made are classified as collective loan loss allowances within the family housing development loan portfolio. A collective loan loss allowance is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The allowance for loan losses is reviewed quarterly and increases or decreases will be made based on the results of these reviews.

     As of December 31, 2005, one joint venture investment loan and four church loans were considered impaired because they were at least six months behind on their interest payments. The joint venture investment loan had a carrying amount of $6,084,377 and the four church loans had a combined carrying amount of $3,854,226. In total we had $9,938,603 (8% of our total loan principal outstanding) in impaired loans. At December 31, 2004 we had one church loan with a carrying amount of $263,291 that was impaired. This increase was due to the lack of growth in the borrower's operating results which meant that they were not able to pay all of the interest on their loans. We have received an appraisal on the joint venture investment loan collateral indicating that it is worth approximately $1.3 million more than our loan's carrying amount. Therefore, we have not recognized a loss on this loan. We continue to monitor the operating progress of this borrower and are actively involved in possible re-financing opportunities for this property. Three of the four impaired church loans received second mortgage financing in January 2006 and have been able to pay all of their back interest with these funds. The second mortgage holder is Church Growth Foundation, Inc. which is a former shareholder of ours.

     As of December 31, 2005, allowance for loan losses as a percent of outstanding loan principal by loan type:

                                            Loan Loss      Outstanding
                                            Allowance       Principal       %
                                            ---------     ------------     ---
   Family Housing Development Loans         $ 732,000     $ 60,255,260    1.2%
   Church Mortgage Loans                          -0-        8,971,537      0%
   Senior Housing Mortgage Loans                  -0-       38,901,607      0%
   Real Estate Joint Venture Investments          -0-       14,425,955      0%
                                            ---------     ------------     --
     Total                                  $ 732,000     $122,554,359     .6%

     Marketing   expenses.   Total   expenses  for  the  marketing  of  investor
certificates for the year ended December 31, 2005 were $1,082,967 compared to $972,430 for 2004. The increase is due to:

                                          2005         2004         Change
                                      ----------    ----------     --------
    Debt issue cost amortization      $  968,955    $  822,862     $146,093
    Compliance and registration           51,234         7,891       43,343
    Printing and promotions               19,581        66,619      (47,038)
    Other marketing costs                 43,197        75,058      (31,861)
                                      ----------    ----------     --------
           Total                      $1,082,967    $  972,430     $110,537

     Debt issue cost amortization expense increased due to investor certificates and mortgage participations sold since December 31, 2004. We expect this expense to continue to increase as new investor certificates and mortgage participations are sold. Compliance and registration costs are up due to the Chicago Stock Exchange issues that we have faced in 2005 (see "Legal Proceedings"). Printing and promotions costs are down because we did not use outside consultants to market our securities in 2005. Other marketing costs decreased because we eliminated our full-time marketing manager position during 2004 as we no longer deemed this position necessary. If we determine in the future that we need help to market our certificates or stock we will most likely hire an independent consultant and use them for a specific program or issue.

     Selling commissions paid to brokers for selling investor certificates and mortgage participations and costs incurred to register investor certificates are paid in cash and charged as an expense over the term of the related debt. The unamortized balance is classified as an asset on the balance sheet as "Unamortized debt issue costs". The balance was $2,748,855 and $2,671,340 as of December 31, 2005 and 2004, respectively.

     Operating and management/advisory expenses. Management and advisory expenses for the year ended December 31, 2005 increased $154,384 or 12% from $1,290,880 in 2004 to $1,445,264 in 2005. The increase is due to our growth in revenues. Prior to July 1, 2003, our employees were paid directly by us. On July 1, 2003, Cornerstone Capital Advisors hired all of our employees and has billed us according to the terms of the advisory agreement, which is described below.

     Starting in July 2003, we contracted with Cornerstone Capital Advisors to provide all administrative and executive personnel services. From July 1, 2003 until July 31, 2004, the agreement obligated us to reimburse actual expenses incurred by Cornerstone Capital Advisors. Also, Cornerstone Capital Advisors was eligible to receive incentive compensation of up to 10% of actual expenses billed to us for the prior 12 months. Effective August 1, 2004, the original agreement was modified so that we will pay Cornerstone Capital Advisors as follows:

          o a monthly management fee equal to 10% of our revenues from all sources other than loan fees, loan participation revenue, and revenue received from Cornerstone Capital Advisors plus 30% of loan participation revenue; and

          o a loan origination fee equal to 30% of the total loan fees charged by us to our borrowers (this fee is generally paid from loan proceeds and reduces deferred loan fees that we will recognize over the life of the loan).

     For the year ended December 31, 2005, operating expenses were $695,756, which is a decrease of $26,301 from 2004's operating expenses of $722,057. This change is due to:

        Consulting Expense.......................           ($20,431)
        Legal Fees...............................             90,019
        Appraisal Costs..........................            (23,708)
        Travel Expense...........................            (37,039)
        Office Expenses..........................            (30,846)
        Other....................................             (4,296)
                                                            --------
                                                            ($26,301)

     Consulting expense decreased because in 2004 we used consultants to identify new markets for our loans in the African-American church community and in the low-income apartment housing market. We did not use consultants for any material projects in 2005. Legal fees have increased due to the legal proceedings concerning the Chicago Stock Exchange. Appraisal costs decreased because we ordered fewer appraisals in 2005 than we did in 2004. Travel expenses decreased because we have not had to travel as much in 2005 as compared to 2004. We are attempting to reduce travel when we can instead conducting business using technology via the internet or through other methods. Office expenses decreased due to the change we made in the Cornerstone Capital Advisors management and advisory contract on August 1, 2004. When the new contract was put in place, Cornerstone Capital Advisors became responsible for paying the normal office operating costs that we had been paying prior to August 1, 2004, which reduced our costs in 2005 as compared to 2004.

     Income tax provision. Our income tax provision for the year ended December 31, 2005 was $163,362 compared to $136,973 for the year ended December 31, 2004. The increase in income taxes is due to an increase in pre-tax income. Our effective tax provision rates for 2005 and 2004 were 22.1% and 21.1%, respectively.

     Dividends. Dividends of $489,177 and $421,353 were declared in 2005 and 2004, respectively.

     Liquidity and Capital Resources

     Cash flows from operations. Net cash provided by our operations for the years ended December 31, 2005 and 2004 was $5,283,522 and $2,066,663,
respectively. This increase was due to an increase in net income, depreciation and amortization expense, accrued investor certificate interest, accounts and other payables and cash received from loan fees and interest, plus a decrease in other assets. These positive cash flow items were partially offset by an increase in loans in process, an increase in accrued bond holdings interest, an increase in deferred tax assets, and a decrease in loan loss expense.

     Investor and mortgage participation interest payable increased $5,090,277 in 2005 due to an increase in outstanding debt and because approximately 33% of the holders of investor certificates who purchased certificates in 2003 through 2005 have elected to reinvest the interest due to them each year instead of receiving the interest in cash until maturity.

     Included in the 2005 and 2004 changes in accrued real estate loan and joint venture interest and deferred loan fee amounts is $966,250 and $1,498,830 in interest, which was financed as part of loan principal. We receive monthly interest payments on our loans except when the terms of certain loans allow borrowers to finance interest payments while the collateralized property is under development or construction. A summary (by loan type) of the amount of net financed interest for the years ended December 31, 2005 and 2004 is as follows:

                                                2005             2004
                                                ----             ----
          Family Housing Development          $584,877       $1,005,142
          Church                                15,775           33,093
          Real Estate Joint Venture            365,598          460,595
                                              --------       ----------
                                              $966,250       $1,498,830

     The amount for 2005 represents interest accrued and financed in 2005, net of payments received in 2005 that were financed in previous years. The 2004 amount represents interest accrued and financed in 2004, net of payments received in 2004 that were financed in previous years.

     The decrease in the family housing net financed interest in 2005 as compared to 2004 is due to: (i) four loans moving from their development phase into their sales phase, which meant that we started to receive previously financed interest, and (ii) an $850,000 principal pay down on a project in Mableton, Georgia, which resulted in our receipt of previously financed interest. In the second half of 2005 we originated six new family housing loans which will require us to finance the interest during the development stages of their operations. This, along with another five to 10 proposed new family housing loans, will increase our financed interest significantly in 2006. We will still have a minimum of four loans that will be in the sale phase of their project and paying interest, but the interest payments from these projects will not be enough to offset the new loans' financed interest. We anticipate that between $3.0 and $3.5 million in interest will be financed in 2006. It is anticipated that the majority of the loans that finance their interest in 2006 will move into their sales phase of operations by early 2007 and start paying their current and previously financed interest.

     The real estate joint venture financed interest for 2005 is related to loans in San Antonio and McKinney, Texas. The San Antonio facility financed approximately $36,000 in interest in 2005, is currently under renovation, and should be operational by 2007. The McKinney, Texas loan was responsible for the remainder of the financed interest. This loan is collateralized by raw land which was being developed for senior housing and just recently was changed to an age-restricted family housing development. We have been financing the interest on this loan since June 2003. Our other real estate joint venture investment loans are collateralized by existing facilities that only needed to be remodeled. Therefore, the period in which the interest is being financed on the McKinney loan is much longer than the other real estate joint venture investment loans. Normally, we finance two to six months' of interest on senior housing loans. We anticipate, due to the size of the McKinney project, that we will finance interest for another 12 to 16 months.

     Cash flows from investing activities. For the year ended December 31, 2005, we used $19,590,772 in cash from investing activities, which is a decrease of $5,142,394 from $24,733,166 for the year ended December 31, 2004. The decrease was due to the following:

   Increase in real estate loans and joint
      venture investments made                                    $14,225,574
   Increase in real estate loan and joint venture investment
      principal payments received                                 (29,517,217)
   Increase in bonds purchased, net of redemptions                 10,140,480
   Other items, net                                                     8,769
                                                                 ------------
                                                                 ($ 5,142,394)

     The increase in real estate loans and joint venture investments made in 2005 is due to the Series F registration statement becoming effective in late 2004 and our selling of these securities in 2005 and due to the large amount of loan principal payments received, which allowed us to reinvest this money into new and existing loans.

     The increase in real estate loan and joint venture investment principal payments received is due to:

          o four family housing projects moving into the sales phase of their operations and we have begun to receive principal payments (approximately $11.0 million);

          o large loan pay-downs on two loans and one loan pay-off ($5.1 million); and

          o senior housing loan proceeds received as a result of the sale of eight senior housing facilities to Wellstone Retirement Communities which resulted in an increase in principal payments received from senior housing facilities of $13.4 million over 2004's principal payments received.

     The increase in bonds purchased is from the purchase of $1,953,580 in local church bonds and $10,730,000 in tax-free senior housing bonds, net of $2,543,100 in principal received from existing tax-free bonds.

     Cash flows from financing activities. For the year ended December 31, 2005, our financing activities provided $11,591,784, a decrease of $21,847,527 when compared to 2004's amount of $33,439,311. The decrease was due to:

    Decrease in investor certificates and mortgage
      participations sold                                      ($15,351,971)
    Increase in redemptions of investor certificates
      and mortgage participations                                (5,124,353)
    Decrease in common stock issued                              (1,477,288)
    All others, net                                                 106,085
                                                                -----------
    Total decrease                                              (21,847,527)

     The decrease in investor certificate and mortgage participation sales is due to a decrease in the amount of registered certificates that we had available to sell in 2005 as compared to 2004. The increase in redemptions of investor certificates and mortgage participations is due to the pay-off of two senior housing loans in December 2005 that were used to collateralize our mortgage participations. The decrease in the amount of common stock issued was due to the decrease in the amount of available registered securities.

     We have $23,058,930 in investor certificates coming due or redeemable upon demand in 2006, as follows: $10,921,029 - graduated certificates; $1,406,641 - access certificates; $10,921,029 - five-year certificates. Graduated certificates can be redeemed yearly on the anniversary date of the purchase and access certificates are due on demand. Based on past experience, we expect less than 20% of the graduated and access certificates to be redeemed in 2006 and, if we have registered certificates available to sell, we expect that approximately 75% of the maturing five-year certificates will be reinvested into new investor certificates offered by this prospectus.

     Among the measures we take to mitigate any demands for cash are:

          o    Maintain  a  minimum   cash   balance,   normally  no  less  than
               $3,000,000.

          o Have readily marketable loans that can be sold for par or a premium.

          o Ask investors about their intentions at least 30 days before their bonds mature.

          o    Have a bank willing to extend credit lines if needed.

          o    Spread maturity dates throughout the year.

          o Limit each investor to not more than $500,000 maturing in any three-month period.

     We believe that cash on hand, cash generated by operations and expected refinancing and pay-offs of existing loans, will be sufficient to meet our financing and capital needs for the coming year. The amount and timing of our future capital requirements will depend on factors such as the origination and funding of new investments, any opportunities for acquisitions of related businesses and the overall success of our marketing efforts for certificates, shares and any other securities.

Results of Operations for the Years Ended December 31, 2004 and 2003

     Financial Overview

     Please read the following selected financial data in conjunction with the discussion of our results of operations for the years ended December 31, 2004 and 2003 and with our financial statements and related notes in this prospectus.

                                                        Year ended
                                                       December 31,
                                               ----------------------------
                                                   2004             2003
                                                   ----             ----
      Revenues                                 $13,154,641      $10,932,548
                                               -----------      -----------
      Investor Interest Expense                  9,263,934        7,246,202
      Loan Loss Expense                            257,000          375,000
      Marketing Expenses                           972,430          630,508
      Payroll expenses                                  --          695,111
      Management and Advisory fees
        to related party                         1,290,880          318,619
      Operating Expenses                           722,057        1,091,962
                                               -----------      -----------
      Total Expenses                            12,506,301       10,357,402
                                               -----------      -----------
      Operating Income                             648,340          566,146
      Income Tax Provision                         136,973           87,266
                                               -----------      -----------
      Net Income                               $   511,637      $   478,880

     Comparison of Years Ended December 31, 2003 and December 31, 2004

     General. Assets increased from $94,728,347 at December 31, 2003 to $134,407,935 at December 31, 2004, for an increase of $39,679,588 or 42%. This increase is primarily a result of the sale of investor certificates and mortgage participations, net of redemptions, of $33,823,692, a $3,295,070 increase in accrued investor certificate interest payable and new common stock issuances of $2,082,530. With the additional net cash from these items we invested in real estate loans and joint venture investments, net of principal payments received, of $27,963,099. Total revenue increased for the year ended December 31, 2004 by $2,231,093 or 20% from $10,923,548 in 2003 to $13,154,641 in 2004. Net income for the year ended December 31, 2004 was $511,367 compared to $478,880 for the year ended December 31, 2003.

     Total real estate loans and joint venture investments outstanding on December 31, 2004 was $110,686,599 compared to $82,723,500 on December 31, 2003, for an increase of $27,963,099 or 34%. This increase is due to sales of investor certificates and mortgage participation agreements and the subsequent origination or refinancing of real estate loans and joint venture investments, as follows:

       New real estate loan originations                    $ 1,378,506
       Increase in existing loans, net of
       principal received                                     2,171,107
       New real estate joint venture
       investments made                                      18,649,894
       Increase in existing real estate joint
       venture investments                                    8,359,312
                                                            -----------
                                                            $27,963,099

     All other assets, composed primarily of cash, bond holdings, property and equipment, and unamortized debt issue costs, were $23,721,336 as of December 31, 2004.

     Our cash balance increased by $10,772,808 from $4,389,851 on December 31, 2003 to $15,162,659 on December 31, 2004. This increase is primarily due to large principal payments received during December, 2004 on three real estate joint venture investments. This cash was primarily used to make new loans during the first three to five months of 2005.

     Principal and interest payable on investor certificates and mortgage participation agreements increased by $37,127,901 or 41% from $90,695,454 as of December 31, 2003 to $127,823,355 as of December 31, 2004. As previously mentioned, we filed a registration statement in 2003 with the Securities and Exchange Commission to sell up to $40,000,000 in additional investor certificates (Series E) and $11,375,000 in common stock. The registration statement was declared effective on March 26, 2004, which allowed us to start selling new investor certificates in the second quarter of 2004. Another registration statement was filed in August 2004 and became effective in November 2004, which has allowed us to sell an additional $20,000,000 in investor certificates (Series F) and $9,750,000 in common stock. These registrations have allowed us to continue the substantial increase in outstanding certificates and the subsequent investment in new real estate loans and joint venture investments.

     On May 31, August 15, and November 18, 2004, three loans that we guaranteed on senior housing facilities in Fort Pierce, FL and St. Petersburg, FL were modified and the maturity dates were extended. These modifications triggered the recognition of a loan guarantee obligation on our balance sheet. The loan guarantee obligation is carried at the guarantee's combined estimated fair value of $175,000. We billed the loan guarantee obligations to the borrowers as compensation for our risk and received $104,000 in cash during 2004. The remaining $71,000 was received during the first quarter of 2005.

     Real estate loan and joint venture interest and fees earned. Interest income and fees from real estate loans and joint venture investments for the year ended December 31, 2004 increased over the prior year by $3,348,464 from $9,319,835 to $12,668,299, which represents a 36% increase. The increase was primarily attributable to increases in the average outstanding principal balances of such loans and investments, as the following table illustrates:

          Increase in average outstanding principal               $2,187,165
             ($98,295,723 - 2004; $76,076,836 - 2003)

          Increase in weighted average interest rate                 281,484
             (9.89% - 2004; 9.52% - 2003)

          Increase in loan fees recognized                           879,815
                                                                  ----------
                                                                  $3,348,464

     The increase in average outstanding principal is due to the addition of four new real estate loans and four new joint venture investments with outstanding principal of $17,562,888, and an increase in the average outstanding principal on existing loans of $4,655,999.

     Loan participation and other income. For the year ended December 31, 2004, loan participation and other income increased (decreased) as follows:

                                       2004           2003           Change
                                       ----           ----           ------
    Investment income               $ 433,476      $  350,071      $   83,405
    Loan participation & other         52,866       1,253,642      (1,200,776)
                                    ---------      ----------     -----------
       Total                        $ 486,342      $1,603,713     ($1,117,371)

     Our investment income is derived from the purchase of tax-free bonds used as permanent financing for projects we funded during their development and initial operations and from interest income on our excess cash. The increase in investment income is due to the September, 2003 purchase of new tax-free bonds, which increased the balance in our bond holdings portfolio. Loan participation and other income decreased due to a $1,220,277 loan participation gain recorded in September, 2003. We received no loan participation revenue in 2004.

     Investor interest expense. Investor interest expense for the year ended December 31, 2004 was $9,263,934, an increase of $2,017,732 or 28% compared to 2003. The increase is due to:

   Increase in average outstanding certificate principal, including       $1,707,349
    interest payable subject to compounding
      ($98,723,402 - 2004; $79,210,846 - 2003)
   Change in weighted average interest percentage                              9,044
      (8.75% - 2004; 8.74% - 2003)
   Increase in average outstanding mortgage participation principal
      ($6,273,310 - 2004; $3,259,920 - 2003)                                 301,339
                                                                          ----------
                                                                          $2,017,732

     Loan loss expense and allowance for loan losses. In the fourth quarter of 2003, as part of our regular loan grading and risk assessment process, we charged $375,000 to loan loss expense and increased our allowance for real estate loan losses to $375,000 from $0 as of December 31, 2002. For the year ended December 31, 2004, we charged an additional $257,000 to loan loss expense. Prior to the fourth quarter of 2003, we had never recognized an allowance for loan loss.

     Even though we have not incurred a loan write-off, we increased our loan loss allowance in 2003 because of an increase in our family housing development loan portfolio's relative credit risk. The increased credit risk was caused by slower than expected new home sales in the fourth quarter of 2003, which is a result of slower than expected growth in the U.S. economy. The increase in our loan loss allowance during 2004 was due to: (i) an increase in the family housing development loan portfolio's outstanding principal, resulting in $100,000 in loan loss expense, (ii) slower than expected new home sales volumes at two projects, and (iii) an increase in the time that it has taken three projects to finish the development phase and start selling homes. The slower than expected home sales and the development time increases have increased the relative credit risk of these projects, which resulted in an additional $157,000 in loan loss expense in 2004. We will continue to review the credit risk of these projects each quarter and make adjustments to our allowance for loan losses based on the results of our reviews.

     The allowance for loan loss increases that we made in 2003 and 2004 are classified as collective loan loss allowances within the family housing development loan portfolio. A collective loan loss allowance is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The allowance for loan losses is reviewed quarterly and increases or decreases will be made based on the results of these reviews.

     As of December 31, 2004 and 2003, one church loan with a carrying amount of $263,291 and $242,621, respectively, was considered impaired. No specific impaired loan loss allowance was recorded because the carrying amount of the loan is less than the loan's collateral or the present value of the loan's expected future cash flows.

     As of December 31, 2004, our allowance for loan losses as a percent of outstanding loan principal by loan type was as follows:

                                               Loan Loss    Outstanding
                                               Allowance     Principal       %
                                               ---------    ------------    ---
    Family Housing Development Loans           $ 632,000    $ 36,007,454    1.8%
    Church Mortgage Loans                            -0-       9,285,858      0%
    Senior Housing Mortgage Loans                    -0-       9,286,352      0%
    Real Estate Joint Venture Investments            -0-      56,945,936      0%
                                               ---------    ------------    ---
      Total                                    $ 632,000    $111,525,600     .6%

     Marketing   expenses.   Total   expenses  for  the  marketing  of  investor
certificates for the year ended December 31, 2004 were $972,430 compared to $630,508 for 2003. The increase is due to:

                                        2004            2003         Change
                                        ----            ----         ------
    Debt issue cost amortization     $  822,862       $510,924      $311,938
    Management & Consulting              44,113         44,186           (73)
    Printing and promotions              66,619         34,870        31,749
    Other marketing costs                38,836         40,528        (1,692)
                                     ----------       --------      --------
           Total                     $  972,430       $630,508      $341,922

     Debt issue cost amortization expense increased due to investor certificates and mortgage participations sold since December 31, 2003. We expect that this expense will continue to increase as new investor certificates and mortgage participations are sold. Printing and promotions costs are up due to the printing of prospectuses and marketing brochures for our new certificates, which we began to sell in the second quarter of 2004.

     Selling commissions paid to brokers for selling investor certificates and mortgage participations and costs incurred to register investor certificates are paid in cash and charged as an expense over the term of the related debt. The unamortized balance is classified as an asset on the Balance Sheet as "Unamortized debt issue costs". The balance was $2,671,340 and $1,772,631 as of December 31, 2004 and 2003, respectively.

     Operating and payroll/management expenses. Payroll expenses (salaries, payroll taxes, and benefits) and management/advisory fees for the year ended December 31, 2004 increased $277,150 or 27% from $1,013,730 in 2003 to
$1,290,880 in 2004. The increase is due to additional employees hired to handle our growth in operations. Prior to July 1, 2003, the employees were paid directly by us. On July 1, 2003, Cornerstone Capital Advisors hired all of our employees and has billed us according to the terms of the management/advisory agreement, which is described below.

     Starting in July 2003, we contracted with Cornerstone Capital Advisors to provide all administrative and executive personnel services for us. From July 1, 2003 until July 31, 2004, the agreement obligated us to reimburse actual expenses incurred by Cornerstone Capital Advisors. Also, Cornerstone Capital Advisors was eligible to receive incentive compensation of up to 10% of actual expenses billed to us for the prior 12 months. Effective August 1, 2004, the original agreement was modified so that we will now pay Cornerstone Capital Advisors as follows:

          o a monthly management fee equal to 10% of our revenues from all sources other than loan fees, loan participation revenue and revenue received from Cornerstone Capital Advisors plus 30% of loan participation revenue; and

          o a loan origination fee equal to 30% of the total loan fees charged by the Company to its borrowers (this fee is generally paid from loan proceeds and reduces deferred loan fees that we will recognize over the life of the loan).

     For the years ended December 31, 2004 and 2003, operating expenses were as follows:

                                           2004          2003           Change
                                           ----          ----           ------
   Trust service/paying agent fees       $153,966    $  162,566      ($  8,600)
   Consulting fees                         23,130       142,794       (119,664)
   Audit, accounting & tax services        68,403       102,846        (34,443)
   Employee recruiting costs                  -0-        46,335        (46,335)
   Depreciation & amortization             66,861        56,695         10,166
   Office expenses                        100,443       122,803        (22,360)
   Legal expenses                          73,567        99,186        (25,619)
   Subsidiary registration costs              -0-       113,473       (113,473)
   Insurance                               41,557        38,508          3,049
   Other operating expenses               194,130       206,756        (12,626)
                                         --------    ----------      ---------
   Total operating expenses              $722,057    $1,091,962      ($369,905)

     The changes were due to the following:

     o Trust service/paying agent fees - Decreased due to a decrease in paying agent fees for our investor certificates.

     o Consulting fees - In 2003, we used consultants to set up the mortgage participation agreements and to identify new business markets in the African-American community (churches, affordable senior housing and family housing) which increased costs over 2004. In 2004, we have continued to use consultants to identify new business markets (affordable housing is the main area); however, our overall use of outside consultants is down because Cornerstone Capital Advisors now has in-house people to do a lot of the work that, in past years, we would have used outside consultants to perform.

     o Audit, accounting & tax services - Decreased due to: (i) the hiring of a full-time accountant in the middle of 2003 by Cornerstone Capital Advisors which has decreased our need for outside accounting services; and (ii) $8,155 spent in 2003 for CPA fees to audit Wellstone Communities, Inc, a formerly wholly-owned subsidiary.

     o Employee recruiting costs - Decreased in 2004 because we are no longer using outside recruiting firms to hire employees.

     o Depreciation & amortization - The increase is due to the purchase of additional computers, software and office furniture in 2003 and 2004.

     o Office expenses - The decrease is due to the change in our management contract with Cornerstone Capital Advisors. Prior to August 2004, we were responsible for all general office costs at our corporate offices. In August 2004, the agreement was changed so that Cornerstone Capital Advisors is now responsible for the maintenance and ongoing operating costs of the office.

     o Legal expenses - We have used outside attorneys less in 2004 than in 2003. However, as noted above, our legal expenses have increased in 2005 due to our ongoing legal proceedings concerning the Chicago Stock Exchange.

     o Subsidiary registration costs - In the fourth quarter of 2003, we suspended Wellstone Communities, Inc's (WCI) registration statement and decided to not go forward with the filing. We spent $113,473 on this filing, which was charged to operating expense. See Note 18 of the "Notes to Financial Statements" for more information about this registration statement.

     o Insurance - Increased slightly in 2004 due to our larger operations in 2004.

     o Other operating expenses - Decreased due to economies of scale from our increased operations.

     Income tax provision. The income tax provision for the year ended December 31, 2004 was $136,973 compared to $87,266 for the year ended December 31, 2003. The net increase in income taxes is due to an increase in pre-tax income. Our effective tax provision rate for 2004 and 2003 was 21.1% and 15.4%, respectively.

     Dividends. Dividends of $421,353 and $338,172 were declared in 2004 and 2003, respectively.

     Liquidity and Capital Resources

     Cash flows from operations. Net cash provided by our operations for the years ended December 31, 2004 and 2003 was $2,066,663 and $3,130,394,
respectively. This decrease was due to a decrease deferred taxes and cash received from loan fees and loan interest, and an increase in other assets partially offset by an increase in depreciation and amortization expense, an increase in accrued investor certificate interest, and an increase in loan guarantee payments received.

     Investor and mortgage participation interest payable increased $3,956,610 in 2004 due to an increase in outstanding debt and because approximately 33% of the holders of investor certificates who purchased certificates in 2003 and 2004 have elected to reinvest the interest due to them each year and instead of receiving interest in cash until maturity.

     Included in the 2004 and 2003 changes in accrued real estate loan and joint venture interest and deferred loan fee amounts is $1,498,830 and $797,589 in interest which was financed as part of loan principal. We receive monthly interest payments on our loans except when the terms of certain loans allow borrowers to finance interest payments while the collateralized property is under development or construction. A summary (by loan type) of the amount of net financed interest for the years ended December 31, 2004 and 2003 is as follows:

                                                2004                   2003
                                                ----                   ----
         Family Housing Development         $1,005,142              $339,820
         Church Construction                    33,093                 8,684
         Real Estate Joint Venture             460,595               449,085
                                            ----------              --------
                                            $1,498,830              $797,589


     The amount for 2004 represents interest accrued and financed in 2004, net of payments received in 2004 that were financed in previous years. The 2003 amount represents interest accrued and financed in 2003, net of payments received in 2003 that were financed in previous years.

     The increase in the family housing development net financed interest in 2004 as compared to 2003 is due to:

     o our receipt of $453,938 in financed interest in 2003 that was originally financed in 2002 on a major project in Mableton, Georgia;

     o increased loan balances on five projects which are now in the development phase and are financing their monthly interest;

     o the addition of four new loans since September 30, 2003 which are in the development phase of construction; and

     o    a delay in the start of home sales at three projects financed by us.

Although the amount of financed interest from these projects will remain fairly high (currently $100,000 to $105,000 per month), the amount of interest financed started to decline in the third or fourth quarter of 2005 because three to five of these projects went into their sales phase and we began to receive interest payments in cash.

     The majority of the real estate joint venture net financed interest for 2004 is related to a loan in McKinney, Texas that is collateralized by raw land which is being developed for senior housing. We have been financing the interest on this loan since June, 2003. Our other real estate joint venture investment loans are collateralized by existing facilities that only needed to be remodeled. Therefore, the period in which the interest is being financed on the McKinney loan is much longer than the other real estate joint venture investment loans. Normally, we finance two to six months' of interest on senior housing loans. We anticipate, due to the size of the McKinney project, that we will finance interest for another 14 to 18 months from the date of this prospectus.

     Cash flows from investing activities. For the year ended December 31, 2004, we used $24,733,166 in cash from investing activities, which is an increase of $6,086,933 from $18,646,233 for the year ended December 31, 2003. The increase was due to the following:

 Increase in real estate loans and joint venture investments made $15,491,620 Increase in real estate loan and joint venture investment
    principal payments received                                     (7,605,203)
 Decrease in bonds purchased, net of redemptions                    (1,216,250)
 Decrease in fixed asset purchases, net of fixed asset sales          (583,234)
                                                                   -----------
                                                                   $ 6,086,933
                                                                   ===========

     The increase in real estate loans and joint venture investments made in 2004 is due to the new registration statement which became effective on March 26, 2004. We did not have as much time in 2003 to originate new loans as we had in 2004. This trend continued in 2005 as we invested the cash that we have received from new investor certificates, stock issuances and loan principal payments.

     The increase in real estate loan and joint venture investment principal payments received was due to three real estate joint venture investments paying down their loans in 2004 versus one large principal pay-off received in 2003 on a real estate joint venture investment in Largo, Florida.

     The decrease in fixed asset purchases in 2004 was due to the purchase of an office condominium in 2003 to house our corporate offices and to provide office space for future growth.

     Cash flows from financing activities. For the year ended December 31, 2004, we raised $37,827,217 from the sale of investor certificates and mortgage participation agreements. This represents an increase of $13,514,077 from new investor certificate and mortgage participation sales of $24,313,140 for the year ended December 31, 2003. In 2003, we had no registered investor certificates for sale after May. We have been able to sell new investor certificates since March 26, 2004, which has been the reason for the increase over last year. Also, we issued $2,082,530 in common stock (net of issuance costs) in 2004, which was registered as part of our Series E registration statement that became effective in March 2004.

     On August 27, 2004, we filed a new registration statement with the Securities and Exchange Commission which covers up to $20,000,000 in Series F investor certificates and $9,750,000 in common stock. The Securities and Exchange Commission declared the registration statement effective on November 1, 2004. We started to sell the securities registered under this statement in January 2005.

     Investor certificates redeemed for cash increased from $4,208,816 for the year ended December 31, 2003 to $4,655,926 for the year ended December 31, 2004. In both 2003 and 2004, we authorized early redemptions on certain investor certificates to reduce our average interest rate and to extend the length of time that our certificates will be outstanding. In 2003, we called approximately $2,000,000 in certificates related to the church bond fund. In August 2004, we called all 9% five-year investor certificates with a maturity date of March 2005. We gave each investor the option to receive cash or new Series E investor certificates (8.25% interest rate) as payment for the certificates that were being called. The total amount called and the amounts paid in cash and reinvested in new certificates were as follows:

                                          Principal     Interest        Total
                                          ---------     --------        -----
     Amounts paid in cash (28%)          $1,276,823     $253,918     $1,530,741
     Amounts reinvested (72%)             3,258,145      647,779      3,905,924
                                         ----------     --------     ----------
     Total called/early redemptions      $4,534,968     $901,697     $5,436,665

                                    Business

     Our primary objective is to provide income for our bondholders and shareowners, mainly by financing the acquisition and development of facilities for use by faith-based organizations. We define "faith-based" organizations as ones which have been formed and are operated in furtherance of their sponsors' religious commitments. During the last quarter of 2004 we began making loans to for-profit sponsors of affordable and low income housing projects. We will make loans to for-profit sponsors if the project provides senior living, affordable housing or age restricted housing programs that are similar to those of our non-profit borrowers.

     Presbyterian Investors Fund, Inc. was incorporated as a Georgia nonprofit corporation in December 1985 and Cornerstone Ministries Investors, Inc. was formed as a Georgia for profit corporation on March 18, 1996. Presbyterian Investors Fund, Inc. was merged into Cornerstone Ministries Investments, Inc. on

December 29, 2000 and our corporate name was changed to PIF/Cornerstone Ministries Investments, Inc. The name was changed back to Cornerstone Ministries Investments, Inc. on February 26, 2003.

     We offer development, construction, bridge and interim loans, usually due within one to three years. The typical maximum investment amount in a church loan is $1,000,000. The typical maximum investment amount in a family housing project loan or senior housing loan is between $5-10 million. Our largest loan is approximately $34 million, made for the acquisition of eight senior housing facilities. The annual interest rates on all but one loan that we made during 2003, 2004 and 2005 was from 9% - 10%. It is our policy to acquire assets primarily for income. We do not have any limits on the percentage of our assets that may be in any one investment or in any geographic area of the United States. We have not established any maximum ratio of our total debt to our total shareowners' equity. These policies would be made by our board of directors and could be changed without the vote of bondholders or shareowners. A description of our loan programs follows.

Types of Loans We Make

     We make loans to four distinct groups of borrowers. These borrowers can be characterized as related party community housing projects, senior housing facilities, churches and daycare/faith-based schools. Inherent credit risk is reflected by the effective interest rate charged to each borrower. For each of the above borrower groups, we charge between 9% and 10% as an annual interest rate on our loans. However, we recognize the risk in each borrower by the amount of origination fees charged, renewal fees charged, the loan term and any loan participation we may have in the net profit from the borrower's sale or refinancing of the property. For larger loans, we may elect to partner with other lenders. Accordingly, though each loan may carry identical interest rates, the overall risk adjusted return can be managed by fees charged and loan terms and is based on underwriting credit requirements and reviews. Typically, church loans carry a 5% origination fee, have a one-year term and may have a 5% renewal fee charged whenever we make another creditworthiness analysis. We make a creditworthiness analysis shortly before loan maturity, but we may perform them more frequently if a borrower does not make prompt regular payments. Non-church loans are typically charged a 10% origination fee, may have terms beyond one year and may not have a renewal fee charged. The chart below outlines the relative loans outstanding as of December 31, 2005.

                                    Principal                  %
            Borrower               Outstanding            Outstanding          Initial   Origination    Renewal
              Type              December 31, 2005      December 31, 2005        Term*       Fee*          Fee*
   ----------------------------------------------------------------------------------------------------------------
   Churches                       $  8,971,537                  7.3%           1 year         5%            5%
   Senior Housing Facilities
    - Loans                       $ 38,901,607                 31.7%           1 year        10%          0-5%
    - Real Estate Joint
      Venture Investments         $ 14,425,955                 11.8%           1 year        10%          0-5%
   Community Housing              $ 60,255,260                 49.2%           1 year      5-10%          0-5%
   Daycare/Schools                          $0                    0%           1 year        10%          0-5%
                                  ------------                -----
                                  $122,554,359                100.0%
                                  ============                =====


     *    Subject to underlying credit statistics and estimated renewal period.

     Senior housing loans classified in the table above as real estate joint venture investments are loans in which we participate in the residual profits of the property and in which all of the following exist at the inception of the loan:

     o the borrower does not have a substantial equity investment in the property;

     o we do not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan, and there is no irrevocable letter of credit for a substantial amount of the loan;

     o there is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party; and

     o the facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization payments.

     We participate in residual profits through loan participation agreements, which enable us to receive income from the borrower when the property in which we provided financing is sold or refinanced with another lender. The participation percentage is between 25% and 33% of the borrower's gain. We normally provide all or substantially all of the financing (directly or through loan guarantees) for the acquisition and development of the senior housing facilities, which have historically been owned by non-profit entities.

     We make three basic types of loans: (i) development and acquisition  loans;
(ii) construction loans; and (iii) semi-permanent loans. The development and acquisition loans involve the most risk of a borrower's failure to make timely payment of interest or for us to lose principal in the event of default. Construction loans are made when a property is ready to begin construction or renovation, so the risk is somewhat less. Semi-permanent loans are made on completed properties that are being used for their intended purpose, so they involve the least risk to us of the three categories. The following table shows the amount of each of these types of loans in our portfolio at December 31, 2005:

           Type of                 Principal Outstanding     % of principal at
            Loan                   at December 31, 2005      December 31, 2005
            ----                   --------------------      -----------------
    Development and acquisition          $  8,684,314               7.1%
    Construction                         $ 54,650,576              44.6%
    Semi-permanent                       $ 59,219,469              48.3%
                                         ------------              ----
                                         $122,554,359               100%
                                         ============              ====

     Following is further description of each of these three types of loans:

     Development and Acquisition Loans: We will provide financing to young growing churches and other ministries that we judge to possess excellent growth or income potential and that show a strong ability to repay a loan through their own growth or income (as in the case of senior housing, for instance.) These borrowers may lack the history, size, equity or income required by conventional lenders or bond underwriters. Development and acquisition loans may be used to acquire property that is either developed or to be developed (in conjunction with a construction loan provided by us or another lender). Like all of our loans, these loans typically carry an origination fee of 5% of the amount borrowed for churches, and 10% of the amount borrowed for other projects including senior housing and moderate income housing projects. For churches, there may be a renewal fee of up to 5% of the outstanding balance for loans that need to be renewed after each year. Each loan is made for one year; however, these loans may be renewed, as a new loan, with or without fees, for a maximum of three years under normal circumstances. Generally these loans are refinanced by banks or others before there is a reduction in principal. During 2004, 13 loans, totaling $17,684,009, were refinanced by commercial bank financing, church bonds, tax-exempt mortgage revenue bond issues or other third party financing. During 2005, three loans totaling $1,176,154 were either fully or partially refinanced. In most of our senior housing acquisition and development loans, we participate in the borrower's gains either fully or partially from the borrower's sale or refinancing of all or a portion of the property for which we provided the initial financing. Our fees and interest rates are similar to the costs of specialized construction loans or underwritten bond issues, and substantially less than subprime lenders. Banks and insurance companies, who make loans on similar properties that are larger and more fully developed, typically charge lower interest rates. These conventional lenders typically charge 0.5% to 2.5% origination fees. We charge more because of our experience, advice and willingness to finance organizations in their development stage. Our costs of administering these development loans require us to charge higher loan fees and interest rates.

     Construction Loans: Construction loans are typically made to finance the construction of new facilities, or to renovate existing facilities. They normally have a maturity of six months to one year. Borrowers typically pay interest only on the outstanding balance drawn for construction. For churches and daycare facilities, we focus primarily on loans of less than $1,000,000. Larger loans are required to develop senior housing, affordable housing projects and student housing. Our largest individual loan to date has been $13 million, which was for a residential housing program. For larger loans, we may partner with another lender. We have made loans with commercial banks and with credit unions. These have included loans where we have been equal partners, where our portion was subordinated to that of our partner and where we have guaranteed payment to our partner. We currently have five loans in which we have partnered with a commercial bank or other lenders. The total of these loans was $59 million at December 31, 2005, of which $31.6 million was provided by the bank or other lenders. While there are no current loans where we have partnered with a credit union, we have done so in the past. Other prospective partners have approached us but we have not yet had a need to meet with any additional lenders as prospective partners. We require the customary documentation for construction loans, including lien subordinations and waivers, builders risk insurance, budgets and assignment of relevant contracts to us. We make weekly disbursements on finished invoices and require interim lien waivers on all disbursements.

     Semi-Permanent Loans: These are often called mini-perms or bridge loans. Their terms are for as long as three years and they may be linked to a construction or development and acquisition loan. They are often used by churches and other borrowers who expect to receive pledges, grants, leases or other anticipated income but who are in need of immediate funds. We make these loans on an annual renewal basis with an annual renewal fee of up to 5% of the outstanding balance. The loans are usually repaid by other forms of financing, such as church bonds or conventional loans. We will assist the borrower to find long term financing through some of the lenders with which we have established relationships, or we will sell the loan to one of these lenders.

     We receive monthly interest payments on all of our real estate loans and senior housing loans (classified as real estate joint venture investments) except when the terms of a loan allow the borrower to finance interest payments. Interest payments may be financed in the following circumstances:

     o Family Housing Development loans may finance monthly interest payments while the project is in the development and pre-sales phase. This phase usually takes from 12 to 24 months, depending on the size of the project. We receive the financed interest as the borrower sells homes in the development.

     o Church Construction loans may finance monthly interest payments while the church building is under construction. This usually takes three to nine months depending on the size of the building. When the building is operational, the financed interest from the construction phase is included in the loan's principal amount and we begin receiving monthly interest payments from the borrower.

     o Real Estate Joint Venture loans may finance monthly interest payments during the construction/renovation stage of the borrower's operations. Most of the senior housing facilities are in need of renovation when purchased by the borrowers. This phase usually takes two to six months, depending on the size of the renovation project. When the renovations are complete and the facility is operational, the financed interest is included in the loan's principal amount and we start receiving monthly interest payments from the borrower.

Our Loan Policies

     Borrowers: We are in the business of providing financing for facilities primarily for use by faith-based organizations. We finance community housing projects, senior housing facilities, churches and other non-profit faith-based schools, and daycare facilities. Primary borrowers will be the organizations that will own and occupy the facility. A special class of borrowers will include some for profit entities that are developing facilities to be occupied or leased by a nonprofit as the primary occupant. For profit borrowers must submit signed development and lease agreements with the nonprofit entity or organization that will be the primary occupant, as well as refinancing plans that will transfer ownership to the nonprofit within the term of the loan. We screen these for-profit developers for experience in developing for nonprofit owners or occupants.  In late  2004 we  began  to make  loans to  for-profit  sponsors  of affordable and low-income housing projects. As of December 31, 2005, approximately 25.7% of our assets (32.1% of outstanding loans) were invested with for-profit sponsors.

     Loan Terms and Conditions: We make loans for acquiring and developing property, construction of new facilities, renovation of existing facilities, financing of anticipated income from pledges, bridge financing, refinancing existing loans, working capital, and other purposes as our board of directors may find acceptable. Each loan is secured by a first or second mortgage lien (or, in the case of a limited liability company owning the property, a pledge of the borrower's equity ownership in the limited liability company), a pledge of revenue and, where we determine necessary, limited personal guarantees made by members or principals of the borrowers. We may provide a fixed or variable rate loan. Our loans on senior housing facilities may include a participation feature where there is the possibility of additional income from the borrower upon the borrower's refinancing of a property or the sale of the property acquired by a borrower and resold during the term of our loan. The terms and conditions offered to borrowers, including interest rates, fees, maturities and guarantees, will be based upon current market conditions and factors like our operating expenses and the loan's origination expenses. We charge each borrower an application fee to offset the cost of loan origination and approval, legal fees and out-of-pocket expenses. We charge a commitment and closing fee and may also charge a loan renewal fee. These fees may be paid in cash by the borrower or added to the loan principal, at our discretion.

     We generally require the normal protections afforded commercial lenders, including title insurance, real estate surveys, appropriate resolutions of the borrower, appraisals of the property, and the issuance of fire and extended insurance coverage. We use mortgage loan documents in the form currently in use in the state where the mortgaged property is located.

Loan Underwriting Requirements

     Mortgage loan applications submitted to our underwriting staff will normally include:

          o a completed application on our form, or substantially similar information on a form acceptable to us;

          o    corporate organizational documents;

          o    financial statements including pro forma financial statements;

          o    a certified real estate appraisal;

          o    a real estate survey certified to us;

          o    a preliminary title report;

          o    market and feasibility reports; if applicable;

          o    copies of relevant insurance coverage;

          o    copies of all material contracts and leases; and

          o    an environmental report or affidavit.

     Our loan standards used in evaluating the loan requests are based upon both objective and subjective criteria and may vary depending upon the nature of the borrower. For church loans we examine:

          o    membership trends and growth potential;

          o    historical financial performance and patterns; and

          o    value of real estate involved and other collateral.

For non-church loans we will review:

          o    proposed business plan and management;

          o    markets and demographics;

          o    current and projected earnings and cash flow; and

          o    current and future value of real estate and other collateral.

     For many of our senior housing, childcare and community development loans we also look to the pro forma financial condition upon a stabilization of operations and require appraisals from third party appraisers with a specialized knowledge of these types of projects and property. We apply loan to value and coverage ratios consistent with other commercial lenders. Additionally, we will require survey, title reports and insurance, property and liability insurance and full environmental reports. If necessary, we will also require market studies and other demographic information.

     Completed applications and supporting material are submitted to the loan committee of our board of directors, which has authority to approve loans of $500,000 or less. Loans or investments over this amount must be submitted to the full board for approval. The loan committee consists of at least three directors, not including any directors who are also our officers. The loan committee determines the creditworthiness of the borrower and oversees the rates, terms and conditions of the loan. Upon approval of a loan application, our loan staff will work with its officers and legal counsel to supervise the loan closing, including the preparation of loan documents and forwarding of funds. It is our policy to require borrowers to pay all expenses of the loan, including our legal expenses. These expenses are usually deducted from the loan proceeds.

Loan Investments We Have Made

     The following chart shows the number and amount of loans we have made in each of the last seven years:

                       Number of        Amount of Loans
     Year              Loans Made             Made
     ----              ----------             ----
     1997                16              $ 7,532,000
     1998                10                7,446,100
     1999                17               12,953,200
     2000                10               11,041,500
     2001                11               14,029,191
     2002                16               30,383,224
     2003                10               14,622,943
     2004                8                17,562,888
     2005                7               $16,405,561

     Each of our loans has a date when the full principal amount becomes due, or when we may call the loan for repayment. We monitor each loan closely. A loan becomes delinquent when a payment default remains uncured after 15 days. Any delinquency is addressed immediately and involves sending a legal notice requiring strict performance under the loan documents and outlines all the remedies available to us should the default not be cured within the period required by the loan documents. In addition to these legal steps, we work closely with each borrower. We may make personal visits and prepare to take all legal remedies available to us through the loan documents and the laws of the appropriate state. We would place a loan on non-accrual status if a loan is 180 days past due under the terms of the loan agreement and we have determined that an allowance for impairment loss should be recognized on the loan. We have had six loan delinquencies of more than 6 months. Our experience has been that loans are often refinanced before their due date. While we have never had to charge off a loan as uncollectible, we would do so upon the borrower filing bankruptcy or when other collection methods had been exhausted. We had our first loan foreclosure in December 2005. The carrying value of the loan was $290,679. Our findings indicate that the fair value of the collateral, which consists of a church building in Dade County, Florida, is higher than the loan balance. Therefore, no loss will be recorded at this time. The foreclosed assets were re-classified as "Foreclosed Property Held for Sale" on our December 31, 2005 balance sheet. These are the number and amount of our loan investments, at December 31, 2005, which become due or callable in 2006 and in later years:

                         Number of Loans       Principal Due
       Year              Due or Callable        or Callable
       ----              ---------------        -----------
       2006                   34               $ 47,441,439
       2007                    7               $ 74,523,104
       2008                    0               $          0
       2009                    2               $    589,816
       2010                    0               $          0
  2011/thereafter              0               $          0
                                               ------------
              Total           43               $122,554,359
                                               ============


     New Property Development: In 2000, we began providing development financing and assisting in the development of new facilities, in conjunction with church, ministry or nonprofit organizations, where there are not existing facilities or buildings that would meet their needs. Church and daycare facilities would generally be from 2,000 to 10,000 square feet, with budgets from $300,000 to $1,000,000. The churches and daycare facilities select from standardized plans available to us and use a developer we accept. The church will typically have been in existence for at least a year and have a minimum income of $75,000 per year. We perform on site interviews with the potential lessees and purchaser to determine the stability and quality of its leadership and congregation, as well as to perform due diligence on the proposed property for development and the demographics of the area.

     In addition to churches, church ministry facilities, daycare facilities and church schools, a large portion of our assets have been invested to acquire or develop senior adult housing facilities, in particular independent living and assisted living facilities. These are based upon our standardized plans and prototype facilities. Assisted living facilities range in size from 80 to 200 units and generally cost from $4 million to $21 million. In addition, there are costs associated with the acquisition of property, zoning, permitting, engineering, marketing and operating that may require us to make additional investments. Independent living communities will vary in size but have budgets similar to that of the assisted living facilities. Most often these are developed on land held by a church or other nonprofit organization. The completed facilities are owned by or leased to the non-profit entity and refinanced after three years or upon stabilization of occupancy, when financing can be available from conventional sources such as commercial banks or investment banks. These senior housing loans are classified as real estate joint venture investments on our financial statements if we participate in the residual profits of the property and if all of the following exist at the inception of the loan:

          o the borrower does not have a substantial equity investment in the property;

          o we do not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan, and there is no irrevocable letter of credit for a substantial amount of the loan;

          o there is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party; and

          o the facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization payments.

     We participate in residual profits through loan participation agreements, which enable us to receive income from the borrower when the property in which we provided financing is sold or refinanced with another lender. The participation percentage is between 25% and 33% of the borrower's gain. We normally provide all or substantially all of the financing (directly or through loan guarantees) for these properties.

     We are also working with nonprofit faith-based organizations to assist in their efforts to provide affordable or moderate income and age-restricted housing. In these projects we are currently providing loans for the acquisition and development of properties on which single family homes will be offered for sale or lease/purchase. We intend to add various types of multifamily facilities. There are many federal, state, and local sources of additional and replacement financing to assist either the nonprofit sponsor or the home-buyer to develop, build, and market or purchase these facilities. Our loans bring projects to the point at which conventional or governmental financing becomes available. Nonprofit sponsors must employ knowledgeable developers and contractors on the projects in which we make loans. Loans may range in size from $100,000 to $15,000,000.

     These nonprofit organizations may have little or no assets with which they can provide additional guarantees, collateral or equity for the project. We will seek to obtain additional guarantees from the principals of the church or organization, or from an affiliated organization that can provide the additional security or collateral. For the return of our investment, we will rely primarily on the value of the property to be acquired and developed, the feasibility of the project and the expertise and knowledge of the developer and manager. There will normally be no guarantees from the developer or manager. We will not invest in a project developed by a for-profit developer, unless a suitable nonprofit lessee/purchaser has been qualified by the board of directors and signed a letter of inducement or intent.

     Major Borrowers: During 2005, we were dependent on three nonprofit organizations for 78.2% of our revenues. The amount and type of revenue from these borrowers during that period was:

                                               Amount of         Percentage of
       Name of Borrower                         Revenue           Total Revenue    Type of Revenue Received
       ----------------                         -------           -------------    ------------------------
       Senior Housing Services, Inc.*          $6,838,279            43.5%        Interest and fees from real
                                                                                  estate joint venture investments

       Wellstone Housing, LLC*                 $3,127,450            19.9%        Interest and fees from community
                                                                                  housing and development loans

       Sage Living Centers, Inc.               $2,326,118            14.8%        Interest and fees from senior
                                                                                  housing real estate loans


          * On January 1, 2005 Senior Housing Services formed a single member limited liability company called Wellstone Housing, LLC. Wellstone Housing purchased the assets and assumed the liabilities of Wellstone Housing Corporation, which included our real estate loans. The total combined revenue received from Senior Housing Services and Wellstone Housing for the year ended December 31, 2005 was $9,965,729 million, or 63.4% of our total revenue for the period.

     There is no cash or other consideration exchanged between us and either of these organizations, except as described in this table. None of the three organizations identified above directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with us. Except for Senior Housing Services' ownership of Wellstone Housing, none of us has any ownership interest in the other, we have no common officers or directors and none of us possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other.

     In December, Senior Housing Services and Sage Living Centers, or entities that they control, sold their interests in eight senior housing facilities. As a result of the transaction a total of $63.2 million of our loans and bonds were paid off. We immediately supplied $37.9 million in subordinated financing to the purchaser of the eight facilities. We also used $10.7 million of the proceeds to purchase bonds that were subsequently paid off. The $25.3 million in cash that we received, which includes the $10.7 million received from the payoff of the bonds in January 2006, are being used for general corporate purposes such as making loans and retiring our outstanding bonds as they mature.

Our Market

     There were approximately 320,000 Protestant churches in the United States, as of September 30, 2005, according to American Church Lists, Inc. (www.americanchurchlists.com) and significant numbers of new congregations begin annually. Our experience is that these new churches will need between $350,000 to $1,500,000 to acquire or build their first facility. We have found that the most strategic time for these churches to set a course for their short-term and intermediate-term growth is the first one to three years of existence. Their health and growth is substantially increased when they move into a facility designed and dedicated for their use.

     With respect to senior housing, the longer life expectancy and age of the baby boomers should require increased services and housing for the elderly. Our investment focus is on preserving or enhancing the independence of residents, while providing options for services as needed. These independent living facilities supply a minimum of personal care while providing such amenities as security, transportation, housekeeping and meals, items which are covered in the monthly rent paid to the facility. In 1996 only 9% of the new developments of senior housing were independent living apartments. According to certain studies, the changes in the older population will increase the demand for housing and services that allow seniors to live independently and the provision of those services and housing will be a major part of the aging process in the future.

     Prior to the 1980s, federal programs were the primary vehicles for providing affordable rental and homeownership opportunities. Over the past 15 years, nonprofit organizations, both community and faith-based, have become the nation's primary source of rental and homeownership opportunities for people with low to moderate incomes. They have stepped into the void left by the shrinking federal commitment to these areas and have addressed some of the problems that prevent many from obtaining adequate housing. The ability of these nonprofits to provide housing is limited due to the diminishing availability of acquisition and development funds needed to qualify for the various state and local financing programs.

     We reach our market through a variety of strategies, including radio and direct mail marketing. While we have made loans secured by properties in 30 different states, as of December 31, 2005, 82.2% of our loans have been in Texas, Georgia, South Carolina and Florida (34.6% in Texas, 22.5% in Georgia, 12.7% in South Carolina and 12.4% in Florida). We develop our investment opportunities primarily through a network of independent representatives in key market areas in the Southeast, from Texas and Oklahoma eastward and including Arkansas, Missouri, Tennessee, Alabama, Mississippi, Georgia, North and South Carolina and Florida. These representatives are not our employees, but are paid a commission to identify applicants for our programs. They may also pursue development of the projects and present them to us for review. These representatives may also be involved in the project as a real estate agent, architect or contractor. We are actively seeking additional representatives in areas of high growth in population and real estate values.

Our Competition

     Below is a description of the types of lenders in the broader market for financing senior housing facilities, churches, and affordable/moderate-income housing:

          o Conventional Lenders. These are the commercial banks, insurance companies and other institutions that make mortgage loans on large commercial and housing projects. Their criteria generally exclude loans below $1,000,000 and loans for the early stage development and operation of nonprofit facilities.

          o Construction Lenders. Banks and savings associations often supply initial funding while facilities are being built. However, they generally require a "take-out" loan commitment, that is, a promise from a conventional lender that a new loan will be made when the construction is complete and that the new loan will pay back the construction lender. We make loans that pay for the construction or rehabilitation phases and that continue until the facility is operating at a level that will attract financing from one of the other types of lenders described in this section.

          o Bond Underwriters. There are securities broker-dealers who originate and sell church bonds. Their investors often include members of the church being financed, as well as customers of the broker-dealer. The number of church bond underwriters has decreased in recent years and their minimum offering amounts have increased. Also, young churches are often unwilling to incur the long-term, fixed-rate commitment of bonds. Broker-dealer firms may also market tax-exempt bonds, where the conduit issuer is a government instrumentality qualified for paying interest that is exempt from income taxes. This method is not available to religious organizations. For other residential or supportive communities, the high cost and long time it takes to originate tax-exempt bonds often makes them unsuitable.

          o Nonprofit Funds. Church denominations have created funds that finance activities for their own denomination only. They often have limited funds and purposes for which they will lend. We may lend to any church or denomination and, as we have increased resources, we expect to provide the larger loans required by growing denominations.

          o Government Programs. The federal government has several programs to finance moderate-income housing. The government makes very few direct loans and usually acts as a guarantor on loans originated by banks and other conventional lenders. Government programs can be cumbersome to obtain and very restrictive in their requirements, especially for faith-based borrowers. These programs can provide long-term financing to repay our loans.

          o Real Estate Investment Trusts. These are investment vehicles that can avoid paying corporate income tax by distributing nearly all income to their shareowners. Some REITs specialize in retirement homes or in multi-family residential projects, but usually as owners, not lenders. We know of no REITs for churches and other faith-based organizations.

     We plan to maintain our competitive position by selecting properties and nonprofit sponsors that require development and management to reach their potential. We will contribute our experience with similar projects and our knowledge of the people who have successfully developed and managed them.

Employees

     We have no employees of our own. Cecil A. Brooks and John T. Ottinger, Jr. are our principal executive officers. They are employees of Cornerstone Capital Advisors. We do not plan on hiring any employees or acquiring or renting office space for at least the next 12 months. Cornerstone Capital Advisors, which provides all our administrative services, has 13 employees, all full-time.

Facilities

     In February 2003, we purchased, for $532,040, a 4,400 square foot office building in Cumming, Georgia. There is a mortgage on this building with a balance of $417,294 as of December 31, 2005. We lease this building to our advisor, Cornerstone Capital Advisors, for $5,000 per month. We believe that this property is adequately insured.

Environmental Laws

     Under various federal, state and local laws, an owner or a mortgage lender may be liable for the costs of removal or remediation of hazardous or toxic substances from a property, even if it did not cause or even know about the contamination. The costs and liability are not limited and could be more than the value of the property. The presence of these substances may make it difficult to sell the property. Environmental laws also govern the presence of asbestos in buildings and may require removal or precautionary action. They may also impose fines and allow recovery for injury from exposure to asbestos. We have not incurred any material costs or effects so far from compliance with environmental laws. We require an environmental report or affidavit before we make a mortgage loan or purchase a property. This is a changing area of law and we could have material extra costs or liability from being mortgage lenders or owners of real property.

Government Regulations

     We do not make any loans to consumers, so we are not subject to the many federal, state and local laws about lending. We are not required to be licensed in the states in which we operate. Our borrowers will be subject to some of the laws intended to protect the public from building hazards and to make buildings accessible. It is not practical for us to monitor compliance with all these laws. Enforcement action against the buildings or our borrowers could interrupt our receipt of payments and decrease the value of the property. We do not believe that any material changes are currently required to any of the properties securing our loans. The properties we finance are subject to various other regulations from federal, state and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, such noncompliance could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.

Legal Proceedings

     Laws of many states provide an exemption from registration for offerings of securities approved for listing on the Chicago Stock Exchange. Between April 2000 and December 2004 we believed that our securities had been approved for listing on the Chicago Exchange. Prospectuses for our public offerings of bonds and common stock, as well as our publicly-filed reports, have included statements that our common stock was approved for listing on the Chicago Exchange.

     On December 3, 2004, a letter from the Chicago Exchange denied our application for listing and said that it had not previously approved our common stock for listing. However, on February 4, 2005, a second letter from the Chicago Exchange said that, upon review, it had apparently approved our common stock for listing subject to the completion of an offering that would meet the Chicago Exchange's numerical standards for shareowners' equity, number of public shareholders and publicly held shares. A March 1, 2005 clarification from the Chicago Exchange said that it agreed that our status was not inconsistent with our being "approved for listing upon notice of issuance," the language used in state exemption laws. That being said, our common stock and other securities were never actually listed and will not be listed on the Chicago Exchange in the future.

     Based upon the Chicago Exchange's position in its December 3, 2004 letter, securities regulators for several states have raised the issue of whether we lawfully offered and sold securities without registration in those states and/or whether our prospectuses and publicly-filed reports were false and misleading in their reference to Chicago Exchange approval for listing. The following paragraphs describe the status of such states' regulators proceedings. While we do not believe that we have violated any securities laws in connection with our previous reliance on the Chicago Exchange exemption, we have to date elected to settle all such related state regulatory actions where the costs of such settlements are likely to be significantly less than the risks and costs of litigation in each state.

     On February 4, 2005 the Texas State Securities Board told us that, by February 11, 2005, either we must sign an Agreed Cease and Desist Order and pay a $25,000 fine or it would obtain an emergency administrative cease and desist order, without our being represented. We chose to sign the order on February 9, 2005 and paid the fine. The order states that we must "immediately cease and desist from engaging in conduct that is materially misleading or is otherwise likely to deceive the public in connection with the offer for sale of any security in Texas."

     On March 10, 2005 we attempted to register our Series F bonds and common stock in New Jersey by filing a registration statement with the New Jersey's Bureau of Securities. Because our initial prospectus for the Series F bonds and common stock included the statement that the our common stock was approved for listing on the Chicago Exchange upon notice of issuance, the New Jersey Bureau of Securities denied the effectiveness of our registration statement by issuing a Stop Order on October 5, 2005. According to the Stop Order we are prohibited from selling the Series F bonds and common stock in the State of New Jersey.

     On April 26, 2005 we consented to an entry of a Cease and Desist Order by the Minnesota Commissioner of Commerce that we cease and desist from offering and selling securities in Minnesota until we are in compliance with Minnesota statutes and until the Commissioner's further order. We also agreed to redeem all certificates purchased by Minnesota residents and to pay an $8,000 civil penalty.

     On September 12, 2005, the Ohio Division of Securities issued a Cease and Desist Order, the terms of which did not require us to pay fines or give rescission offers. According to the terms of the Order, we are ordered to refrain from offering to sell unregistered securities in Ohio unless a proper exemption from registration exists.

     On August 25, 2005, at the informal request of Maine's Office of Securities, we made rescission offers to investors in Maine.

     On September 20, 2005 we entered into a Consent Agreement with the Indiana Securities Division, the terms of which required us to give rescission offers to Indiana investors, pay a $600 investigation expense cost, and refrain from violating provision of the Indiana Securities Act in the future.

     On September 19, 2005 we entered into a Consent Order with the Michigan Office of Financial and Insurance Services, and we agreed to make rescission offers to investors, and pay a $4,000 fine to the State of Michigan Office of Financial & Insurance Services.

     At the request of the Tennessee Department of Commerce and Insurance Securities Division, and because the Tennessee Securities Division believed four Tennessee shareholders received incorrect prospectuses when buying our registered common stock, we redeemed eight shares of our common stock owned by these four Tennessee shareholders, and in October 2005, the Tennessee Department of Commerce and Insurance Securities Division approved our calculation of rescission offers made to these four Tennessee shareholders.

     On October 27, 2005, the Colorado Division of Securities sent us a draft of a Stipulation for Consent Cease and Desist Order, the terms of which would require us to make rescission offers to certain Colorado investors. We agreed to the terms of this particular Order, and have subsequently made the rescission offers set forth in the Order

     Since February 2005, we have been discussing our previous offers to sell securities in Kansas with the Kansas Office of the Securities Commissioner, and on August 24, 2005, the Kansas Office of the Securities Commissioner requested that we provide them with additional information relating to these offers to sell. On September 12, 2005, we provided the Kansas Office of the Securities Commissioner with the requested additional materials, and as of the date of this prospectus, we have not received any additional requests or correspondence from the Kansas Office of the Securities Commissioner.

     On July 5, 2006, the North Carolina Securities Division requested that we enter into a Consent Order to Cease and Desist. The draft order provides that we must cease and desist offering and selling securities in or from North Carolina unless and until such securities have been registered under the North Carolina Securities Act, are exempt from registration in North Carolina, or are covered under federal law. The order also requires us to make a rescission offer to investors in North Carolina who purchased our securities from May 7, 2001 through February 21, 2005. We are negotiating with the North Carolina Securities Division over the language of the order. When the order is finalize, we intend to make a rescission offer as contemplated in the draft order.

     As a result of the aforementioned rescission offers we have made in Colorado, Indiana, Maine, Michigan, and Tennessee, combined with the redemption order issued by the state of Minnesota, we have paid approximately $1,065,500 to those investors who either elected to accept our rescission offers or received our mandatory redemption payments.

     As of the date of this prospectus, we are not aware that any other state has instituted any formal proceeding on this or any other issue related to any of our securities offerings, and we are not a party to any other pending legal proceeding. We are not aware that any of the properties covered by our mortgage loans is subject to any pending legal proceeding or that any governmental authority is contemplating any legal proceeding involving us or any of those properties, other than as described above.

                                   Management

     Our board of directors is elected by our shareowners. The board is responsible for setting policies and for hiring and retaining management. Information about our directors and officers follows:

    Name, Residence Address       Age             Responsibility
    -----------------------       ---             --------------

    Cecil A. Brooks                73        Director, Chairman of the Board,
    10206 Big Canoe                          President, CEO, Member of the
    Jasper, GA 30143                         Loan and Investment Committee

    John T. Ottinger, Jr.          50        Director, Vice President, CFO, COO,
    923 Spring Glen Place                    Secretary and Treasurer, Member of
    Suwanee, GA 30024                        the Loan and Investment Committee

    Henry Darden                   71        Director, Member of the Loan and
    614 Beverly Drive                        Investment Committee and the
    Brandon, FL  33510                       Audit Committee

    Theodore R. Fox                73        Director
    10575 Big Canoe
    Jasper, GA 30143

    Jack Wehmiller                 57        Director
    7034 George Barn Road
    Murrayville, GA 30564

    Irving B. Wicker               78        Director, Member of the
    132 Eswick Drive                         Audit Committee
    Prattville, AL 36067

    Barbara I. Byrd                53        Director, Assistant
    125 Ocee View Court                      Secretary
    Alpharetta, GA 30022

    Glen R. Trematore              50        Director
    1417 Rust Drive
    Virginia Beach, VA 23455

    John M. Nix                    57        Director
    3160 Golf Club Drive, NW
    Gainesville, GA 30501

    Jayme Sickert                  58        Director
    950 Landover Crossing
    Suwanee, GA 30024

     Directors are elected for three-year terms. Messrs. Ottinger, Brooks, Sickert and Trematore will serve until the annual meeting in 2008; Messrs. Darden and Fox and Ms. Byrd until the 2009 meeting; and Messrs. Wehmiller, Wicker and Nix will serve until the annual meeting in 2007. The text below sets forth additional information about our directors and executive officers.

     Cecil A. Brooks has served in these capacities since Cornerstone Ministries Investments, Inc. was founded. He graduated from Mercer University in 1952. After a varied career in sales and management, including real estate sales and development, he graduated from Reformed Seminary in 1975. He served as pastor of Trinity Presbyterian Church in Miami, Florida and on the staff of Mission to North America of the Presbyterian Church of America from 1983 to 1994. He formed the Investors Fund for Building and Development (the predecessor to Presbyterian Investors Fund, Inc.) in 1985 and served as President from its inception to its merger with us. Mr. Brooks has served on the boards of a number of nonprofit organizations concerned with foreign missions and housing for the elderly. Mr. Brooks has over 18 years experience in all areas of the church mortgage lending and development business. Mr. Brooks has also worked closely with church bond underwriters and broker-dealers in the church lending market. He has been a director since our inception. Mr. Brooks is also a director and an officer of Cornerstone Capital Advisors Inc., with whom we have an administrative services agreement.

     John T. Ottinger, Jr. has served as Vice President and Secretary/Treasurer since Cornerstone Ministries Investments, Inc. was founded. Mr. Ottinger is also our Chief Financial Officer and became our Chief Operating Officer in 2000. He is President of the newly formed Wellbrook Properties, Inc., a real estate investment trust which proposes to conduct a public offering of its shares. Mr. Ottinger graduated from the University of Delaware in 1976 and spent eight years in the lodging industry. He has served as pastor of an established church as well as organizing pastor in North Carolina. He joined the Presbyterian
Investors Fund, Inc. staff in 1985. Mr. Ottinger has 18 years of extensive experience in church lending. He has been a director since 1996. Mr. Ottinger is also a director and an officer of Cornerstone Capital Advisors Inc., with whom we have an administrative services agreement.

     Henry Darden has served as a director since 1992. He received a Bachelor of Science degree in forestry management from the University of Georgia in 1955 and an AA in real estate from the City College of Chicago in 1970. He is a Distinguished Graduate of the Industrial College of the Armed Forces. Mr. Darden retired in 1982 as a Lieutenant Colonel with the United States Air Force. Since then, he has been a self-employed financial and tax consultant.

     Theodore R. Fox has been a director since 1996, except for a period in 2003 that he served as director of our former subsidiary, Wellstone Communities Inc. Since 1999 he has been an independent investor. Mr. Fox had a 24-year career with Law Engineering Company, retiring as Assistant Vice President. From 1993 to 1998, Mr. Fox was employed part time with Cole Henderson Drake, Inc., an advertising agency in their finance department, maintaining their financial records. Mr. Fox is a past Chairman of the Board of the National Association of Credit Managers. He received a Bachelor of Business Administration degree in Management from Georgia State University.

     Jack Wehmiller has served as a director since May 2004. In January 2004, he joined the staff of Cornerstone Capital Advisors Inc. His responsibilities include broker-dealer relations along with senior and student housing development. Mr. Wehmiller was employed in the securities industry since 1971, with 17 years in retail brokerage and the balance in sales and marketing for major mutual fund and variable annuity distributors. From 1998 to 2000 he was regional vice president with ING Mutual Fund Management and ING Mutual Funds. During 2001 and early 2002, he was an independent consultant and, from April 2002 through January 2004, he formed and worked for Wellstone Securities LLC. Mr. Wehmiller is an ordained deacon at the First Baptist Church in Gainesville, Georgia. He attended the University of South Florida and the Southwest School of Municipal Finance.

     Irving B. Wicker has served as a director since 1990. He graduated from the University of Maryland in 1959 and received a Masters Degree from George Washington University in 1963. He retired in 1969 as a Lieutenant Colonel in the United States Air Force. Mr. Wicker was self-employed as a real estate broker and financial planner from 1969 until he retired in 1985. Since then, he has been an independent investor and financial consultant.

     Barbara I. Byrd has served as executive assistant to both the CEO and CFO of Cornerstone Ministries Investments, Inc. since February 2002. Before joining the staff of Cornerstone Capital Advisors, Inc., Ms. Byrd's prior experience includes thirteen years in administration, property management and accounting as well as fourteen years in commission-based sales. She attended DeKalb Junior College and West Georgia College. Ms. Byrd serves as an officer of Cornerstone Ministries Investments, Inc. in the capacity of Assistant Secretary.

     Glen R. Trematore is currently a partner with Commonwealth Investing, LLC and has worked in the financial markets since 1987. Commonwealth Investing provides financing to the commercial, for sale and for rent real estate markets. Mr. Trematore is also a partner with Church Development Services, a consultant to churches in the design, development and construction of church properties. During the last 10 years, Church Development Services has consulted with more than 300 churches.

     John M. Nix, C.P.A. is a practicing Certified Public Accountant. He has been managing partner of Bates, Carter & Co., a Gainesville, Georgia public accounting firm, since 1994. John is a graduate of the University of Georgia with a Masters of Accountancy degree. He is a past president of the Georgia Society of CPAs and currently is a member of the governing council of the American Institute of CPAs. John has served on the board of several nonprofit organizations and has been a board member and consultant to numerous for profit businesses. He is a founding member of the Center for Strategic Performance Management and is certified in the discipline.

     Jayme Sickert has experience in the ministry, finance, insurance, and securities areas. Currently, he is the President of Cornerstone Insurance
Agency, a company started in January, 2005. He holds both securities and insurance licenses. His background includes serving as the Vice-President of Investor Services for Cornerstone Ministries in 2001 until he accepted his current position. Additionally, he operated a church bond financing company from 1996 through 2000. Rev. Sickert was ordained in 1974 as a minister by the Presbyterian Church. He successfully served four churches before being called to serve the denomination at its headquarters in Atlanta as the Director of Church Relations. Rev. Sickert was honorably retired by his Presbytery in 2003. He is a 1969 graduate of Covenant College in Lookout Mountain, Tennessee, where he met his wife of over 37 years. He also received a Master of Divinity degree in 1974 from Covenant Theological Seminary in St. Louis, Missouri.

Independent Directors

     Decisions involving Cornerstone Capital Advisors Inc. require the approval of a majority of the independent directors, as well as a majority of the full board. We define an independent director as one who is not an officer, director or shareowner of Cornerstone Capital Advisors Inc. We consider Messrs. Darden, Fox, Wicker, Trematore, Nix and Sickert to be independent directors. We will maintain at least two independent directors on our board.

Committees

     Our board of directors has two standing committees: the audit committee and the loan and investment committee. Below is a description of these two committees.

     Audit Committee. Two independent directors, Messrs. Darden and Wicker, comprise the audit committee. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews their independence, the services they provide and the results of the audit engagement. The audit committee also considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

     Loan and Investment Committee. The board has established a loan and investment committee consisting of Messrs. Brooks, Ottinger, and Darden and having a quorum of two members. The committee will review and may approve loans and investments of up to $500,000 on behalf of the board, in accordance with the loan and investment policies as adopted and amended by the board from time to time. Any individual loans or investments in excess of the committee's authority will be subject to approval by the entire board.

Meetings and Compensation of Directors

     The directors meet at least annually and more often as needed. The audit committee meets at least once annually. The loan and investment committee meets as required. Directors receive $250 for each conference call board and committee meeting they attend and $500 for each face-to-face meeting attended. We also reimburse them for travel expenses to attend meetings. During 2005 we paid our directors aggregate fees of $19,750.

Executive Compensation

     This summary compensation table below shows all compensation paid to our two executive officers during 2005, 2004 and 2003:

                                           Annual Compensation                       Long-Term Compensation
                                                                                Awards            Payouts
                                                                                    Securities
                                                            Other       Restricted  Underlying
         Name and                                           Annual        Stock      Options/      LTIP       All Other
    Principal Position       Year     Salary    Bonus    Compensation     Awards       SARS       Payouts   Compensation
    ------------------       ----     ------    -----    ------------     ------       ----       -------   ------------
Cecil A. Brooks               2005   $200,000*    --          --            --          --          --           --
 Chairman,                    2004   $200,000*    --          --            --          --          --           --
 President and CEO            2003   $200,000     --          --            --          --          --           --

John T. Ottinger, Jr.         2005   $150,000*    --          --            --          --          --           --
 Vice President and COO       2004   $150,000*    --          --            --          --          --           --
 Secretary and Treasurer      2003   $150,000     --          --            --          --          --           --

     * Paid by  Cornerstone  Capital  Advisors and  included in the  Cornerstone
Capital   Advisors   management  fee  in  accordance  with  the  management  and administration services agreement.

Employee Profit Sharing Plan

     We established a profit sharing plan for our employees in 2001. The plan allowed for entry into the plan after one year of service, and immediate vesting of contributed amounts. The plan did not have an employee contribution component. All employer contributions were made at the discretion of the board of directors. For the year ended December 31, 2003 a contribution of $65,220 was authorized and made. Since all of our employees were hired by Cornerstone
Capital Advisors during 2003, no contributions were made in 2004 or 2005. Effective December 31, 2005, the plan participants elected to transfer their holdings to Cornerstone Capital Advisors' plan and our plan was terminated.

Indemnification of Directors and Officers and Limitation of their Liability

     Our officers and directors are not liable to us or to our shareowners, under Georgia law, if they acted in a manner they reasonably believed in good faith to be in our best interests. They are not liable in any criminal proceeding if they had no reasonable cause to believe their conduct was unlawful. As permitted by Georgia law, we will indemnify our officers and directors against liability and their defense costs in any proceeding in which they have been successful or where the directors who are not involved determine that the applicable standard of conduct has been met. We will pay reasonable expenses, including attorneys' fees, incurred by directors or officers in advance of the final disposition of a proceeding if they furnish written affirmation of a good faith belief that they have met the applicable standard of conduct, together with a written promise to repay any advances if it is determined they are not entitled to indemnification. Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. We carry insurance against the liability of our officers and directors.

Administrative Services Agreement with Cornerstone Capital Advisors

     Effective July 2003, we entered into an agreement with Cornerstone Capital Advisors Inc. to provide our administrative and "back-office" services, subject to the direction and supervision of our officers. The services include loan application and closing process, accounting, investor relations and management information systems. From July 1, 2003 through July 31, 2004 the agreement obligated us to reimburse actual expenses incurred by Cornerstone Capital
Advisors. Also, Cornerstone Capital Advisors was eligible to earn incentive compensation of up to 10% of the expenses billed to us for the prior 12 months. The base for the incentive compensation being paid to Cornerstone Capital Advisors included being current on all bond interest and other obligations, and that our shareholders have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. Factors above the base and the exact amount of incentive compensation were determined by the board of director's judgment on the extent to which Cornerstone Capital Advisors' services contributed to the results. Effective August 1, 2004, the original agreement was modified so that we are now paying Cornerstone Capital Advisors the following: (i) a management fee equal to 10% of our revenues from all sources other than loan fees, loan participations and revenue received from Cornerstone Capital Advisors plus 30% of loan participation revenue, payable monthly; and (ii) a loan origination fee equal to 30% of the total loan fees charged to our borrowers. The fee is generally paid from loan proceeds. We have agreed to indemnify Cornerstone Capital Advisors against any liability or costs from claimed acts or omissions of Cornerstone Capital Advisors in its duties under the agreement, except those due to its bad faith, misconduct or gross negligence.

     The administrative services agreement was approved by the unanimous vote of our directors. The independent directors were offered access, at our expense, to our lawyer or independent legal counsel, but none sought legal advice. The agreement was entered into on terms that we believe are no less favorable to us than those that could have been obtained from unaffiliated third parties. The agreement was originally effective until December 31, 2004 and renews for successive one-year periods, unless terminated upon 60 days' notice by a majority of the directors who are not affiliated with Cornerstone Capital Advisors. Wellbrook Properties, Inc., of which our Chief Operating Officer, John
T. Ottinger, is president, has a similar administrative services agreement with Cornerstone Capital Advisors. Our two officers are also officers of Cornerstone Capital Advisors.

     Cornerstone Capital Advisors is a recently formed corporation. It is owned by Foundation for Christian Community Development, Inc., a nonprofit corporation. All of its directors, officers and employees came directly to Cornerstone Capital Advisors from similar positions they held with us. They are continuing to provide the same services as before, but now it is under an administrative services agreement that we have with Cornerstone Capital Advisors. The purpose of forming Cornerstone Capital Advisors was to allow its management group to contract for their services with multiple businesses and to allocate its costs among them. It also places responsibility for each business under its own board of directors, separate from the Cornerstone Capital Advisors management group.

                    Certain Transactions with our Affiliates

     During 2001 we formed Wellstone Financial Group, LLC, a Georgia limited liability company. At formation, we issued 500 shares of our Series A Convertible Preferred Stock (valued at $500,000) to Wellstone Financial Group, LLC, in exchange for a 100% interest in its equity and profits. Prior to June 30, 2004 Wellstone Financial Group was included in our financial statements and these shares were eliminated in consolidation. Wellstone Financial Group assisted non-profit entities to secure financing from banks, bond underwriters and other sources for retirement, childcare, churches and church-related facilities. It received consulting fees for completed financings. Wellstone Financial Group had no revenues in 2003. It was dissolved on July 13, 2005 and the preferred stock it owned was cancelled. It was not able to retain the type of specialized employees necessary to develop its operations into a long-term profitable venture.

     We caused Wellstone Communities Inc. to be incorporated on November 20, 2002, for the purpose of its initially being a wholly-owned subsidiary and then for it to raise capital from the sale of preferred stock and to invest that capital in ways not feasible for us and in owning a bank. In December 2002, January 2003 and October 2003, we purchased a total of 136,250 shares of Wellstone Communities Inc.'s common stock for $1,362,500. Wellstone Communities Inc. used these proceeds to purchase three loans from us, for a total of $971,003, which was the principal balance on those loans at the purchase date. Wellstone Communities, Inc. decided not to go forward with its plans and, on July 9, 2005 it was administratively dissolved. Its assets were distributed to us and its common stock cancelled.

     Effective July 2003 we entered into an administrative services agreement with Cornerstone Capital Advisors Inc. for it to provide our administrative services. Our two officers, Cecil A. Brooks and John T. Ottinger, Jr., are also directors and officers of Cornerstone Capital Advisors. Specifically, Mr. Brooks and Mr. Ottinger serve as chief executive officer and vice president of Cornerstone Capital Advisors, respectively. Neither Mr. Brooks nor Mr. Ottinger own any shares of Cornerstone Capital Advisors, which is wholly-owned by a non-profit corporation. The total compensation paid by Cornerstone Capital Advisors to Mr. Brooks and Mr. Ottinger for 2005 was $230,000 and $172,5000, respectively. These figures include the amounts set forth in the summary compensation table above.

     We paid Cornerstone Capital Advisors $1,416,803 during the first six months of 2006 and expect to pay Cornerstone Capital Advisors fees of approximately $2.5 to $3.0 million in the next 12 months. We paid Cornerstone Capital Advisors $2,597,428 $1,865,605 and $342,059 under the terms of this agreement in 2005, 2004 and 2003, respectively. These fees consist of management fees, loan origination fees and incentive compensation fees, as detailed in the table below.

                                              2005                       2004                      2003
                               Amount      Percentage     Amount      Percentage     Amount     Percentage
                               ------      ----------     ------      ----------   ----------   ----------
Management fees                $1,445,264      55.6%    $1,290,880        69.2%    $  318,619      93.2%
Loan origination fees           1,152,164      44.4%       574,725        30.8%          --          --
Incentive compensation fees          --         --             --          --          23,440       6.8%
                               ----------     ------     ----------      -----     ----------     -----
                               $2,597,428     100.0%    $1,865,605       100.0%    $  342,059     100.0%
                               ==========     ======     ==========      =====     ==========     =====

     There are several reasons why the fees paid to Cornerstone Capital Advisors have increased from 2003 to 2005. First, the contract we had in 2003 covered only one-half a year. Also, the contract terms were amended in 2004 to provide that we would pay Cornerstone Capital Advisors a percentage of our revenue and other fees instead of just a direct reimbursement of expenses with the possibility of incentive compensation. The effect of this amendment was to increase both the amount of work performed by and the amount of fees paid to

Cornerstone Capital Advisors. Finally, the fees have increased as a result of the growth of our business. Because a primary component of our fees paid to Cornerstone Capital Advisors is tied to percentages of loan revenue and loan originations, fees paid have increased even though our loan portfolio is concentrated in just a couple of borrowers. It is the aggregate size of the loans, and not the number of loans, that drives the amount of fees paid. Furthermore, our contract with Cornerstone Capital Advisors does not distinguish between loans to affiliated or unaffiliated parties. Therefore, we pay fees on revenue from our loan to Wellstone Retirement Communities I, LLC to the same extent as loans to other borrowers even though Wellstone Retirement is also managed by Cornerstone Capital Advisors.

     Cornerstone Capital Advisors received approximately 84% of its revenue for 2005 from us. While this percentage may be reduced in 2006 and future years, we expect that Cornerstone Capital Advisors will rely on us for a substantial portion of its revenue for the foreseeable future. Wellbrook Properties, Inc., a recently formed real estate investment trust, and Wellstone Retirement Communities I, LLC, a recently formed limited liability company that purchased and operates senior housing facilities, also rely on Cornerstone Capital Advisors as their advisor. In addition, Cornerstone Capital Advisors expects to form, offer interests in, and manage other real estate programs and to make other real estate investments. Our executive officers, because they also serve as executive officers and directors of Cornerstone Capital Advisors, may face conflicts in connection with their dual roles.

     We also entered into a lease agreement effective August 1, 2004 whereby we lease our corporate office building to Cornerstone Capital Advisors. The lease payment is $5,000 per month. In determining the lease payment we reviewed lease rates of comparable office buildings. Based on this review we believe that the lease rate for our building is a fair market rate. We received $60,000 and $25,000 in 2005 and 2004, respectively and $30,000 in the first six months of 2006 from Cornerstone Capital Advisors under the terms of this lease.

     In December 2005 Sage Living Centers, Inc. and Senior Housing Services, Inc., or entities that they controlled, sold eight senior housing properties to Wellstone Retirement Communities I, LLC, a newly formed limited liability company that is managed by Cornerstone Capital Advisors, which also serve serves as our advisor. Before the transaction we had $60.7 million in outstanding loans and held $2.5 million in tax-free bonds that were secured by the eight properties. While these loans and bonds were paid off, we immediately supplied $37.9 million in subordinated financing to Wellstone Retirement Communities I, LLC for the purchase of the eight properties. We also used $10.7 million of the proceeds to purchase bonds that were subsequently paid off. In January 2006 Sage Living Centers, Inc. sold an additional senior housing property to Wellstone Retirement Communities I, LLC. We supplied an additional $1.6 million in financing at this time. From January through June 2006 we received principal payments of $5.2 million on this loan. At June 30, 2006 the principal outstanding on our loan to Wellstone Retirement Communities I, LLC was $34,443,403, which represented almost 24% of our loan portfolio on that date. This loan is the only loan that we have to an entity that is controlled by Messrs. Brooks and Ottinger or that otherwise has a relationship with these individuals. Because this transaction was a loan assumption, Cornerstone Capital Advisors did not receive a loan origination fee in connection with our loan to Wellstone Retirement Communities I, LLC. The loan matures in December 2007 and the interest rate is 9.5% per annum, payable monthly. The $23.8 million in net cash that we received, which includes the $10.7 million received from the payoff of the bonds, are being used for purposes such as making loans and retiring our outstanding bonds as they mature.

     As of June 30, 2006 we have made five loans to entities that are subsidiaries of Cornerstone Group Holdings, Inc. Jack Ottinger and Cecil Brooks, who are officers and directors of CMI, were also directors of Cornerstone Group Holdings when two of these loans were made. They subsequently resigned from their positions as directors of Cornerstone Group Holdings. These loans were approved by all of our independent directors. Here is a summary of these loans as of June 30, 2006:

                            Interest Rate   Principal Balance    Maturity Date
                            -------------   -----------------    -------------
Cushman Apartments, LP          10%           $1,845,428         December, 2006
Meridian Housing, LLC           10%           $  663,925         June, 2007
Preston Pointe Apts, LP         10%           $3,197,219         September, 2007
Preston Ridge, LLC              10%           $  708,149         March 2007
River Run Apts, LP              10%           $1,050,061         April 2007

     Cushman Apartments, LP is a low-income apartment facility in Aiken, SC. Our loan is secured by a first mortgage on the land and buildings. There is also $204,000 in debt on the property which is subordinated to ours. We paid Cornerstone Capital Advisors a loan origination fee of $43,030 in connection with this loan.

     The Meridian Housing, LLC loan is a working capital loan which provides funds for pre-development costs that are incurred prior to the finalization of construction/permanent financing on Meridian Housing's development projects.
This loan is guaranteed by Cornerstone Group Holdings, Inc.'s parent company, Church Growth Foundation, Inc. No member of our board or officer group is on Church Growth Foundation's board. We paid Cornerstone Capital Advisors a loan origination fee of $15,000 in connection with this loan.

     Preston Pointe Apts, LP is a low-income housing tax credit apartment facility near Clemson, South Carolina. Our loan is secured by a first mortgage on the land and buildings and is being used to finance the construction of the facility. We paid Cornerstone Capital Advisors a loan origination fee of $67,500 in connection with this loan.

     Preston Ridge, LLC is an affordable single family townhome community in Seneca, South Carolina. Our loan is secured by a first mortgage on the land. We paid Cornerstone Capital Advisors a loan origination fee of $48,000 in connection with this loan.

     River Run Apts, LP is an affordable apartment Facility near Spartanburg, SC. Our loan is secured by a first mortgage on the land. We paid Cornerstone Capital Advisors a loan origination fee of $66,450 in connection with this loan.

     In March 2006 we originated a loan with a maximum commitment of $800,000 to Castleberry Properties, LLC for the acquisition of land that will be developed into an office park. Cornerstone Capital Advisors owns 50% of Castleberry. As of June 30, 2006, the loan principal outstanding was $732,059. The loan carries interest at 10% and matures on March 31, 2007. We paid Cornerstone Capital Advisors a loan origination fee of $24,000 in connection with this loan.

     As described above, we have two loans to entities that have current relationships with Cornerstone Capital Advisors. These are the loans to Wellstone Retirement Communities I, LLC and to Castleberry Properties. The aggregate amount of these two loans at June 30, 2006 was $35,175,462, which constituted 24.1% of our loan portfolio as of that date. Also as noted above, we have also made five loans to subsidiaries of Cornerstone Group Holdings. Cecil Brooks and Jack Ottinger, our executive officers, were directors of Cornerstone Group Holdings at the time that the loans were made. If you include these loans, the aggregate amount of our loans to entities with a relationship with either Cornerstone Capital Advisors or with Cecil Brooks or Jack Ottinger at the time the loan was made was $42,640,244 at June 30, 2006, which constituted 29.3% of our loan portfolio. Cornerstone Capital Advisors received an aggregate of $263,980 in loan origination fees in connection with the loans described above (no origination fees were paid in connection with the Wellstone Retirement Communities loan). Neither Cecil Brooks nor Jack Ottinger individually received any fees in connection with these loans. Except as discussed in this paragraph, we do not have any loans to entities that are affiliated with Cornerstone Capital Advisors, Cecil Brooks or Jack Ottinger. We believe that these loans, which were approved by our independent directors, are on the terms that are no less favorable to us than those that may be obtained from unaffiliated third parties.

All future material affiliated transactions and loans will be made or entered into on terms that we believe are no less favorable to us than those that can be obtained from unaffiliated third parties, and they must be approved by a majority of our independent directors who do not have an interest in the transactions and who were offered access, at our expense, to our lawyer or independent legal counsel. We do not make loans to our officers or directors.

                              Principal Shareowners

     The table below sets forth certain information regarding our common stock owned, as of July 31, 2006, 2005, by:

          o    each of our directors and executive officers;

          o each shareowner we know to own beneficially 5% or more of the outstanding shares of our common stock; and

          o    all directors and executive officers as a group.

     We believe that the beneficial owners of the common stock listed below, based on information they furnished, have sole investment and voting power over their shares, subject to community property laws where applicable.

                                                           Percentage of Total
Name and address of                  Number of Shares         Common Stock
Beneficial Owner                    Beneficially Owned     Beneficially Owned
----------------                    ------------------     ------------------

Cecil A. Brooks                            2,722                      *
10206 Big Canoe
Jasper, GA 30143

Henry Darden                               6,000                      *
614 Beverly Dr
Brandon, FL 33510

Theodore R. Fox                            6,083                      *
10575 Big Canoe
Jasper, GA 30143

John T. Ottinger, Jr.                      6,922                      *
923 Spring Glen Place
Suwanee, GA 30024

Jack Wehmiller                                 0                       0%
7034 George Barn Road
Murrayville, GA 30564

Irving B. Wicker                           5,845                      *
132 Eswick Drive
Prattville, AL 36067

All directors and executive               27,572                     3.4%
officers as a group (6 Persons)

* Less than 1%

                            Description of Securities

     Our articles of incorporation authorize us to issue up to 29,000,000 shares of common stock and 1,000,000 shares of preferred stock. We may also issue securities for borrowings. We had 891,914 shares of common stock outstanding at December 31, 2005 held by approximately 487 shareowners of record. We have no options or warrants issued or reserved for issuance. At December 31, 2005, there were $129.3 million of bonds outstanding, held by approximately 3,500 record owners. Below is a description of these securities:

Common Stock

     The owners of common stock elect all the members of our board of directors. Each share owned is entitled to one vote on all matters to be voted on by shareowners. A majority of the shares issued constitutes a quorum for meetings. In the event of our liquidation, dissolution or winding up, the shareowners are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities. Shareowners, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The transfer agent and registrar for our common stock is Transfer Online, Inc.

Preferred Stock

     We have authorized the issuance of up to 1,000,000 shares of preferred stock. No shares of preferred stock are outstanding. No preferred stock will be offered to our officers, directors or principal shareowners, except on the same terms as it is offered to all other existing shareowners or to new shareowners. Our board of directors has the authority to issue series of preferred stock and to set dividend rates and various rights and terms for a series, such as for redemption, the amount payable upon any liquidation of the corporation, conversion into other of our securities and any voting rights. Owners of common stock could be placed below any preferred stock owners in their rights to dividends, liquidation distributions and voting on some matters. Preferred stock could be issued with terms that would have the effect of discouraging a change of corporate control or other transactions that some common stock owners might believe to be in their best interests.

Dividends on Stock

     The common shareowners are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. Dividends were declared on the common stock of $338,172 in 2003, $421,353 in 2004, $489,177 in 2005 and $230,518 in 2006 through June 30. This reflected a rate of return, calculated based on the $6.50 price per share in all of our common stock offerings, of 9% for 2003 through 2005 and 4% in 2006 (through June 30).

Bonds Previously Issued and Still Outstanding

     Below are descriptions of the bonds previously sold and still  outstanding:
The bonds were called "certificates" or "certificates of indebtedness" in our earlier offerings.

     From May 2000 through January 2002, we sold $16,765,704 of Series B certificates of indebtedness. From January 2002 through May 2002, we sold $16,000,000 of Series C certificates. From May 2002 to May 2003, we sold $45,000,000 of Series D certificates. We began offering Series E bonds on March 26, 2004 and, as of December 31, 2005, we had sold $39,998,112 of them. We started offering Series F bonds on January 1, 2005 and as of December 31, 2005 we had sold $19,993,924. There is no trust deposit or other collateral to secure payment of the Series B certificates or any later series. All of these series offered five year bonds, at a 9% annual interest rate for Series A through D and 8.25% for Series E and Series F. Beginning with Series C, we have also offered graduated rate bonds, which are for five-year terms but may be redeemed by the owner upon any anniversary of their purchase. Their annual interest rate increases, from 7.00%, for Series C and D, and 6.25%, for Series E and F, in the first year to 9.00%, for Series C and D, and 8.25%, for Series E and F, in the fifth year. We are not offering graduated rate bonds in this offering.

     From May 2002 until January 2003, we also offered "Access Certificates." These certificates have no stated maturity. They could be purchased in any amount of at least $100 and owners can add to their certificate at any time, in amounts of $100 or more. The amount they have invested will remain in their certificate account until they redeem it. They may redeem any amount of the balance by giving at least seven days written notice. Our board of directors sets the interest rate on the first business day of each January, April, July and September. The directors may also change the rate between those dates if they believe that market conditions warrant a change. Certificate holders choose to have interest paid semiannually or when they redeem an amount. $1,406,641 in access certificates were outstanding on December 31, 2005.

Bonds Offered by this Prospectus

     The bonds offered by this prospectus pay interest at a constant 8.25% annual rate. The principal amount is available for return or reinvestment at the end of their five-year term.

General Terms of the Bonds Offered

     The price, interest rate and other terms of the bonds were set to be competitive with other interest-bearing securities. Those rates generally reflect the length of time before the principal is to be returned and the perceived risk that interest and principal will not be paid as they become due. We will set interest rates for future bonds as market conditions warrant. Bonds issued in the future may bear higher or lower interest rates than the currently offered bonds, and may have different terms and conditions than these bonds.

     Purchase Amounts for Bonds. You may purchase bonds in any amount, with a minimum purchase of $500. The amount and maturity date are set upon purchase and there can be no additions to the amount during their term.

     Maturity Date for Bonds. We will set specific maturity dates of bonds at least every three months, so that the principal amount of your bonds will be available for return or reinvestment on or near their fifth anniversary.

     When Bonds begin to Earn Interest. All bonds will begin to bear interest one business day after we receive funds from an investor. However, we will not issue a confirmation for an investment until the check or other payment has cleared our bank.

     How Interest is Calculated. All bond interest will be calculated based on a 30-day month/360-day year. Interest earned each month is based on the actual number of days that a bond is outstanding, assuming a 30 day month. Bonds purchased on the 31st day of a month are assumed to be purchased on the 30th for interest calculation purposes and no interest will be earned until the following month.

     When Interest Payments are Made. You choose, at the time of purchase, to have interest on your bond paid semi-annually or upon maturity. Interest on bonds payable at maturity is compounded semi-annually at the appropriate interest payment date. The semi-annual interest payment and compounding dates are as follows:

         Bond Purchase Date                 Interest Payment or Compound Dates
         ------------------                 ----------------------------------
    From January 1 through March 31                January 1 and July 1
    From April 1 through June 30                   April 1 and October 1
    From July 1 through September 30               July 1 and January 1
    From October 1 through December 31             October 1 and April 1

     Monthly interest payments are available on investments of $10,000 or more and are paid on the first of each month. Any payment due on a weekend or on a nationally recognized bank holiday will be paid the next business day.

     The Ownership Record Date for Interest Payments. For bonds with interest payable at maturity, the interest payment will be made to the owners of record on the 15th of the month before the maturity date. For semi-annual and monthly interest payments, the record date is 15 days prior to the scheduled interest payment date.

     Record of Bond Ownership. Bonds will normally be registered in book entry form. You will receive a written confirmation of your investment, but not an actual bond.

     Redemption of Amount Invested in Bonds. Except for the annual right to redeem graduated bonds, bond owners have no right to redeem them for cash before their maturity date. Our current policy is to redeem five-year term bonds which have been held at least a year upon a request showing exceptional need or hardship. There would be an early payment fee of up to six months' interest. We have the right to redeem some or all of the bonds upon notice, sent at least 30 and not more than 60 days before the redemption date. No interest would be earned after the redemption date. If less than all the bonds were redeemed, the paying agent for the bonds would select the ones to redeem on a basis it considers fair.

     Reinvestment when Bonds Mature. We expect to be offering new series of bonds. You may ask that all or part of the amount due you be reinvested in new bonds after you have received a current prospectus for the new bonds. There is no right to convert the bonds into any of our other securities.

     The Bonds are Unsecured Obligations. No assets have been set aside as collateral for the payment of the bonds. They are general obligations, with no preference over any other debt that we may have. We are not required to deposit into any sinking fund for the purpose of paying the bonds on maturity. The bonds and the trust indenture do not restrict us from issuing additional debt or making any additional debt senior in payment priority to the bonds. We are not required to maintain any particular ratios of debt to assets or stockholders' equity. There is no escrow of the offering proceeds, so all amounts paid for the bonds will be immediately available to use in our business.

     Procedure for a Default on the Bonds. Trinity Trust Company, Reno, Nevada is the trustee for the bonds under a trust indenture. A default would occur if we were more than 60 days late in making an interest or principal payment or if we went into bankruptcy or failed to comply with the trust indenture. If a default happened, the trustee could pursue any available remedy to collect on behalf of the bond owners. Persons owning at least 25% in amount of the bonds could declare all the bonds due and payable. Persons owning a majority in amount of the bonds could direct the trustee in taking any action it considered lawful and fair. An individual bond owner is restricted in the ability to start independent proceedings without the consent of the trustee or joining with others holding a majority in amount of the bonds.

                          Future Resales of Securities

     All bonds and shares sold in this offering will be freely transferable, without restriction or further registration under federal securities laws, except for bonds and shares that our directors and officers purchase. Our directors and officers are affiliates under the securities laws and, as a result, their bonds and shares will be subject to resale restrictions. Sales to residents of certain states or jurisdictions may require registration or an applicable exemption from registration provisions in those states or jurisdictions.

     We do not expect there will be an active trading market for the bonds or shares. The bonds and shares have not been listed on any registered national securities exchange and have not qualified for quotation on Nasdaq. Wellstone
Securities LLC, a registered securities broker-dealer, has told us that it intends, after completion of this offering, to provide an order-matching service for persons wishing to sell or buy bonds or shares. Information would be available about any offers to buy or sell bonds or shares and about any recent transactions. Wellstone Securities LLC would confirm accepted offers and handle the transfer of payment and ownership. It would charge a $50 fee per transaction, payable out of the purchase funds. It is possible that this service may not remain available. In that case, anyone wishing to sell bonds or shares would have to find a buyer and make arrangements for the price, payment and transfer.

                              Plan of Distribution

     You may purchase bonds or shares directly from us. This is a different plan of distribution than most public offerings of securities, where securities broker-dealers purchase the entire offering for simultaneous resale to their brokerage customers.

     Sales of securities to the public may generally be made only through broker-dealers and their agents who are members of the National Association of Securities Dealers, Inc. Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 allows an issuer, certain of its employees and "associated persons" to participate in the sale of the issuer's securities if they meet the conditions of that rule. Our direct offering will be made by:

     o mailing announcements of the offering to persons who have previously invested in our securities. They will contain the information prescribed by Rule 134 under the federal Securities Act of 1933 and will offer to furnish copies of this prospectus upon request;

     o mailing copies of this prospectus and a purchase agreement to persons who request them from us; and

     o    receiving and processing purchase agreements and payment checks.

     Purchase agreements received, and all communications about the offering, will be directed to Cecil A. Brooks, our president and chief executive officer. Cornerstone Capital Advisors Inc. employees will handle the mailings, the processing of documents and the ministerial and clerical work involved in effecting purchases. No one will receive any commissions or other compensation based on purchases made directly from us. These activities in direct purchases are intended to be within Rule 3a4-1 of the Securities Exchange Act of 1934 and we will comply with securities regulations of the states in which the offering is to be registered.

     We are also offering these bonds and shares through registered securities broker-dealers, as our agents. They will be paid sales commissions of 4% to 5% on sales they make. These broker-dealers will include Wellstone Securities LLC, Huntleigh Securities Corporation and Commonwealth Church Finance, Inc. There is no firm commitment underwriting for the bonds and shares, that is, no securities broker-dealer will purchase all of the bonds and shares, for resale to its customers. However, the broker-dealers will be within the definition of "underwriter" in Section 2(a)(11) of the Securities Act of 1933. Wellstone Securities LLC is expected to make the major amount of all sales through our agent broker-dealers. Wellstone Securities LLC was organized and began operations in December 2002. Its principal business function is to provide retail investment brokerage services. It had 34 registered representatives at December 31, 2005. Wellstone Securities LLC does not have common ownership with us and we do not share any of the same officers or directors or have any other material relationships with Wellstone Securities LLC, except for a sales agency agreement for this offering and our prior offerings.

     We have agreed to indemnify the broker-dealers and their controlling persons against any liability under Section 11 of the Securities Act of 1933, or state securities laws, in case any part of the registration statement, of which this prospectus is a part, contains an untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements in the registration statement not misleading. We have also agreed to contribute to any payments that the broker-dealers are required to make if this indemnity is not available.

     We and the broker-dealers will be selling on a "best efforts" basis, without any commitment to sell the entire offering or any minimum amount. We expect to offer these bonds and shares to residents of Arkansas, Connecticut, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Missouri, New York, North Carolina, South Carolina, Texas, Virginia and West Virginia.

     We set a bond interest rate and common stock price that our board of directors considered fair to investors, considering the return we expect to earn and the pricing of other corporate debt and common stock. In setting the per share offering price of $6.50, the board noted that previous offerings of common stock were made at $6.50 per share and that all redemptions of common stock to date have also been at $6.50 per share. The board believed that a per share price of $6.50 in this offering would also be appropriate given its expectation of our ability to pay dividends in the future. Specifically, the board believes that a $6.50 per share price will enable us to pay dividends at a yield that exceeds the interest paid on our bonds, therefore compensating our shareholders for the risk they incur in holding a subordinate security. Our bond interest rate is intended to have a difference, or "spread," below the interest, fees and loan participation income on our loan portfolio, sufficient for us to pay our operating expenses and have a profit for the payment of dividends on our common stock. During 2005, we earned a weighted average 9.7% interest rate on our loans and paid a weighted average 8.7% interest cost on our bonds. That spread, together with our income from loan fees, loan participations and other income, was sufficient to pay our expenses, and a dividend rate consistent with past years. As noted above, we expect to pay dividends at a higher rate of return than our bond interest rate, to reflect the risk to shareowners that we will not have sufficient income to pay dividends or that they might lose the amount paid for their shares. Our expenses of this offering, other than sales commissions and including registration fees, legal and accounting fees, costs of printing and electronic filing, postage and marketing expenses, are estimated to be $120,000. We plan to continue the offering until all the bonds and shares have been sold, but not later than ________, 2008. We reserve the right to close the offering before then and to reject any purchase in full or in part. Our officers and directors may purchase in the offering.

                                  Legal Matters

     The validity of the securities being offered by this prospectus has been passed upon for us by Miller & Martin PLLC, Atlanta, Georgia.

                                     Experts

Our financial statements as of, and for the year ended, December 31, 2005, set forth in this prospectus have been so included in reliance on the report of Berman Hopkins Wright & Laham, CPAs, LLP, independent registered public accounting firm, certified, given on the authority of that firm as experts in accounting and auditing. Our financial statements as of and for the years ended December 31, 2004 and 2003 were audited by a sole practitioner who died on September 23, 2005. This auditor has not permitted use of his audit report in this prospectus. Securities law permit investors to sue certain persons, including accountants who have consented to be named as having certified any part of the registration statement, if the registration statement contains a material misstatement or omission. Our former auditor's lack of consent limits your recover in the event that you have a valid claim under securities laws. With respect to the unaudited financial information for the period ended June 30, 2006, the independent registered public accounting firm has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States). However, as stated in its separate review report by, the firm did not audit and does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on the firm's report on such information should be restricted. The unaudited financial information for the period ended June 30, 2005 were reviewed by a sole practitioner who died on September 23, 2005. Independent accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by accountants within the meaning of Section 7 and 11 of the 1933 Act.

                              Available Information

     This prospectus is part of a registration statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You are able to read the complete document as an exhibit to the registration statement.

     We file reports under the Securities Exchange Act of 1934, including Form 10-KSB annual reports, Form 10-QSB quarterly reports and Form 8-K reports as required. You may read and copy the registration statement and our reports at the Securities and Exchange Commission's public reference room at 100 F Street, NE, Washington, DC 20549-4561. You may telephone the Commission's Public Reference Branch at 800-SEC-0330. Our registration statement and reports are also available on the Commission's Internet site at http://www.sec.gov. Our Internet address is www.cmiatlanta.com.

                          Index to Financial Statements

    June 30, 2006 and 2005 (Unaudited):
             Review Report                                              F-1
             Balance Sheets                                             F-2
             Statements of Operations                                   F-3
             Statements of Changes in Shareholders' equity              F-4
             Statements of Cash Flows                                   F-5
             Notes to Financial Statements                              F-6

    December 31, 2004 and 2005 (Audited):
             Independent Auditors' Report                               F-20
             Balance Sheets                                             F-21
             Statements of  Operations                                  F-22
             Statements of Changes in Shareholders' equity              F-23
             Statements of Cash Flows                                   F-24
             Notes to Financial Statements                              F-25

To The Board of Directors
Cornerstone Ministries Investments, Inc.

We have reviewed the accompanying balance sheet of Cornerstone Ministries Investments, Inc. as of June 30, 2006, and the related statements of operations, changes in shareholders' equity, and cash flows for the three and six month periods then ended. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The balance sheet of Cornerstone Ministries Investments, Inc. as of June 30, 2005 and the related statements of operations, changes in shareholders' equity, and cash flows for the three and six month periods ended June 30, 2005 were reviewed by another accountant, whose report dated August 8, 2005, stated that he was not aware of any material modifications that should be made to those statements in order for them to be in conformity with generally accepted accounting principles.


/s/ Berman Hopkins Wright & Laham, CPAs, LLP

Winter Park, Florida
August 11, 2006

CORNERSTONE MINISTRIES INVESTMENTS, INC.
BALANCE SHEETS
June 30, 2006 and 2005

                                                             2006             2005
                                                        -------------    -------------
ASSETS

Cash and cash equivalents                               $   1,382,016    $   5,997,760
Loans in process                                            1,108,407          274,019
Real estate loans, net (including $42,342,651             125,699,215       69,583,614
   and $1,416,660 from related parties - see Note 4)
Real estate joint venture investments, net                 16,905,147       59,998,238
Bond holdings and accrued interest                          2,099,694        3,995,883
Property and equipment, net                                   525,517          783,586
Refundable income taxes                                          --              3,778
Deferred tax asset, net                                       250,918             --
Goodwill                                                      450,997          450,997
Unamortized debt issue costs                                2,377,513        2,801,718
Foreclosed real estate held for sale                          290,679             --
Real estate held for investment                               340,000          340,000
Other assets                                                   39,500           50,652
                                                        -------------    -------------
TOTAL ASSETS                                            $ 151,469,603    $ 144,280,245
                                                        =============    =============

LIABILITIES
Investor bonds and accrued interest                     $ 140,406,539    $ 133,212,335
Mortgage participations and accrued interest                4,113,564        4,952,073
Accounts and other payables (including $119,190
   and $976 to related parties - see Note 4)                  229,547          139,750
Dividends payable                                             230,518          211,143
Loan guarantee obligations                                    239,368           71,000
Building mortgages                                            410,665          589,540
Capital lease obligation                                         --              4,723
Deferred taxes payable                                           --             19,346
                                                        -------------    -------------
TOTAL LIABILITIES                                         145,630,201      139,199,910
                                                        -------------    -------------

SHAREHOLDERS' EQUITY
Series A Convertible Preferred Stock, no par
  value; 235,000 shares authorized, no
  shares issued and outstanding                                  --               --
Common Stock, $0.01 par value; 10 million shares
  authorized; 886,607 and 819,799 shares
  issued and outstanding                                        8,866            8,198
Paid in capital                                             5,536,550        5,120,039
Retained earnings                                             293,986          (47,902)
                                                        -------------    -------------

TOTAL SHAREHOLDERS' EQUITY                                  5,839,402        5,080,335
                                                        -------------    -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $ 151,469,603    $ 144,280,245
                                                        =============    =============

SEE ACCOMPANYING NOTES

CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2006 and 2005

                                                         3 Mo. Ended    3 Mo. Ended     6 Mo. Ended    6 Mo. Ended
                                                          6/30/2006      6/30/2005       6/30/2006      6/30/2005
                                                         -----------    -----------     -----------    -----------
REVENUES

Real estate loan and joint venture interest and fees     $ 3,126,857    $ 3,318,998     $ 5,839,588    $ 6,519,914
Real estate loan and joint venture interest and fees
   from related parties (see Note 4)                       1,105,939         39,171       2,097,706         71,395
                                                         -----------    -----------     -----------    -----------
Total real estate loan and joint venture interest and      4,232,796      3,358,169       7,937,294      6,591,309
fees
Loan participation and other income                           80,907        199,225         384,663        670,146
                                                         -----------    -----------     -----------    -----------

TOTAL REVENUES                                             4,313,703      3,557,394       8,321,957      7,261,455
                                                         -----------    -----------     -----------    -----------

EXPENSES

Investor interest expense                                  3,026,911      2,828,984       6,017,708      5,558,403
Loan loss expense                                            120,000         25,000         166,000         50,000
Marketing expenses                                           305,184        252,392         595,252        539,961
Management and advisory fees to related party (see
Note 4)                                                      360,389        323,551         709,478        702,165
Operating expenses                                           133,093        195,237         319,299        383,199
                                                         -----------    -----------     -----------    -----------

TOTAL EXPENSES                                             3,945,577      3,625,164       7,807,737      7,233,728
                                                         -----------    -----------     -----------    -----------

Income (Loss) Before Provision For Income Taxes              368,126        (67,770)        514,220         27,727
Income Tax Provision (Benefit)                               139,330        (52,864)        169,409        (44,271)
                                                         -----------    -----------     -----------    -----------

NET INCOME (LOSS)                                        $   228,796    $   (14,906)    $   344,811    $    71,998
                                                         ===========    ===========     ===========    ===========
Basic and Diluted Earnings (Loss)  per Common Share      $      0.26    $     (0.02)    $      0.39    $      0.09


CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the six months ended June 30, 2006 and 2005


                                       COMMON STOCK:             PAID-IN        PREFERRED       RETAINED         TOTAL
                                  SHARES          AMOUNT         CAPITAL          STOCK         EARNINGS         EQUITY
                               -----------     -----------     -----------     -----------     -----------     -----------

BALANCE, DECEMBER 31, 2004         819,351     $     8,194     $ 5,118,568     $      --       $    91,243     $ 5,218,005

Net income                                                                                          71,998          71,998
Dividend declared                                                                                 (211,143)       (211,143)
Common stock issued                 17,864             179         115,937                                         116,116
Common stock issuance costs         (1,440)         (1,440)
Common stock redeemed              (17,416)           (175)       (113,026)                                       (113,201)
                               -----------     -----------     -----------     -----------     -----------     -----------

BALANCE, JUNE 30, 2005             819,799     $     8,198     $ 5,120,039     $      --       $   (47,902)    $ 5,080,335
                               ===========     ===========     ===========     ===========     ===========     ===========

BALANCE, DECEMBER 31, 2005         891,914     $     8,919     $ 5,570,992     $      --       $   179,693     $ 5,759,604

Net income                                                                                         344,811         344,811
Dividend declared                                                                                 (230,518)       (230,518)
Common stock issued                   --              --              --                                                --
Common stock redeemed               (5,307)            (53)        (34,442)                                        (34,495)
                               -----------     -----------     -----------     -----------     -----------     -----------

BALANCE, JUNE 30, 2006             886,607     $     8,866     $ 5,536,550     $      --       $   293,986     $ 5,839,402
                               ===========     ===========     ===========     ===========     ===========     ===========

CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2006 and 2005

                                                                              2006            2005
                                                                          ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                                $    344,811     $     71,998
Adjustments to reconcile net income to cash
 from operations-
Depreciation and amortization                                                  563,575          494,272
Gain from sale of property and equipment                                       (51,540)            --
Changes in-
Loans in process                                                              (724,145)        (243,146)
Accrued bond holdings interest and discount amortization                       241,677             --
Refundable income taxes                                                           --             (3,778)
Accrued real estate loan/joint venture interest and deferred loan fees      (1,601,867)      (1,853,100)
   (including ($159,577) and ($71,395) for related party loans)
Allowance for loan losses                                                      166,000           50,000
Deferred taxes                                                                (107,081)         (51,011)
Investor bond and mortgage participation interest payable                    2,249,242        2,362,868
Loan guarantee obligation, net of related receivables                            5,368          (33,000)
Accounts and other payables                                                   (370,764)        (104,871)
Other assets                                                                    32,720          117,861
                                                                          ------------     ------------

NET CASH PROVIDED BY OPERATIONS                                                747,996          808,093
                                                                          ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate loans made (including $8,427,918 and                           (40,495,922)     (20,288,673)
   $1,311,310 to related parties)
Real estate loan principal payments received (including                     22,083,970        5,656,896
   $5,710,956 and $0 from related parties)
Real estate joint venture investments made                                  (1,652,404)      (2,460,376)
Bond holdings redeemed or sold                                              11,974,400           17,850
Property and equipment purchased                                                (5,485)          (2,520)
Proceeds from sale of property and equipment                                   272,362             --
                                                                          ------------     ------------

NET CASH USED BY INVESTING ACTIVITIES                                       (7,823,079)     (17,076,823)
                                                                          ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Investor bonds sold                                                               --         11,248,470
Investor bonds redeemed                                                     (4,894,639)      (1,020,285)
Mortgage participation agreements sold                                       1,556,901          150,000
Mortgage participation agreements redeemed                                        --         (2,400,000)
Debt issue costs paid                                                         (170,952)        (593,495)
Building mortgage principal payments                                          (167,644)         (12,829)
Capital lease principal payments                                                (1,231)          (3,218)
Common stock redeemed                                                          (34,495)        (113,201)
Common stock issued, net of issuance costs                                        --            114,676
Dividends paid                                                                (278,034)        (266,287)
                                                                          ------------     ------------

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES                            (3,990,094)       7,103,831
                                                                          ------------     ------------

Net change in cash and cash equivalents                                    (11,065,177)      (9,164,899)
Cash and cash equivalents at beginning of period                            12,447,193       15,162,659
                                                                          ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $  1,382,016     $  5,997,760
                                                                          ============     ============
Supplemental Information-

  Interest paid during the period                                         $  3,790,368     $  3,217,955
  Income taxes paid during the period                                     $    558,000     $    105,000
Non-cash transactions-
                                                                          $       --       $    151,412
  Investor bonds matured and re-invested
  Loan interest financed and included in loan principal (including        $  1,389,889     $    768,254
     $181,392 and $45,559 on related party loans)

SEE ACCOMPANYING NOTES

                    CORNERSTONE MINISTRIES INVESTMENTS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements include the accounts of Cornerstone Ministries Investments, Inc. ("the Company"). The Company originates and purchases mortgage loans, the majority of which are made to non-profit organizations. The Company offers specialized loan programs for churches, non-profit or for-profit sponsors of senior housing facilities and non-profit or for-profit sponsors of affordable/low income or age-restricted housing projects. The Company also invests in other real estate projects for the purpose of selling at a profit, or leasing. Substantially all of the Company's loans and investments are in projects located in the southeastern and southwestern United States.

Cash and cash equivalents include bank accounts and short-term certificates with original maturities of 90 days or less.

Real estate loans and senior housing loans classified as real estate joint venture investments include unpaid principal and accrued interest balances net of deferred loan fees and unearned discounts, less an allowance for loan losses. Interest income is recognized monthly on the accrual basis in accordance with loan terms. Interest income is recognized on the cash basis for loans with a recorded impairment loss (other than restructured loans) and the possibility of future loss considered remote. If the possibility of future loss is probable, then interest income is not recognized and interest payments are credited to outstanding loan principal. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status. Interest income and loan fees recognized from real estate loans and senior housing loans classified as real estate joint venture investments are reported as "Real estate loan and joint venture interest and fees" in the accompanying Statements of Operations.

The Company receives monthly interest payments on its real estate loans and senior housing loans (classified as real estate joint venture investments) except when the terms of a loan allow a borrower to finance interest payments. Interest is financed in the following circumstances:

o Family housing loans may finance interest while the project is in the development and pre-sales phase, which normally lasts 12 to 36 months depending on the size of the project. The Company receives the financed interest as the borrower sells homes in the development.
o Church construction loans may finance interest while the church building is under construction. This takes three to nine months, depending on the size of the building. When the building is operational, the financed interest from the construction phase is included in the loan's principal amount and the Company begins receiving monthly interest payments from the borrower.
o Senior housing loans may finance interest during the construction, renovation and lease-up stages of the borrower's operations. This takes two to six months if there is an existing building and 12 to 24 months if the financed property is raw land and a new building is being constructed. When the facility is operational, the financed interest is included in the loan's principal amount and the Company begins receiving monthly interest payments from the borrower.

Senior housing loans are classified as real estate joint venture investments if the Company participates in a property's residual profits and all of the following exist at the inception of the loan:

o The borrower has title but not a substantial equity investment in the property.
o The Company does not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan and there is no irrevocable letter of credit for a substantial amount of the loan.
o There is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party.
o The facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization.

The Company normally provides all or substantially all of the funding (directly or through loan guarantees) for the acquisition and development of these facilities, which are owned by non-profit entities. The Company participates in residual profits through loan participation agreements, which enable the Company to receive income from the borrower when the property in which the Company provided financing is sold or refinanced with another lender. The participation is between 25% and 33% of the borrower's gain. Loan participation income is recognized when the borrower's sale or refinancing is completed and the Company receives cash from the borrower.

Loans in process are amounts advanced or expended on behalf of borrowers prior to completion of the loan documentation. Interest is not accrued on these amounts until the loan documentation is complete and the borrower acknowledges the debt and associated interest. Substantially all of these expenditures are converted to loans within one year or less.

Unamortized debt issue costs include the costs and commissions associated with issuing Investor Certificates and Mortgage Participation Agreements. These costs are being amortized on a straight-line basis over the term of the associated debt, generally five years.

The allowance for loan losses for real estate loans and senior housing loans classified as real estate joint venture investments is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is determined in accordance with SFAS No. 5 (collective loan losses) and SFAS No. 114 (specific impaired loan losses). A collective loan loss is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The collective loan loss allowance amount is based on observable data that management believes is reflective of the underlying credit losses inherent in the portfolio. The components of this evaluation include trends in the Company's historical loss experience, changes in credit risk and credit quality, credit concentrations, economic conditions, collateral values, and other risks inherent in the portfolio. Specific impaired loan loss allowances are made when it is determined that a loan is impaired and the loan's carrying amount exceeds the present value of estimated future cash flows, or, if the loan is considered collateral dependant, the loan's collateral value. A loan is considered impaired if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan loss and reduced by charge-offs, net of recoveries. Changes in the allowance relating to specific impaired loans are charged or credited to loan loss expense. Loans are charged-off to the extent the loan's carrying amount exceeds the net realizable value of the collateral, with the charge-off occurring when it is likely that the loan is uncollectible and foreclosure will occur.

Foreclosed real estate acquired through, or in lieu of, foreclosure are held for sale and initially recorded at the lower of the asset's fair value or the loan's carrying amount, which establishes a new cost basis for the asset. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less estimated costs to sell.

The Company uses FIN 46R, "Consolidation of Variable Interest Entities" to identify variable interest entities ("VIE"). A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. A company that holds a variable interest in a VIE will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of expected residual gains, if they occur. Additional disclosures are also required by primary beneficiaries and other significant variable interest holders.

Bond holdings consist of tax-free local government securities and church bonds. The Company accounts for these investments using SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and classifies the bonds as "available for sale" securities. The bonds are initially recorded at cost and if the bonds are purchased for a discount or premium from their par value, the discount or premium is amortized to income over the bond's remaining life as an adjustment to the bond's yield. The bonds are also adjusted for unrealized holding gains and losses. Temporary unrealized holding gains and losses are reported, net of deferred taxes, as a separate component of shareholder's equity until realized. If an unrealized holding loss is judged to be other than temporary, the cost basis of the security is written down to fair value and included in earnings and the amortization of the premium or discount is suspended.

Property and equipment are valued at cost when purchased. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are three to five years for furnishings and equipment, and 40 years for office buildings.

Real estate held for investment includes land which the Company owns and intends to hold as an investment for more than one year. The assets are carried at the lesser of cost or fair value. Impairment losses are recognized when the carrying amount of a long-lived asset is determined not to be recoverable and the carrying amount exceeds fair value. Profit from real estate sales is recognized when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale to earn the profit. If either of these conditions exists, all or part of the profit is deferred and recognized using the installment sale method or cost recovery method as prescribed by SFAS No. 66, "Accounting for Sales of Real Estate".

Interest on Investor Bonds is accrued from the date of issuance. Bond holders choose, at the time of purchase, to have interest paid semi-annually or upon redemption. Investors holding five year bonds in multiples of $10,000 may receive interest monthly. Unpaid interest is compounded semi-annually. Interest on Mortgage Participation Agreements is accrued from the date of issuance and is paid monthly.

Mortgage Participation Agreements are accounted for as secured borrowings with pledges of collateral because the agreements do not meet the definition of a sale of a financial asset under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".

The Company is guarantor on certain loans secured by senior housing and affordable apartment facilities which are owned by non-profit entities. A loan guarantee obligation is recognized based on the loan guarantees estimated fair value. The Company normally charges the loan guarantee's fair value to the respective borrower as compensation for the Company's risk and payment is expected within 30 days of the guarantee's origination or modification date. Unpaid amounts are classified as "Loan guarantee receivables" in the accompanying balance sheets. If the loan guarantee's fair value is not charged to the respective borrower, deferred loan fees related to the borrower's loan with the Company are reduced by the guarantee's fair value. The reduced deferred loan fees are amortized to earnings over the life of the loan. Loan guarantee obligations are analyzed at the end of each fiscal year and if the fair value of the loan guarantee has declined, the carrying amount of the obligation is reduced and credited to earnings.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the methods of accounting for depreciation, amortization, start-up costs, allowance for loan losses, and installment sales for financial and tax-reporting purposes. The deferred taxes represent the estimated future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Accelerated depreciation methods and shorter asset lives are used for tax reporting, and straight-line depreciation is used for financial statement reporting. The Company calculates deferred taxes under the provisions of SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. The estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual amounts may vary from the estimates that are used.

Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares of Series A Convertible Preferred Stock.

New Accounting Pronouncements:

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007 and it is not expected that the adoption of FIN 48 will have a material impact on the Company's financial statements.

Recently, the FASB has been very active, issuing a number of accounting pronouncements with various effective dates. These pronouncements, which were not discussed above, do not have a material effect on the Company's financial statements.

NOTE 2 - PROPERTY AND EQUIPMENT

At June 30, property and equipment is composed of:

                                                     2006               2005
                                                 ------------       ------------
      Office Condominiums                         $550,116            $797,554
      Office Computers, Furnishings,
         Software & Equipment                      147,336             122,037
      Vehicles                                      30,351              30,351
      Capital lease - phone system                     -0-              17,710
      Less: Accumulated Depreciation             (202,286)           (184,066)
      Property and equipment, net                 $525,517            $783,586

      Depreciation expense - three months          $ 8,499             $15,496
      Depreciation expense - six months            $21,282             $31,154

In February 2006, the Company sold its office condominiums which were being leased to a third party. The net proceeds received at closing were $272,362. The carrying value of the property sold was $220,822; therefore, a $51,540 gain was recognized from this sale. With the closing proceeds, the Company paid off the $160,332 in outstanding principal on the mortgage loan that secured the property.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

Leases

During March 2003, the Company entered into a capital lease for a new telephone system at the Company's headquarters. In March 2006, the Company made its last payment and the asset is now owned by the Company. The lease was originally recorded at the asset's fair value and amortized over three years using the straight-line method. Interest expense was calculated based on the implied interest rate in the lease. The lease payment, including principal, interest and sales tax, was $672 per month. Amortization expense was $0 and $1,476 for the three months and $984 and $2,952 for the six months ended June 30, 2006 and 2005, respectively. Interest expense was $0 and $241 for the three months and $25 and $549 for the six months ended June 30, 2006 and 2005, respectively. There are no future minimum lease payments as of June 30, 2006.

Loan Commitments

The Company makes loan commitments in connection with certain real estate loans and joint venture investments that include funding for project development, building construction, renovations, lease-up operations, financed interest and other amounts that the borrower may draw upon in accordance with the loan agreement. For existing loans, the Company has $34,988,000 in approved, unused loan commitments for real estate loans and $553,000 for real estate joint venture investments as of June 30, 2006. The Company also has four new approved real estate loan commitments totaling $7,700,000 as of June 30, 2006 which the Company expects to start funding next quarter.

Legal Proceedings

The Company occasionally becomes involved in various claims and legal actions arising from the ordinary course of its business. It is the opinion of the Company's management that the ultimate disposition of these items will not have a material effect upon the Company's financial position or results of operations.

NOTE 4 - RELATED PARTY TRANSACTIONS

Cornerstone Capital Advisors, Inc. - Management and Advisory Service Agreement

Effective July 1, 2003, the Company entered into a Management and Advisory Services Agreement with Cornerstone Capital Advisors, Inc. ("CCA") to provide loan management, administration, and accounting; investor relations; marketing; computer and management information systems administration; record maintenance; executive management; and bookkeeping and accounting services. The agreement is for renewable one year terms and it may be terminated by either party upon 60 days' written notice. The Company does not have any employees of its own and CCA is subject to the supervision of the Company's board of directors. Two of the Company's directors serve on the CCA board of directors. The agreement obligates the Company to pay CCA the following fees:

o Management Fee - equal to 10% of the Company's revenues from all sources other than loan fees, loan participations and revenue received from CCA plus 30% of loan participation revenue. This fee is payable monthly.

o Loan Origination Fee - equal to 30% of the total loan fee charged by the Company to its borrowers. The fee is generally paid from loan proceeds and reduces deferred loan fees.
For the three and six months ended June 30, the Company paid CCA as follows:


                                       Three Months                            Six Months
                                 2006               2005                 2006             2005
                              ----------         ----------           ----------       ----------
Management Fees                 $360,389           $323,551             $709,478         $702,165
Loan Origination Fees             66,450             65,250              707,325           65,250
                              ----------         ----------           ----------       ----------
                                $426,839           $388,801           $1,416,803         $767,415

As of June 30, 2006 and 2005, the Company owed CCA $119,190, and $976, respectively under this agreement.

Cornerstone Capital Advisors, Inc. - Office Lease

Effective August 1, 2004, the Company and CCA entered into a lease agreement whereby CCA is leasing the Company's corporate office building and office/computer equipment in Cumming, GA. The lease payment is $5,000 per month. The initial lease term ended on August 31, 2005, after which time the lease converted to a month-to-month lease. The Company's cost basis in the office building and office/computer equipment is approximately $620,000. The Company received $15,000 and $30,000 from CCA under the terms of this lease during the three and six month periods ending June 30, 2006 and 2005, respectively.

Cornerstone Direct Public Offerings, LLC

The Company has contracted with Cornerstone Direct Public Offerings, LLC ("CDPO") to provide services for the filing of SB-2 Registration Statements with the Securities and Exchange Commission. Two of the Company's directors serve on the board of directors of CDPO's majority owner, Foundation for Christian Communities Development, Inc. Prior to 2005, the base service fee was $75,000 per filing payable in installments during the filing process. For filings made in 2006 the Company intends to use CDPO only for the state filing portion of its registrations, which will reduce CDPO's service fee. The fee schedule has not been finalized as of June 30, 2006. No amounts were owed to CDPO as of June 30, 2006 and 2005.

Loans made to subsidiaries of Cornerstone Group Holdings, Inc.

During 2005, two loans were made to wholly owned subsidiaries of Cornerstone Group Holdings, Inc ("CGH"). At the time that these loans were originated, two of the Company's directors served as directors of CGH. Subsequent to the time of the loan originations, both of the Company's directors resigned from the board of CGH. The two loans were made at similar terms to that of the Company's third-party loans. As of June 30, 2006, the principal outstanding on these two loans was $2,509,353.

In the first quarter of 2006 the Company originated a loan to Preston Pointe Apartments, LP ("Preston Pointe"). CGH is the sole general partner of Preston Pointe. The loan is being used to construct low income housing tax credit apartments. The loan accrues interest at 10% per annum and matures in September 2007. As of June 30, 2006 the principal balance outstanding was $3,197,219. The maximum loan commitment is $4,500,000.

In the first quarter of 2006 the Company originated a loan to Preston Ridge, LLC, a wholly owned subsidiary of CGH. The loan is being used to construct affordable single family townhomes. The loan accrues interest at 10% per annum and matures in March 2007. As of June 30, 2006 the principal balance outstanding was $708,149. The maximum loan commitment is $1,600,000.

In the second quarter of 2006 the Company originated a loan to River Run Apartments, LP, a majority owned subsidiary of CGH. The loan is being used to construct affordable apartments. The loan accrues interest at 10% per annum and matures in April 2007. As of June 30, 2006 the principal outstanding was $1,050,061. The maximum loan commitment is $2,215,000.

The total principal outstanding on all loans to CGH subsidiaries was $7,464,782 as of June 30, 2006.

Wellstone Retirement Communities I, LLC

In December 2005, the Company's two largest borrowers sold eight senior housing properties to Wellstone Retirement Communities I, LLC ("WRC") which is managed by Cornerstone Capital Advisors, Inc. ("CCA"), which also serves as the Company's manager. Also, two of the Company's directors are directors for CCA. As a result of this transaction, the Company received $60,677,668 in loan principal and $2,512,500 in bond holdings principal. The Company immediately supplied subordinated financing of $37,901,607 at 9.5% interest and a two year maturity to WRC to purchase the property. This loan is included in "Real estate loans, net" on the accompanying June 30, 2006 Balance Sheet. Approximately $10,151,000 in equity was contributed to WRC by independent accredited investors with the remaining $64,077,000 needed to purchase the properties supplied by third party financing as a first mortgage on the properties purchased.

On January 31, 2006, an additional senior housing property was sold by Sage Living Centers, Inc. to WRC. The Company received $11,974,400 in bond holdings principal and immediately supplied an additional $1,548,796 in subordinated financing to WRC. WRC also received an additional $10,922,801 in third party financing at this time.

The WRC outstanding loan principal balance on June 30, 2006 was $34,443,403.

Loan to Castleberry Properties, LLC

In March 2006, the Company originated a loan to Castleberry Properties, LLC ("Castleberry") for the acquisition of land that will be developed into an office park. Cornerstone Capital Advisors, Inc., the Company's manager, is a 50% owner of Castleberry. As of June 30, 2006, the loan principal outstanding is $732,059 and Cornerstone Capital Advisors, Inc. has contributed $172,000 in equity into Castleberry. The loan's maximum commitment is $800,000.

NOTE 5 - REAL ESTATE LOANS

At June 30, the Company had Real Estate Loans outstanding as follows:

                                                      2006                2005
                                                    --------            -------
         Family housing development loans          $87,063,831       $40,750,848
         Church mortgage loans                       6,824,172         9,163,395
         Senior housing mortgage loans              35,443,403        19,861,474
            Total principal                        129,331,406        69,775,717
            Accrued Interest                           682,743           667,201
         Unearned Loan Fees                        (3,416,934)         (177,304)
         Allowance for loan losses                   (898,000)         (682,000)
                                                  ------------       -----------
         Total Real Estate Loans                  $125,699,215       $69,583,614

These loans mature as follow:  2006 - $24,050,619;  2007 -  $87,127,406;  2008 -
$17,564,111;  2009 -  $589,270;  2010 and  beyond  - $0.  Loan  maturity  may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

In 2005, the Company originated a loan with a for-profit entity that did not have enough equity or subordinated debt to absorb all of its estimated expected losses. The Company is not considered the primary beneficiary since the entity's equity and subordinated debt is sufficient to absorb the majority of its estimated expected losses. The loan's carrying amount on June 30, 2006 was $663,925.

Based on the terms of the loans, the Company allows borrowers with loans related to certain family housing and church properties to finance interest payments while the properties are in the development and construction phase of operations. For the six months ended June 30, the net interest payments financed were:

                                                     2006             2005
                                                     ----             ----
Current year interest financed                   $2,071,970         $601,026
Previous years' financed interest received         (928,226)        (100,263)
                                                -----------       ----------
Net financed interest                            $1,143,744         $500,763

On June 30, 2006, the Company had significant credit risk concentrations in the following states:

Georgia - $ 30,058,403
Florida  - $ 15,308,179
Texas   -  $ 52,980,015
South Carolina - $22,558,947

Impaired loan disclosures for the six months ended June 30:
                                                     2006                2005
                                                    -----                ----
Number of impaired loans                              2                   2
Carrying amount                                   $863,455            $1,909,011
Weighted average investment - year-to-date        $852,434            $1,871,051
Impaired loan interest income - three months       $31,755               $44,756
Impaired loan interest income - six months         $40,321               $89,021

No allowance for specific impaired loan loss has been recorded because the carrying amount of the impaired loans as of June 30, 2006 and 2005 was less than the present value of their expected future cash flows.

NOTE 6 - REAL ESTATE JOINT VENTURE INVESTMENTS

As of June 30, certain of the Company's mortgage loans on senior housing facilities are classified as real estate joint venture investments, as follows:

Location                                          2006              2005
---------                                     -----------       ------------
McKinney, TX                                     $    -0-         $4,728,599
St. Petersburg, FL                              6,029,253          4,910,334
Lewisville, TX                                    545,000         10,617,954
Garland, TX                                           -0-          6,526,957
Chattanooga, TN                                 5,745,991          5,685,992
San Antonio, TX                                 2,400,571         12,494,047
Winter Haven, FL                                      -0-          5,962,402
Bryan, TX                                             -0-          3,266,317
Edmond, OK                                      1,603,689          5,481,201
                                              -----------       ------------
Total principal outstanding                    16,324,504         59,673,803
Accrued interest                                  580,643            591,572
Unearned loan fees                                    -0-           (267,137)
Allowance for loan losses                             -0-                -0-
                                              -----------       ------------
Real estate joint venture investments, net     $16,905,147       $59,998,238

All of the loans mature in 2006. Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

The Company participates in the residual profits of the real estate joint venture investments through loan participation agreements, which enable the Company to receive income from a borrower when a property in which the Company provided financing is sold or refinanced with another lender. The participation percentage for each property varies between 25% and 33% of the borrower's gain.

In March 2005, the Company received $257,000 in loan participation income from a borrower as a result of the sale of a senior housing facility in which the Company held a real estate joint venture investment.

All loans accrue interest at 10% per year and except as noted below, `interest-only' payments are received monthly. The original loan terms are for one year with two, one year extensions at the Company's option. The Company charges a 10% loan origination fee which is financed and included in the loan's principal balance.

In accordance with loan terms, the Company allows certain borrowers to finance interest payments while their facilities are in the construction or renovation phase of operations. For the six months ended June 30, the net interest payments financed were as follows:

                                                     2006             2005
                                                     ----             ----
Current year interest financed                     $246,145        $267,491
Previous years' financed interest received              -0-             -0-
                                                 -----------      -----------
Net financed interest                               $246,145        $267,491

The Company analyzes the underlying operations and collateral of each facility in which there is an outstanding loan by requiring independent appraisals every 12 to 24 months, reviewing loan balances and comparing them to the established loan budgets, and by analyzing income and cash flow statements that are submitted by the borrowers. If it is determined that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a loan, the loan is considered impaired and a loan loss will be recognized to the extent the collateral's fair value is less than the current loan carrying amount.

One real estate joint venture investment loan was considered impaired as of June 30, 2006. The impaired loan's carrying amount as of June 30, 2006 and its average carrying amount for the first six months of 2006 were $6,214,001 and $6,149,189, respectively. A total of $284,085 in interest was earned in the first six months of 2006 from this loan. The loan's collateral is appraised at $7,400,000; therefore, no loan loss allowance has been established. No real estate joint venture investment loans were considered impaired as of June 30, 2005.

NOTE 7 - ALLOWANCE FOR LOAN LOSSES

For the six months ended June 30, 2006 and 2005, a summary of changes in the allowance for loan losses by loan type is as follows:


                                                                                     Real Estate
                                                   Family             Senior       Joint Venture
                                 Church            Housing           Housing        Investments               Total
                               ----------       ------------       -----------     --------------         --------------
Balance - 12/31/04             $     -0-          $  632,000         $    -0-        $      -0-           $      632,000
Loan loss expense                    -0-              50,000              -0-               -0-                   50,000
Charge-offs                          -0-                 -0-              -0-               -0-                      -0-
Recoveries                           -0-                 -0-              -0-               -0-                      -0-
                               ----------       ------------       -----------     --------------         --------------
Balance -6/30/05               $     -0-          $  682,000        $     -0-        $      -0-           $      682,000

Balance -12/31/05              $     -0-          $  732,000        $     -0-        $      -0-           $      732,000
Loan loss expense                    -0-             166,000              -0-               -0-                 166,000
Charge-offs                          -0-                 -0-              -0-               -0-                     -0-
Recoveries                           -0-                 -0-              -0-               -0-                     -0-
                               -----------      ------------       -----------     --------------         --------------
Balance - 6/30/06              $     -0-          $  898,000        $     -0-        $      -0-           $      898,000


Components of allowance for loan losses at June 30:

                                           2006                2005
                                        -----------        -----------
Collective loan losses-
  Historical experience                  $      -0-         $      -0-
  Current credit risk assessment            898,000            682,000
                                        -----------        -----------
  Total collective loan losses              898,000            682,000
Specific impaired loan losses                   -0-                -0-
                                        -----------        -----------
 Total allowance for loan losses         $  898,000         $  682,000

The Company has never incurred a loan loss charge-off; therefore, there is no collective loan loss allowance related to the Company's historical experience. For the three and six months ended June 30, 2006 and 2005, the charges to loan loss expense were due to an increase in the principal outstanding on Family Housing loans.

NOTE 8 - GOODWILL

The Company adopted SFAS 142 "Goodwill and Other Intangible Assets" effective January 1, 2002. Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc. is carried at $450,997 and is not subject to further amortization. Goodwill is tested for impairment at the end of each year using the present value of expected future cash flows to determine its fair value. At December 31, 2005 and 2004, Goodwill's fair value exceeded its carrying value; therefore, no provision for impairment loss has been recorded. No goodwill was acquired or sold in either of the periods presented in these financial statements.

NOTE 9 - UNAMORTIZED DEBT ISSUE COSTS

Unamortized debt issue costs consist of legal, accounting, and filing costs incurred to register the Company's debt securities and commissions paid or accrued on the sale of debt securities. These costs are amortized on a straight-line basis over the period the associated securities are outstanding, generally five years. At June 30, 2006, unamortized debt issue costs consist of:

Costs incurred to register debt securities                    $   914,356
Commissions paid on the sale of debt securities                 4,852,628
Less: Accumulated Amortization                                 (3,389,471)
                                                              -----------
                                                              $ 2,377,513

Amortization expense was $271,244 and $224,132 for the three months and $543,125 and $463,948 for the six months ended June 30, 2006 and 2005, respectively, and is included in marketing expenses in the accompanying Statements of Operations. Estimated amortization expense for the next five years:

7/2006 - 6/2007: $998,493   7/2008 - 6/2009: $490,991   7/2010 - 6/2011: $41,106
7/2007 - 6/2008: $647,247   7/2009 - 6/2010: $199,676


NOTE 10 - BOND HOLDINGS

Bond holdings at June 30 consist of-                     2006              2005
St. Lucie Co., FL Subordinated Revenue Bonds:        ------------      ------------
         Maturity   7/1/2036                         $        -0-      $  2,325,000
         Maturity 10/1/2036                                   -0-         2,700,000
Undivided 50% interest sold to investor                       -0-        (2,512,500)
                                                     ------------      ------------
Net investment in St.Lucie Co., FL bonds                      -0-         2,512,500
                                                     ------------      ------------
Largo, FL Subordinated Revenue bonds:
            Matures 10/1/2033                                 -0-         2,465,000
Undivided interest sold to investors                          -0-        (1,207,850)
                                                     ------------      ------------
Net investment in Largo, FL bonds                             -0-         1,257,150
                                                     ------------      ------------
Local Church Bonds, maturing 2013                       1,959,612               -0-
                                                     ------------      ------------
Cost and fair value of bond holdings                    1,959,612         3,769,650
Accrued interest receivable                               140,082           226,233
                                                     ------------      ------------
                                                     $  2,099,694      $  3,995,883

The bonds are not traded on an exchange; however, management estimates, based on discounted expected cash flows or the fair value of the collateral that the fair value of the individual securities is greater than or equal to their carrying amount. Accordingly, no unrealized holding gains or losses have been recorded in 2006 or 2005.

The local church bonds are considered impaired by the Company due to non-payment of interest. The Company is working closely with the borrowers to resolve this situation. As stated above, no unrealized holding loss has been recorded because the Company estimates that the bond's collateral exceeds its current carrying amount.

The local church bonds are recorded net of $54,388 in unamortized bond discounts. The face amount of the bonds is $2,014,000. During the three and six months ended June 30, 2006, $1,896 and $3,792 in bond discounts, respectively, were credited to interest income.

Proceeds from the sale or maturity of bonds were $11,974,400 and $17,850 for the six months ended June 30, 2006 and 2005, respectively. No realized gains or losses were recognized in either period. The Company uses the specific identification method to determine realized gains and losses.

Tax-free interest income was $0 and $82,143 for the three months and $75,359 and $164,057 for the six months ended June 30, 2006 and 2005, respectively.

NOTE 11 - INCOME TAXES

The net deferred tax asset (liability) in the accompanying balance sheets includes the following components as of June 30:

                                          2006               2005
                                        --------           --------
Deferred tax assets                     $418,637           $338,741
Deferred tax liabilities                (167,719)          (358,087)
                                        --------           --------
Net deferred tax asset (liability)      $250,918          ($19,346)

The deferred tax liabilities result from the use of accelerated depreciation methods for property and equipment and from using the installment method for tax accounting. The deferred tax assets result from tax versus financial reporting differences in accounting for allowance for loan losses and from differences in the amortization of debt issue and start-up costs. The Company estimates that future taxable income will be sufficient to realize the deferred tax assets; therefore, no valuation allowance was provided for as of June 30, 2006 and 2005.

Components of the Company's income tax provision (benefit) for the three and six months ended June 30:

                                 Three Months                   Six Months
                              2006          2005           2006          2005
                           ----------    ----------    ---------      --------
Current:  Federal          $ 188,469     ($ 17,550)    $ 246,581      $    -0-
          State               20,709         1,781        29,909         6,740
Deferred: Federal            (62,986)      (35,139)      (96,533)      (47,703)
          State               (6,862)       (1,956)       10,548)       (3,308)
                           ----------    ----------    ---------      --------
                           $ 139,330     ($ 52,864)    $ 169,409     ($ 44,271)

Reconciliation of the Company's income tax provision (benefit) rate to the statutory federal rate for the three and six months ended June 30:

                                             Three Months          Six Months
                                           2006      2005       2006     2005
                                          ------   ------      ------   ------
Statutory federal rate                    35.0%    (35.0%)      35.0%     35.0%
Effect of graduated federal rates         (1.0%)     1.0%     (1.0%)    (1.0%)
State taxes, net of federal benefit        3.7%     (3.7%)      3.7%     3.7%
Effect of tax-free bond interest income     -      (41.2%)    (5.0%)  (201.1%)
Other, net                                  .1%       .9%       .2%       3.7%
                                         ------    ------     ------    ------
Effective tax provision (benefit) rate    37.8%    (78.0%)     32.9%   (159.7%)

Current income taxes payable were $86,778 and $0 as of June 30, 2006 and 2005, respectively, and are included in "accounts and other payables" in the accompanying balance sheets.

NOTE 12 - CASH CONCENTRATION RISK

A cash concentration risk arises when the Company has more cash in a financial institution than is covered by federal deposit insurance. At June 30, 2006, the Company had cash in excess of insured limits totaling $1,273,829. The Company's policy is to place its cash investments with high quality financial institutions and has never experienced any loss on holdings in excess of insured limits.

NOTE 13 - INVESTOR BONDS

The Company has three types of bonds outstanding:

Access bonds have no stated maturity and are due on demand. The minimum investment amount is $100. The interest rate is determined by the Board of Directors each quarter. The directors may change the rate between quarters if market conditions warrant such a change. The current interest rate is 4%.

Graduated rate bonds can be redeemed yearly and have a five year maximum maturity. The minimum investment amount is $500. The interest rate increases based on the length of time that the bond is outstanding. For bonds sold prior to 2004 the rate starts at 7% and increases .5% for each year the bond is outstanding with a 9% maximum rate. Bonds (Series E & F) sold in 2004 and thereafter have an initial interest rate of 6.25% and increase .5% for each year the bond is outstanding with an 8.25% maximum rate.

Five year bonds have a five year maturity and a $500 minimum investment. The interest rate is 9% for bonds sold prior to 2004 and 8.25% for bonds (Series E &
F) sold in 2004 and thereafter.

The bonds are not collateralized and no sinking fund is required to fund redemptions at maturity. All of the bonds have been registered with the Securities and Exchange Commission under the Securities Act of 1933.

Five year schedule of principal maturities for bonds outstanding at June 30:

Years to Maturity                     2006                      2005
-----------------                -------------              ------------
On demand & 1 year                 $32,994,100              $ 22,611,060
2                                   37,921,187                14,622,299
3                                   16,621,986                38,356,881
4                                   29,171,435                16,982,332
5+                                   7,703,763                29,630,256
                                 -------------              ------------
Total Principal                  $ 122,202,828              $124,412,471

At June 30, 2006 and 2005, accrued interest payable was $15,994,068 and $11,009,507, respectively. Interest rates for bonds outstanding at June 30, 2006 are:

4.00% - $1,105,621         7.25% - $1,789,831          9.00% - $61,930,364
6.25% - $1,068,131         8.25% - $53,497,184
6.75% - $1,653,393         8.50% - $3,367,947

On August 27, 2004, the Company filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $20,000,000 of its Series F Investor Bonds along with $9,750,000 of its Common Stock. The Securities and Exchange Commission notified the Company that it would not complete a full review of the registration statement. The registration statement became effective on November 1, 2004 and the Company started to sell securities registered in this statement in January 2005. For the six months ended June 30, 2005, the Company sold $11,248,470 in bonds and $116,116 in Common Stock (17,864 at $6.50 per share).

The Company filed a new registration statement with the Securities and Exchange Commission in February 2006 with $60,000,000 in Series G Investor Bonds and $32,500,000 in Common Stock available for issuance. If approved, the terms of the Series G Investor Bonds will be similar to the Series E and F bonds.

NOTE 14 - MORTGAGE PARTICIPATION AGREEMENTS

In 2003, the Company began selling Mortgage Participation ("MP") Agreements. The MP Agreements have not been registered and therefore, are only available to accredited investors. The agreements are collateralized by specific loans owned by the Company and entitle the investor to a proportionate share of the interest earned on the collateral. Interest is paid monthly to the MP investor after the Company receives interest payments on related the collateralized loans. The agreements have no stated maturity date. Principal payments are made when the Company receives principal payments on the collateralized loans. Losses that the Company may incur on the collateralized loans are shared pro-rata with the MP Agreement holders. The Company has the right but not the obligation to redeem the MP Agreements at any time. The MP Agreement investors do not have the right to sell or repledge their interest in the underlying collateral. Interest expense related to MP Agreements was $93,760 and $122,803 for the three months and $170,677 and $257,433 for the six months ended June 30, 2006 and 2005, respectively. MP Agreement principal and interest outstanding and related collateral as of June 30, 2006:

                                                             MP Amount         Total Collateral
                                                            Outstanding         Carrying Amount
                                                            -----------         ---------------
Bluffton, SC family housing loan; matures 4/15/07
   with no available extensions                              $4,081,901           $6,483,717
Accrued interest payable                                         31,663
                                                           ------------
                                                             $4,113,564

The loan which collateralizes the MP Agreements is classified as a real estate loan in the accompanying balance sheets. The total carrying amount is equal to the loan's outstanding principal plus accrued interest.

NOTE 15 - GUARANTEES

The Company is guarantor on five loans secured by senior housing, low income housing and church facilities owned by non-profit entities. Certain real estate joint venture investments and real estate acquisition and development loans in which the borrower chooses to secure outside financing may require the Company to guarantee the loan as a condition of the extension of the loan by the financial institution. The loan guarantees are solely limited to amounts drawn under credit facilities and cover outstanding principal and accrued interest and terminates upon maturity and principal repayment or at project stabilization (as defined by the agreement). Only upon an uncured payment default and upon demand by the financial institution would the Company be required to perform under its guarantee obligations. The Company's recourse would be limited to repossession of the underlying collateral and subsequent resale of the facilities. As of June 30, 2006, all loans which had a guarantee were current based on their loan terms. Loan guarantees as of June 30, 2006:


                         Renewal/                                            Current              Loan
                       Origination        Maturity          Maximum         Principal           Guarantee
Location                  Date              Date           Guarantee       Outstanding          Obligation
 ------------         ------------      ------------      ------------     ------------        ------------
Charleston, SC          12/30/05           4/1/08        $11,500,000      $11,500,000        $    92,000
Beaufort, SC            12/30/05           4/1/08          8,850,000        8,850,000             71,000
Dallas, TX (church)     5/16/06            5/16/09           219,000          219,000              2,153
Dallas, TX (church)     6/9/06             6/9/09            331,661          331,661              3,215
St. Petersburg, FL      12/18/04           8/15/06         7,347,300        6,929,990             71,000
                                                         ------------      ------------        ------------
                                                         $28,247,961      $27,830,651        $   239,368


The guarantees related to the Charleston, SC and Beaufort, SC low income housing facilities also include a construction cost guarantee and various operational performance guarantees as defined by the agreements. The non-profit owner of these facilities is a co-guarantor with the Company. Also, the developer of these projects has agreed to defer the collection of approximately $2,950,000 in developer fees and costs from the project's construction budgets until after the Company's guarantee obligations have been released. Any operating or construction cost shortfalls will reduce the deferred developer fees paid by the borrower and will be used to reimburse the Company and the non-profit owner for any amounts paid under the guarantee agreements.

NOTE 16 - BUILDING MORTGAGES


Outstanding at June 30   :                                                                   2006                 2005
                                                                                         ---------           ---------
Fidelity Bank - collateralized by rental office building                             $       -0-           $    165,612
   Interest rate varies with a 7.5% maximum, loan was paid off in February,
   2006.
Fidelity Bank - collateralized by corporate office building                               410,665               423,928
                                                                                         ---------            ---------
Interest rate equal to "prime + 1.5%", currently 9.50%; monthly principal & interest payment of $4,322; matures Sept. 1, 2009, at which time a balloon payment of $351,211 is due.
Total principal outstanding at June 30                                              $     410,665          $    589,540

Interest expense - three months                                                     $       9,832          $     10,874
Interest expense - six months                                                       $      21,047          $     21,041

Estimated annual principal payments: 2006 - $9,353; 2007 - $17,437; 2008 - $19,026; 2009 - $364,849.

NOTE 17 - SERIES A CONVERTIBLE PREFERRED STOCK

In 2001, the Company amended its Articles of Incorporation to provide for the issuance of up to 235,000 shares of Series A Convertible Preferred Stock. The shares do not accrue dividends unless such dividends are declared by the Board of Directors. The shares entitle the preferred shareholder to have one vote per share, presently equal to the voting rights of Common shareholders. Each share is convertible, after 3 years, into shares of Common Stock based on an adjustable formula. No Series A Convertible Preferred Stock was outstanding on June 30 , 2006 and 2005.

NOTE 18 - EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share for the three and six months ended June 30, 2006 and 2005 have been calculated as follows:

                                                 Three Months      Six Months
                                                 ------------      ----------
2005    Net Income (Loss)                          ($14,906)          $71,998
----
        Average Common Shares Outstanding           815,332          815,809
        Earnings (Loss) per Common Share             ($0.02)            $0.09
2006    Net Income                                 $228,796          $344,811
----
        Average Common Shares Outstanding           886,607           887,464
        Earnings per Common Share                     $0.26             $0.39

Diluted earnings (loss) per share are the same as basic earnings (loss) per share because there are no shares of Series A Convertible Preferred Stock outstanding. Other than the Series A Convertible Preferred Stock, there are no other potentially dilutive securities, stock options or warrants outstanding.

NOTE 19 - MAJOR CUSTOMERS

The Company received more than 10% of its total revenue for the six months ended June 30, 2006 from the following customers:

                                           Amount                     %                     Description of Revenue Received
                                        ------------             -----------                -------------------------------
Senior Housing Services, Inc
 and its subsidiaries                   $4,324,995                  52.0%                  Interest and fees from real estate joint
                                                                                           venture investments and real estate loans
Wellstone Retirement
Communities I, LLC                       1,695,076                  20.4%                  Interest and fees from a real estate loan
                                        ------------             -----------

                                        $6,020,071                 72.4%

Senior Housing Services, Inc. and its subsidiaries ("SHS") is not a related party. SHS neither directly or indirectly controls, is controlled by, nor is under common control of the Company. There is not common ownership interest, officers, or directors and the Company does not have the power to direct or significantly influence the management or operating policies of SHS.

Wellstone Retirement Communities I, LLC is managed by the Company's manager, Cornerstone Capital Advisors, Inc.

NOTE 20 - FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents - Fair value approximates their carrying amount due to the initial maturities of the instruments being three months or less.

Bond holdings - These bonds are not traded on an exchange; therefore, fair value is estimated based on the present value of expected future cash flows, which approximates their carrying amount.

Investor bonds and mortgage participations - Fair value is estimated based on the present value of expected future cash flows, which approximates their carrying amount.

Building mortgage and capital lease obligation - Fair value approximates carrying value since stated rates are similar to rates currently available to the Company for debt with similar terms and remaining maturities.

Loan guarantee obligations - Fair value approximates the risk-factored net present value of possible future cash flows related to the specific loan guarantee obligation.

The estimated fair values of the Company's financial instruments at June 30, 2006 are:

                               Carrying Amount   Fair Value
                               ---------------   ----------
Financial assets:
  Cash and cash equivalents     $  1,382,016    $  1,382,016
  Bond holdings                 $  1,959,612    $  1,959,612
Financial liabilities:
  Investor bonds                $124,412,471    $124,412,471
  Mortgage participations       $  4,081,901    $  4,081,901
  Building mortgages            $    410,665    $    410,665
  Loan guarantee obligations    $    239,369    $    239,369

To The Board of Directors and Shareholders
Cornerstone Ministries Investments, Inc.

             Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheet of Cornerstone Ministries Investments, Inc., as of December 31, 2005 and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Cornerstone Ministries Investments, Inc. as of December 31, 2004 and 2003 were audited by another auditor whose report dated March 17, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Ministries Investments, Inc. as of December 31, 2005 and the results of its operations, changes in shareholders' equity and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Berman Hopkins Wright & Laham, CPAs, LLP
Winter Park, Florida
March 10, 2006

CORNERSTONE MINISTRIES INVESTMENTS, INC.
BALANCE SHEETS
December 31, 2005, 2004 and 2003

                                                                                    (Consolidated -
                                                                                      See Note 17)
                                                         2005            2004             2003
                                                         ----            ----             ----
ASSETS
Cash and cash equivalents                            $ 12,447,193    $ 15,162,659    $  4,389,851
Loan guarantee receivable                                      --          71,000              --
Loans in process                                          384,262          30,873         118,504
Real estate loans, net(including $39,466,144
  in 2005 from related parties - See Note 3)          106,238,279      54,278,585      47,877,277
Real estate joint venture investments, net             14,865,860      56,408,014      34,846,223
Bond holdings and accrued interest                     14,315,771       4,013,733       4,001,333
Property and equipment, net                               762,135         812,221         873,101
Refundable income taxes                                        --              --          42,617
Deferred tax asset, net                                   143,837              --              --
Goodwill                                                  450,997         450,997         450,997
Unamortized debt issue costs                            2,748,855       2,671,340       1,772,631
Foreclosed real estate held for sale                      290,679              --              --
Real estate held for investment                           340,000         340,000         340,000
Other assets                                               72,220         168,513          15,813
                                                     ------------    ------------    ------------
TOTAL ASSETS                                         $153,060,088    $134,407,935    $ 94,728,347
                                                     ============    ============    ============

LIABILITIES
Investor certificates and accrued interest           $143,062,898    $120,603,157    $ 84,562,645
Mortgage participations and accrued interest            2,545,701       7,220,198       6,132,809
Accounts and other payables (including $73,365,
  $7,464 and $93 to related parties - See Notes 3)        600,311         244,621         267,806
Common dividends payable                                  278,034         266,287         169,087
Loan guarantee obligations                                234,000         175,000              --
Building mortgages                                        578,309         602,369         180,194
Capital lease obligation                                    1,231           7,941          13,632
Deferred taxes payable                                         --          70,357         171,443
                                                     ------------    ------------    ------------

TOTAL LIABILITIES                                     147,300,484     129,189,930      91,497,616
                                                     ------------    ------------    ------------

SHAREHOLDERS' EQUITY
Series A Convertible Preferred Stock, no par
  value; 235,000 shares authorized, no
  shares issued and outstanding                                --              --              --
Common Stock, $0.01 par value; 10 million shares
  authorized; 891,914, 819,351 and 531,532 shares
  issued and outstanding                                    8,919           8,194           5,315
Paid in capital                                         5,570,992       5,118,568       3,297,435
Retained earnings                                         179,693          91,243           1,229
Treasury stock                                                 --              --         (73,248)
                                                     ------------    ------------    ------------

TOTAL SHAREHOLDERS' EQUITY                              5,759,604       5,218,005       3,230,731
                                                     ------------    ------------    ------------

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                                $153,060,088    $134,407,935    $ 94,728,347
                                                     ============    ============    ============

SEE ACCOMPANYING NOTES

CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF OPERATIONS
For the years ended December 31, 2005, 2004 and 2003

                                                                                     (Consolidated -
                                                                                      See Note 17)
                                                            2005           2004           2003
                                                            ----           ----           ----
REVENUES
Real estate loan and joint venture interest and fees
  (including $439,208 from related parties
  in 2005 - See Note 3)                                 $14,093,734    $12,668,299    $ 9,319,835

Loan participation and other income
  (including $60,000 in 2005 and $25,000 in 2004
  from related parties - See Note 3)                      1,609,387        486,342      1,603,713
                                                        -----------    -----------    -----------


TOTAL REVENUES                                           15,703,121     13,154,641     10,923,548
                                                        -----------    -----------    -----------

EXPENSES
Investor interest expense                                11,638,145      9,263,934      7,246,202
Loan loss expense                                           100,000        257,000        375,000
Marketing expenses                                        1,082,967        972,430        630,508
Payroll expenses                                                 --             --        695,111
Management and advisory fees to
   related party (See Note 3)                             1,445,264      1,290,880        318,619
Operating expenses                                          695,756        722,057      1,091,962
                                                        -----------    -----------    -----------

TOTAL EXPENSES                                           14,962,132     12,506,301     10,357,402
                                                        -----------    -----------    -----------

Income Before Provision For Income Taxes                    740,989        648,340        566,146

Income Tax Provision                                        163,362        136,973         87,266
                                                        -----------    -----------    -----------

NET INCOME                                              $   577,627    $   511,367    $   478,880
                                                        ===========    ===========    ===========

Basic and Diluted Earnings
 per Common Share                                       $      0.69    $      0.72    $      0.92

SEE ACCOMPANYING NOTES

CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the years ended December 31, 2005, 2004 and 2003

The statement for the year ended December 31, 2003 was part of a consolidated financial statement - see

Note 17

                                                                                           RETAINED
                                        COMMON STOCK:          PAID-IN      PREFERRED      EARNINGS       TREASURY         TOTAL
                                    SHARES       AMOUNT        CAPITAL        STOCK        (DEFICIT)        STOCK          EQUITY
                                    ------       ------        -------        -----        ---------        -----          ------
BALANCE, DECEMBER 31, 2002          530,947    $   5,309     $ 3,293,641     $    --     $  (139,479)    $        --    $ 3,159,471
Net income                                                                                   478,880                        478,880
Common stock issued                     585            6           3,794                                                      3,800
Dividends declared                                                                          (338,172)                      (338,172)
Treasury stock acquired
 (11,269 shares)                                                                                             (73,248)       (73,248)
                                  ---------    ---------     -----------     -------     -----------     -----------    -----------

BALANCE, DECEMBER 31, 2003          531,532    $   5,315     $ 3,297,435     $    --     $     1,229     $   (73,248)   $ 3,230,731
Net income                                                                                   511,367                        511,367
Common stock issued                 327,591        3,276       2,126,065                                                  2,129,341
Common stock issuance costs paid                                 (46,811)                                                   (46,811)
Common stock redeemed               (39,772)        (397)       (258,121)                                                  (258,518)
Dividends declared                                                                          (421,353)                      (421,353)
Treasury stock sold (11,269
shares)                                                                                                       73,248         73,248
                                  ---------    ---------     -----------     -------     -----------     -----------    -----------

BALANCE, DECEMBER 31, 2004          819,351    $   8,194     $ 5,118,568     $    --     $    91,243     $        --    $ 5,218,005
Net income                                                                                   577,627                        577,627
Common stock issued                  95,962          959         622,797                                                    623,756
Common stock issuance costs paid                                 (18,514)                                                   (18,514)
Common stock redeemed               (23,399)        (234)       (151,859)                                                  (152,093)
Dividends declared                                                                          (489,177)                      (489,177)
                                  ---------    ---------     -----------     -------     -----------     -----------    -----------

BALANCE, DECEMBER 31, 2005          891,914    $   8,919     $ 5,570,992     $    --     $   179,693     $        --    $ 5,759,604
                                  =========    =========     ===========     =======     ===========     ===========    ===========

SEE ACCOMPANYING NOTES

CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005, 2004 and 2003

                                                                                                      (Consolidated -
                                                                                                       See Note 17)
                                                                        2005             2004              2003
                                                                        ----             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                          $    577,627     $    511,367     $    478,880
Adjustments to reconcile net income to cash
 from operations-
Depreciation and amortization                                          1,033,860          889,723          567,619
Loss from sale of property and equipment                                      --            2,534               --
Changes in-
Loans in process                                                        (353,389)          87,631          240,516
Accrued bond interest, net                                              (159,317)         (12,400)         (50,921)
Bond holdings principal discount amortization                             (2,241)              --               --
Accrued real estate loan/joint venture interest and deferred loan fees (including ($348,407) in 2005 from
  related party loans)                                                (1,371,084)      (3,495,448)      (1,505,568)
Allowance for loan losses                                                100,000          257,000          375,000
Deferred taxes                                                          (214,194)        (101,086)         445,676
Refundable income taxes                                                       --           42,617          (42,617)
Investor and mortgage participation interest payable                   5,090,277        3,956,610        2,613,748
Loan guarantee obligation, net of related receivables                    130,000          104,000               --
Accounts and other payables                                              355,690          (23,185)         (14,314)
Other assets                                                              96,293         (152,700)          22,375
                                                                    ------------     ------------     ------------

NET CASH PROVIDED BY OPERATIONS                                        5,283,522        2,066,663        3,130,394
                                                                    ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate loans made (including $2,115,438
  to related parties)                                                (53,699,489)     (14,682,118)     (16,377,539)
Real estate loan principal payments received (including
  $899,338 in 2005 from related parties)                              36,950,082        9,201,063        8,166,950
Real estate joint venture investments made                            (6,575,910)     (31,367,707)     (14,180,666)
Real estate joint venture investment principal payments received      13,892,309       12,124,111        5,553,021
Bonds purchased                                                      (12,683,580)              --       (2,500,000)
Bonds redeemed or sold                                                 2,543,100               --        1,283,750
Property and equipment purchased                                         (13,157)          (9,915)        (591,749)
Proceeds from sale of property and equipment                                  --            1,400               --
Foreclosed real estate additions                                          (4,127)              --               --
                                                                    ------------     ------------     ------------

NET CASH USED BY INVESTING ACTIVITIES                                (19,590,772)     (24,733,166)     (18,646,233)
                                                                    ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Investor certificates sold                                            20,100,246       36,748,967       18,444,677
Investor certificates redeemed                                        (2,767,779)      (4,655,926)      (4,208,816)
Mortgage participation agreements sold                                 2,375,000        1,078,250        5,868,463
Mortgage participation agreements redeemed                            (7,012,500)              --               --
Debt issue costs paid (including $20,000, $100,000
  and $75,000 to a related party)                                     (1,048,132)      (1,721,571)      (1,278,850)
Building mortgage proceeds                                                    --          440,000               --
Building mortgage principal payments                                     (24,060)         (17,825)          (9,032)
Capital lease principal payments                                          (6,710)          (5,691)          (4,078)
Common stock issued, net of issuance costs                               605,242        2,082,530            3,800
Common stock redeemed                                                   (152,093)        (258,518)              --
Dividends paid                                                          (477,430)        (324,153)        (337,725)
Treasury stock sold (acquired)                                                --           73,248          (73,248)
                                                                    ------------     ------------     ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                             11,591,784       33,439,311       18,405,191
                                                                    ------------     ------------     ------------

Net change in cash and cash equivalents                               (2,715,466)      10,772,808        2,889,352
Cash and cash equivalents at beginning of period                      15,162,659        4,389,851        1,500,499
                                                                    ------------     ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $ 12,447,193     $ 15,162,659     $  4,389,851
                                                                    ============     ============     ============

Supplemental Information-
  Interest paid during the period                                   $  6,595,549     $  5,333,638     $  4,643,972
  Income taxes paid during the period                               $    105,000     $    182,500     $         --
Non-cash transactions-
  Fixed asset lease financing                                       $         --     $         --     $     17,710
  Investor certificates matured and re-invested                     $    151,412     $  3,309,314     $  3,800,364
  Loan interest financed and included in loan principal
    (Including $63,187 in 2005 on related party loans)              $    966,250     $  1,498,830     $    797,589

SEE ACCOMPANYING NOTES

                    CORNERSTONE MINISTRIES INVESTMENTS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements include the accounts of Cornerstone Ministries Investments, Inc. ("the Company"). Previously, the Company's financial statements included the accounts of two wholly-owned subsidiaries, Wellstone Communities, Inc. and Wellstone Financial Group, LLC. In June 2004, the Company dissolved both subsidiaries. See Note 17 for additional disclosures.

The Company originates and purchases mortgage loans, substantially all of which are made to non-profit organizations. The Company offers specialized loan programs for churches, non-profit sponsors of senior housing facilities and either non-profit or for-profit sponsors of affordable/low income or age-restricted housing projects. The Company also invests in other real estate projects for the purpose of selling at a profit, or leasing. Substantially all of the Company's loans and investments are in projects located in the Southeastern United States.

Cash and cash equivalents include bank accounts and short-term certificates with original maturities of 90 days or less.

Real estate loans and senior housing loans classified as real estate joint venture investments include unpaid principal and accrued interest balances net of deferred loan fees and unearned discounts, less an allowance for loan losses. Interest income is recognized monthly on the accrual basis in accordance with loan terms. Interest income is recognized on the cash basis for loans with a recorded impairment loss (other than restructured loans) and the possibility of future loss considered remote. If the possibility of future loss is probable, then interest income is not recognized and interest payments are credited to outstanding loan principal. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status. Interest income and loan fees recognized from real estate loans and senior housing loans classified as real estate joint venture investments are reported as "Real estate loan and joint venture interest and fees" in the accompanying Statements of Operations.

The Company receives monthly interest payments on its real estate loans and senior housing loans (classified as real estate joint venture investments) except when the terms of a loan allow a borrower to finance interest payments. Interest is financed in the following circumstances:

o Family housing loans may finance interest while the project is in the development and pre-sales phase, which normally lasts 12 to 36 months depending on the size of the project. The Company receives the financed interest as the borrower sells homes in the development.

o Church construction loans may finance interest while the church building is under construction. This takes three to nine months, depending on the size of the building. When the building is operational, the financed interest from the construction phase is included in the loan's principal amount and the Company begins receiving monthly interest payments from the borrower.

o Senior housing loans may finance interest during the construction, renovation and lease-up stages of the borrower's operations. This takes two to six months if there is an existing building and 12 to 24 months if the financed property is raw land and a new building is being constructed. When the facility is operational, the financed interest is included in the loan's principal amount and the Company begins receiving monthly interest payments from the borrower.

Senior housing loans are classified as real estate joint venture investments if the Company participates in a property's residual profits and all of the following exist at the inception of the loan:

o The borrower has title but not a substantial equity investment in the property.

o The Company does not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan and there is no irrevocable letter of credit for a substantial amount of the loan.

o There is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party.

o The facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization.

The Company normally provides all or substantially all of the funding (directly or through loan guarantees) for the acquisition and development of these facilities, which are owned by non-profit entities. The Company participates in residual profits through loan participation agreements, which enable the Company to receive income from the borrower when the property in which the Company provided financing is sold or refinanced with another lender. The participation is between 25% and 33% of the borrower's gain. Loan participation income is recognized when the borrower's sale or refinancing is completed and the Company receives cash from the borrower.

Loans in process are amounts advanced or expended on behalf of borrowers prior to completion of the loan documentation. Interest is not accrued on these amounts until the loan documentation is complete and the borrower acknowledges the debt and associated interest. Substantially all of these expenditures are converted to loans within one year or less.

Unamortized debt issue costs include the costs and commissions associated with issuing Investor Certificates and Mortgage Participation Agreements. These costs are being amortized on a straight-line basis over the term of the associated debt, generally five years.

The allowance for loan losses for real estate loans and senior housing loans classified as real estate joint venture investments is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is determined in accordance with SFAS No. 5 (collective loan losses) and SFAS No. 114 (specific impaired loan losses). A collective loan loss is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The collective loan loss allowance amount is based on observable data that management believes is reflective of the underlying credit losses inherent in the portfolio. The components of this evaluation include trends in the Company's historical loss experience, changes in credit risk and credit quality, credit concentrations, economic conditions, collateral values, and other risks inherent in the portfolio. Specific impaired loan loss allowances are made when it is determined that a loan is impaired and the loan's carrying amount exceeds the present value of estimated future cash flows, or, if the loan is considered collateral dependant, the loan's collateral value. A loan is considered impaired if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan loss and reduced by charge-offs, net of recoveries. Changes in the allowance relating to specific impaired loans are charged or credited to loan loss expense. Loans are charged-off to the extent the loan's carrying amount exceeds the net realizable value of the collateral, with the charge-off occurring when it is likely that the loan is uncollectible and foreclosure will occur.

Foreclosed real estate acquired through, or in lieu of, foreclosure are held for sale and initially recorded at the lower of the asset's fair value or the loan's carrying amount, which establishes a new cost basis for the asset. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less estimated costs to sell.

The Company uses FIN 46R, "Consolidation of Variable Interest Entities" to identify variable interest entities ("VIE"). A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. A company that holds a variable interest in a VIE will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of expected residual gains, if they occur. Additional disclosures are also required by primary beneficiaries and other significant variable interest holders.

Bond holdings consist of tax-free local government securities and church bonds. The Company accounts for these investments using SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and classifies the bonds as "available for sale" securities. The bonds are initially recorded at cost and if the bonds are purchased for a discount or premium from their par value, the discount or premium is amortized to income over the bond's remaining life as an adjustment to the bond's yield. The bonds are also adjusted for unrealized holding gains and losses. Temporary unrealized holding gains and losses are reported, net of deferred taxes, as a separate component of shareholder's equity until realized. If an unrealized holding loss is judged to be other than temporary, the cost basis of the security is written down to fair value and included in earnings and the amortization of the premium or discount is suspended.

Property and equipment are valued at cost when purchased. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are three to five years for furnishings and equipment, and 40 years for office buildings.

Real estate held for investment includes land which the Company owns and intends to hold as an investment for more than one year. The assets are carried at the lesser of cost or fair value. Impairment losses are recognized when the carrying amount of a long-lived asset is determined not to be recoverable and the carrying amount exceeds fair value. Profit from real estate sales is recognized when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale to earn the profit. If either of these conditions exists, all or part of the profit is deferred and recognized using the installment sale method or cost recovery method as prescribed by SFAS No. 66, "Accounting for Sales of Real Estate".

Interest on Investor Certificates is accrued from the date of issuance. Certificate holders choose, at the time of purchase, to have interest paid semi-annually or upon redemption. Investors holding five year certificates in multiples of $10,000 may receive interest monthly. Unpaid interest is compounded semi-annually. Interest on Mortgage Participation Agreements is accrued from the date of issuance and is paid monthly.

Mortgage Participation Agreements are accounted for as secured borrowings with pledges of collateral because the agreements do not meet the definition of a sale of a financial asset under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".

The Company is guarantor on certain loans secured by senior housing and affordable apartment facilities which are owned by non-profit entities. A loan guarantee obligation is recognized based on the loan guarantees estimated fair value. The Company normally charges the loan guarantee's fair value to the respective borrower as compensation for the Company's risk and payment is expected within 30 days of the guarantee's origination or modification date. Unpaid amounts are classified as "Loan guarantee receivables" in the accompanying balance sheets. If the loan guarantee's fair value is not charged to the respective borrower, deferred loan fees related to the borrower's loan with the Company are reduced by the guarantee's fair value. The reduced deferred loan fees are amortized to earnings over the life of the loan. Loan guarantee obligations are analyzed at the end of each fiscal year and if the fair value of the loan guarantee has declined, the carrying amount of the obligation is reduced and credited to earnings.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the methods of accounting for depreciation, amortization, start-up costs, allowance for loan losses, and installment sales for financial and tax-reporting purposes. The deferred taxes represent the estimated future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Accelerated depreciation methods and shorter asset lives are used for tax reporting, and straight-line depreciation is used for financial statement reporting. The Company calculates deferred taxes under the provisions of SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. The estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Actual amounts may vary from the estimates that are used.

Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares of Series A Convertible Preferred Stock.

New Accounting Pronouncements:

In December  2004,  the FASB issued SFAS No.  123R,  Share-Based  Payment  (SFAS
123R). This standard amends SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R establishes the accounting for grants of stock options and other transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123R requires that companies use a fair value method to value stock options and recognize the related compensation expense in net earnings. The provisions of SFAS 123R are effective for the first reporting period beginning after December 15, 2005, although earlier application is encouraged. The Company does not have any share-based payment obligations and does not expect this pronouncement to have a material effect on our financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections" (SFAS 154), which replaces APB Opinion No. 20 "Accounting Changes", and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in the income statement. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material impact on the Company's financial position or results of operations.

Recently, the FASB has been very active, issuing a number of accounting pronouncements with various effective dates. These pronouncements, which were not discussed above, do not have a material effect on our financial statements.

NOTE 2 - PROPERTY AND EQUIPMENT
At December 31, property and equipment is composed of:

                                         2005               2004          2003
                                         ----               ----          ----
Office Condominiums                    $797,554          $795,034      $792,659
Office Computers, Furnishings,
   Software & Equipment                 129,625           111,215       120,477
Vehicles                                 30,351            30,351        37,730
Capital lease - phone system             17,710            17,710        17,710
Less:  Accumulated Depreciation        (213,105)         (142,089)      (95,475)
                                       --------          --------      --------
Property and equipment, net            $762,135          $812,221      $873,101

Depreciation expense                   $ 63,242          $ 66,861      $ 56,695


NOTE 3 - COMMITMENTS AND RELATED PARTY TRANSACTIONS

Leases:

During 2003, the Company entered into a capital lease for a new telephone system at the Company's headquarters. The lease was recorded at the asset's fair value and is being amortized over three years using the straight-line method. Interest expense is calculated based on the implied interest rate in the lease. The lease payment, including principal, interest and sales tax, is $672 per month. Amortization expense was $5,903, $5,903 and $4,919 and interest expense was $821, $1,839 and $2,198 for the years ended December 31, 2005, 2004 and 2003, respectively. Future yearly minimum lease payments as of December 31, 2005:

Year                              Amount
----                              ------
2006                             $1,256
Less interest portion               (25)
Capital lease obligation         $1,231


Loan Commitments:

The Company makes loan commitments in connection with certain real estate loans and joint venture investments that include funding for project development, building construction, renovations, lease-up operations, financed interest and other amounts that the borrower may draw upon in accordance with the loan agreement. For existing loans, the Company has $39,858,000 in approved, unused loan commitments for real estate loans and $1,613,000 for real estate joint venture investments as of December 31, 2005. The Company also has two new approved real estate loan commitments totaling $5,150,000 as of December 31, 2005 which the Company expects to fund in the first quarter of 2006.

Related Party Transactions:

Cornerstone Capital Advisors, Inc. - Management and Advisory Service Agreement

Effective July 1, 2003, the Company entered into a Management and Advisory Services Agreement with Cornerstone Capital Advisors, Inc. ("CCA") to provide loan management, administration, and accounting; investor relations; marketing; computer and management information systems administration; record maintenance; executive management; and bookkeeping and accounting after June 30, 2003. The agreement is for renewable one year terms and it may be terminated by either party upon 60 days' written notice. The Company does not have any employees of its own and CCA is subject to the supervision of the Company's board of directors. Two of the Company's directors serve on the CCA board of directors.

From July 1, 2003 until July 31, 2004, the agreement obligated the Company to reimburse actual expenses incurred by CCA. Also, CCA was eligible to earn incentive compensation of up to 10% of the actual expenses billed to the Company for the prior 12 months. The base for the incentive compensation included being current on all bond interest and other obligations, and that the common stock shareholders have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. Factors above the base and the exact amount of incentive compensation were determined by the board of director's judgment on the extent to which CCA's services contributed to the results.

Effective August 1, 2004, the original agreement was modified so that the Company will pay CCA as follows:

o Management Fee - equal to 10% of the Company's revenues from all sources other than loan fees, loan participations and revenue received from CCA plus 30% of loan participation revenue. This fee is payable monthly.

o Loan Origination Fee - equal to 30% of the total loan fee charged by the Company to its borrowers. The fee is generally paid from loan proceeds and reduces deferred loan fees.

For the years ended December 31, the Company paid CCA as follows:

                                      2005              2004          2003
                                      ----              ----          ----
Management Fees                    $1,445,264        $1,290,880     $318,619
Loan Origination Fees               1,152,164           574,725          -0-
Incentive Compensation Fees               -0-               -0-       23,440
                                   ----------        ----------     --------
                                   $2,597,428        $1,865,605     $342,059


As of December 31, 2005, 2004 and 2003, the Company owed CCA $73,365, $7,464, and $93, respectively under the terms of this agreement.

Cornerstone Capital Advisors, Inc. - Office Lease

Effective August 1, 2004, the Company and CCA entered into a lease agreement whereby CCA is leasing the Company's corporate office building and office/computer equipment in Cumming, GA. The lease payment is $5,000 per month. The initial lease term ended on August 31, 2005, after which time the lease converted to a month-to-month lease. The Company's cost basis in the office building and office/computer equipment is approximately $616,000. For the years ended December 31, 2005 and 2004, the Company received $60,000 and $25,000, respectively from CCA under the lease agreement.

Cornerstone Direct Public Offerings, LLC

The Company has contracted with Cornerstone Direct Public Offerings, LLC ("CDPO") to provide legal and other services for the filing of SB-2 Registration Statements with the Securities and Exchange Commission. Two of the Company's directors serve on the board of directors of CDPO's majority owner, Foundation for Christian Communities Development, Inc. The base service fee is $75,000 per filing payable in installments during the filing process. For future filings the

Company intends to use CDPO only for the state filing portion of its registrations, which will reduce CDPO's service fee. The fee schedule has not been finalized as of December 31, 2005. During 2003, the Company and Wellstone Communities, Inc. (a formerly 100%-owned subsidiary) each entered into a service agreement with CDPO for the filing of SB-2 Registration Statements. The $150,000 fee for these two agreements was paid in 2003. In January, 2004, the Company amended its service agreement and paid an additional $25,000 to CDPO for cost over-runs related to the length of time needed for the Company's registration statement to become effective.

In 2004, the Company entered into a service agreement with CDPO for the filing of a new SB-2 Registration Statement. $75,000 was paid to CDPO in 2004 under this service agreement. In January 2005, the Company amended the agreement and paid $20,000 to CDPO due to an increase in the amount of time needed to register the securities with various state securities regulators. No amounts were owed to CDPO as of December 31, 2005, 2004 and 2003. See Note 12 for additional disclosures on the Company's registration statements and Note 17 for additional disclosures on Wellstone Communities, Inc.'s registration statement.

Loans made to subsidiaries of Cornerstone Group Holdings, Inc.

During 2005, two loans were made to wholly owned subsidiaries of Cornerstone Group Holdings, Inc ("CGH"). At the time that these loans were originated, two of the Company's directors served as directors of CGH. Subsequent to the time of the loan originations, both of the Company's directors resigned from the board of CGH. The loans accrue interest at 10% per annum and mature in 2006. As of December 31, 2005, the carrying amount of these two loans was $1,334,095. These loans are including in "Real estate loans, net" on the accompanying December 31, 2005 Balance Sheet.

Wellstone Retirement Communities I, LLC

In December 2005, the Company's two largest borrowers sold eight senior housing properties to Wellstone Retirement Communities I, LLC ("WRC") which is managed by Cornerstone Capital Advisors, Inc. ("CCA"), which also serves as the Company's manager. Also, two of the Company's directors are directors for CCA. As a result of this transaction, the Company received $60,677,668 in loan principal and $2,512,500 in bond holdings principal. The Company immediately supplied subordinated financing of $37,901,607 at 9.5% interest and a two year maturity to WRC to purchase the property. This loan, which had a carrying amount of $38,132,019 including accrued interest, is included in "Real estate loans, net" on the accompanying December 31, 2005 Balance Sheet. Approximately $10,151,000 in equity has also been contributed to WRC by independent accredited investors with the remaining $64,077,000 needed to purchase the properties supplied by third party financing as a first mortgage on the properties purchased.

On January 31, 2006, an additional senior housing property was sold by Sage Living Centers, Inc. to WRC. The Company received $11,974,400 in bond holdings principal and immediately supplied an additional $1,548,796 in subordinated financing to WRC. WRC also received an additional $10,922,801 in third party financing at this time.

NOTE 4 - REAL ESTATE LOANS

At December 31, the Company had Real Estate Loans outstanding as follows:

                                            2005              2004            2003
                                            ----              ----            ----
   Family housing development loans     $ 60,255,260      $36,007,454     $25,013,068
   Church mortgage loans                   8,971,537        9,285,858      13,526,028
   Senior housing mortgage loans          38,901,607        9,286,352       9,794,001
                                        ------------      -----------     -----------
      Total principal                    108,128,404       54,579,664      48,333,097
      Accrued Interest                       856,363          479,961         255,994
      Unearned Loan Fees                  (2,014,488)        (149,040)       (336,814)
      Allowance for loan losses             (732,000)        (632,000)       (375,000)
                                        ------------      -----------     -----------
            Total Real Estate Loans     $106,238,279      $54,278,585     $47,877,277

These loans mature as follow: 2006 - $33,015,484; 2007 - $74,523,104; 2008 - $0;
2009 - $589,816; 2010 and beyond - $0. Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

In 2005, the Company originated a loan with a for-profit entity that did not have enough equity or subordinated debt to absorb all of its estimated expected losses. The Company is not considered the primary beneficiary since the entity's equity and subordinated debt is sufficient to absorb the majority of its estimated expected losses. The loan's carrying amount on December 31, 2005 was $178,367.

Based on the terms of the loans, the Company allows borrowers with loans related to certain family housing and church properties to finance interest payments while the properties are in the development and construction phase of operations. For the years ended December 31, the net interest payments financed were:

                                                      2005          2004            2003
                                                      ----          ----            ----
Current year interest financed                     $1,398,731    $1,158,109       $805,525
Previous years' financed interest received           (798,079)     (119,874)      (457,021)
                                                   ----------    ----------       --------
Net financed interest                              $  600,652    $1,038,235       $348,504

On December 31, 2005, the Company had significant credit risk concentrations in the following states:

Georgia -  $ 27,516,418
Florida -  $ 15,213,215
Texas   -  $ 42,396,129
South Carolina - $15,602,977

Impaired loan disclosures for the years ended December 31:

                                                   2005          2004        2003
                                                   ----          ----        ----
Number of impaired loans                            4              1          1
Carrying amount at year end                     $3,854,226     $263,291    $242,621
Weighted average investment - year-to-date      $3,746,612     $252,956    $237,130
Impaired loan interest income                   $  357,959     $ 24,312    $ 19,166

No allowance for specific impaired loan loss has been recorded because the carrying amount of the individual impaired loans as of December 31, 2005, 2004 and 2003 was less than the present value of their expected future cash flows.

In December 2005, the Company foreclosed on a church loan and repossessed the land and building that collateralized the loan. The foreclosed asset was recorded at the loan's carrying amount of $290,679 because the estimated fair value of the foreclosed asset is greater than the loan's carrying amount. Therefore, no loan loss expense was recorded as a result of this transaction. The foreclosed asset is being held for sale by the Company.

NOTE 5 - REAL ESTATE JOINT VENTURE INVESTMENTS

As of December 31, certain of the Company's mortgage loans on senior housing facilities are classified as real estate joint venture investments, as follows:

Location                                           2005           2004          2003
--------                                           ----           ----          ----
McKinney, TX                                   $       -0-    $ 4,050,291   $ 3,109,337
St. Petersburg, FL                               5,085,334      4,582,344     3,684,620
Lewisville, TX                                     545,000     10,617,954    10,286,004

Garland, TX                                            -0-      6,421,006     5,905,556
Chattanooga, TN                                  5,715,991      5,438,254     3,637,623
San Antonio, TX                                  2,197,781     11,931,167     9,109,573

Winter Haven, FL                                       -0-      5,942,402           -0-
Bryan, TX                                              -0-      2,616,317           -0-
Edmond, OK                                         881,849      5,346,201           -0-
                                               -----------    -----------   -----------
Total principal outstanding                     14,425,955     56,945,936    35,732,713

Accrued interest                                   446,971        329,195       301,565
Unearned loan fees                                  (7,066)      (867,117)   (1,188,055)
Allowance for loan losses                              -0-            -0-           -0-
                                               -----------    -----------   -----------
Real estate joint venture investments, net     $14,865,860    $56,408,014   $34,846,223

All of the loans mature in 2006. Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

The Company participates in the residual profits of the real estate joint venture investments through loan participation agreements, which enable the Company to receive income from a borrower when a property in which the Company provided financing is sold or refinanced with another lender. The participation percentage for each property varies between 25% and 33% of the borrower's gain.

In 2005, the Company received $257,000 in loan participation income and $567,970 in loan break-up fees from two borrowers as a result of the sale of senior housing facilities in which the Company held real estate joint venture investments.

All loans accrue interest at 10% per year and except as noted below, `interest-only' payments are received monthly. The original loan terms are for one year with two, one year extensions at the Company's option. The Company charges a 10% loan origination fee which is financed and included in the loan's principal balance.

In accordance with loan terms, the Company allows certain borrowers to finance interest payments while their facilities are in the construction or renovation phase of operations. For the years ended December 31, the net interest payments financed were as follows:

                                                  2005        2004        2003
                                                  ----        ----        ----
Current year interest financed                  $500,584    $520,335    $449,085
Previous years' financed interest received      (134,986)    (59,740)        -0-
                                                --------    --------    --------
Net financed interest                           $365,598    $460,595    $449,085


The Company analyzes the underlying operations and collateral of each facility in which there is an outstanding loan by requiring independent appraisals every 12 to 24 months, reviewing loan balances and comparing them to the established loan budgets, and by analyzing income and cash flow statements that are submitted by the borrowers. If it is determined that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a loan, the loan is considered impaired and a loan loss will be recognized to the extent the collateral's fair value is less than the current loan carrying amount.

One real estate joint venture investment loan was considered impaired as of December 31 2005. The impaired loan's carrying amount as of December 31, 2005 and its average carrying amount for 2005 was $6,084,377 and $5,784,147, respectively. A total of $565,438 in interest was earned in 2005 from this loan. The loan's collateral is appraised at $7,400,000; therefore, no loan loss allowance has been established. No loans were considered impaired as of December 31, 2004 and 2003.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

For the years ended December 31, 2005, 2004 and 2003, a summary of changes in the allowance for loan losses by loan type is as follows:

                                                               Real Estate
                                           Family     Senior   Joint Venture
                                Church     Housing    Housing  Investments      Total
                                ------     -------    -------  -----------      -----
Balance - 12/31/02            $    -0-    $    -0-    $   -0-    $  -0-       $    -0-
Loan loss expense                  -0-     375,000        -0-       -0-        375,000
Charge-offs                        -0-         -0-        -0-       -0-            -0-
Recoveries                         -0-         -0-        -0-       -0-            -0-
                              --------    --------    --------   ------       --------
Balance - 12/31/03            $    -0-    $375,000    $   -0-    $  -0-       $375,000
Loan loss expense                  -0-     257,000        -0-       -0-        257,000
Charge-offs                        -0-         -0-        -0-       -0-            -0-
Recoveries                         -0-         -0-        -0-       -0-            -0-
                              --------    --------    --------   ------      ---------
Balance - 12/31/04                 -0-    $632,000    $   -0-       -0-       $632,000
Loan loss expense                  -0-     100,000        -0-       -0-        100,000
Charge-offs                        -0-         -0-        -0-       -0-            -0-
Recoveries                         -0-         -0-        -0-       -0-            -0-
                              --------    --------    --------   ------       --------
Balance - 12/31/2005          $    -0-    $732,000    $   -0-    $  -0-       $732,000

omponents of allowance for loan losses at December 31:

                                        2005         2004           2003
                                        ----         ----           ----
Collective loan losses-
  Historical experience               $    -0-     $    -0-      $    -0-
  Current credit risk assessment       732,000      632,000       375,000
                                      --------     --------      --------
  Total collective loan losses         732,000      632,000       375,000
Specific impaired loan losses              -0-          -0-           -0-
                                      --------     --------      --------
Total allowance for loan losses       $732,000     $632,000      $375,000


Prior to 2003, the Company had no allowance for loan loss activity. In the fourth quarter of 2003, as part of the Company's regular loan grading and risk assessment process, it was determined that the family housing loan portfolio's credit risk had increased over historical levels. This increase was caused by slower than expected new home sales. The slow down in new home sales was due to slower-than-expected growth in the U.S. economy. This increase in credit risk resulted in a $375,000 charge to loan loss expense in 2003. For the year ended December 31, 2004, the Company charged an additional $257,000 to loan loss expense. This charge is due to an increase in the family housing loan portfolio's outstanding loan principal, slower than expected new home sales volumes at two projects, and an increase in the time that it has taken three projects to finish the development phase and start selling homes. For the year ended December 31, 2005, $100,000 was charged to loan loss expense. This charge was due to an increase in the principal outstanding on Family Housing loans.

The Company has never incurred a loan loss charge-off; therefore, there is no collective loan loss allowance related to the Company's historical experience.

NOTE 7 - GOODWILL

The Company adopted SFAS 142 "Goodwill and Other Intangible Assets" effective January 1, 2002. Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc. is carried at $450,997 and is not subject to further amortization. Goodwill is tested for impairment at the end of each year using the present value of expected future cash flows to determine its fair value. At December 31, 2005, 2004 and 2003, Goodwill's fair value exceeded its carrying value; therefore, no provision for impairment loss has been recorded. No goodwill was acquired or sold in any of the years presented in these financial statements.

NOTE 8 - UNAMORTIZED DEBT ISSUE COSTS

Unamortized debt issue costs consist of legal, accounting, and filing costs incurred to register the Company's debt securities and commissions paid or accrued on the sale of debt securities. These costs are amortized on a straight-line basis over the period the associated securities are outstanding, generally five years. At December 31, 2005, unamortized debt issue costs consist of:

Costs incurred to register debt securities            $  843,075
Commissions paid on the sale of debt securities        4,752,125
Less:  Accumulated Amortization                       (2,846,345)
                                                      ----------
                                                      $2,748,855


Amortization  expense was $970,617,  $822,862,  and $510,924 for the years ended
December 31, 2005, 2004 and 2003, respectively, and is included in marketing expenses in the accompanying Statements of Operations.

Estimated amortization expense for the next five years:

2006 - $994,535            2009 - $344,275
2007 - $807,366            2010 - $ 81,756
2008 - $520,923

NOTE 9 - BOND HOLDINGS

Bond holdings at year-end consist of-                    2005             2004             2003
                                                         ----             ----             ----
St. Lucie Co., FL Subordinated Revenue Bonds:
         Maturity   7/1/2036                         $       -0-       $2,325,000       $2,325,000
         Maturity 10/1/2036                                  -0-        2,700,000        2,700,000
Undivided 50% interest sold to investor                      -0-       (2,512,500)      (2,512,500)
                                                     -----------       ----------       ----------
Net investment in St.Lucie Co., FL bonds                     -0-        2,512,500        2,512,500
                                                     -----------       ----------       ----------
Largo, FL Subordinated Revenue bonds:
            Matures 10/1/2033                          3,170,000        2,500,000        2,500,000
Undivided interest sold to investors                  (1,195,600)      (1,225,000)      (1,225,000)
                                                     -----------       ----------       ----------
Net investment in Largo, FL bonds                     11,974,400        1,275,000        1,275,000
                                                     -----------       ----------       ----------
Local Church Bonds, maturing 2013                      1,955,821              -0-              -0-
                                                     -----------       ----------       ----------
Cost and fair value of bond holdings                  13,930,221        3,787,500        3,787,500
Accrued interest receivable                              385,550          226,233          213,833
                                                     -----------       ----------       ----------
                                                     $14,315,771       $4,013,733       $4,001,333


The bonds are not traded on an exchange; however, management estimates, based on discounted expected cash flows, that the fair value of the individual securities approximates their original cost. Accordingly, no unrealized holding gains or losses have been recorded in 2005, 2004, or 2003.

The local church bonds are recorded net of $58,179 in unamortized bond discounts. The face amount of the bonds is $2,014,000. During 2005, $2,241 in bond discounts was credited to interest income.

Proceeds from the sale and maturity of bonds were $2,543,100, $0, and $1,283,750 for the years ending December 31, 2005, 2004 and 2003, respectively. No realized gains or losses were recognized in any year. The Company uses the specific identification method to determine realized gains and losses.

Tax-free interest income was $347,583, $329,622, and $274,095 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 10 - INCOME TAXES

The net deferred tax asset (liability) in the accompanying balance sheets includes the following components as of December 31:

                                        2005              2004           2003
                                        ----              ----           ----
Deferred tax assets                   $345,658          $296,110      $196,917
Deferred tax liabilities              (201,821)         (366,467)     (368,360)
                                      --------         ---------     ---------
Net deferred tax asset (liability)    $143,837         ($ 70,357)    ($171,443)


The deferred tax liabilities result from the use of accelerated depreciation methods for property and equipment and from using the installment method for tax accounting. The deferred tax assets result from tax versus financial reporting differences in accounting for allowance for loan losses and from differences in the amortization of debt issue and start-up costs. The Company estimates that future taxable income will be sufficient to realize the deferred tax assets; therefore, no valuation allowance was provided for as of December 31, 2005, 2004, and 2003.

During 2003, the Company's request with the Department of the Treasury to change its tax accounting method for loan fees to approximate its book treatment under SFAS Nos. 65 and 91 was approved. As a result of this change, the Company was able to amend and request refunds from its 2000 and 2001 federal and state tax returns totaling $286,953. $244,336 of the requested refunds was received in 2003 and the remaining $42,617 was received in 2004. In addition, the amended tax returns created a $481,154 federal net operating loss carryforward and an $82,025 state net operating loss carryforward that the Company used to reduce its 2003 income tax liability. Components of the Company's income tax provision (benefit) for the years ended December 31:

                              2005            2004         2003
                              ----            ----         ----
   Current:    Federal      $328,478        $203,501    ($332,464)
               State          49,078          34,558      (25,946)
   Deferred:   Federal      (192,989)        (91,183)     404,711
               State         (21,205)         (9,903)      40,965
                            --------        --------     --------
                            $163,362        $136,973     $ 87,266

Reconciliation of the Company's income tax provision (benefit) rate to statutory federal rates for the years ended December 31:

                                                 2005       2004        2003
                                                 ----       ----        ----
Statutory federal rate                           35.0%      35.0%      35.0%
Effect of graduated federal rates                (1.0%)     (1.0%)     (3.1%)
State taxes, net of federal benefit               3.7%       3.7%       3.7%
Effect of tax-free bond interest income         (15.9%)    (17.3%)    (16.5%)
Other, net                                         .3%        .7%      (3.7%)
                                                 ----       ----       ----
Effective tax provision rate                     22.1%      21.1%      15.4%

Current income taxes payable were $367,038, $93,232 and $36,673 as of December 31, 2005, 2004 and 2003, respectively, and are included in "accounts and other payables" in the accompanying balance sheets.

NOTE 11 - CASH CONCENTRATION RISK

A cash concentration risk arises when the Company has more cash in a financial institution than is covered by federal deposit insurance. At December 31, 2005, the Company had cash in excess of insured limits totaling $12,228,304. The Company's policy is to place its cash investments with high quality financial institutions and has never experienced any loss on holdings in excess of insured limits.

NOTE 12 - INVESTOR CERTIFICATES

The Company has three types of certificates outstanding:

Access certificates have no stated maturity and are due on demand. The minimum investment amount is $100. The interest rate is determined by the Board of Directors each quarter. The directors may change the rate between quarters if market conditions warrant such a change. The current interest rate is 4%.

Graduated certificates can be redeemed yearly and have a five year maximum maturity. The minimum investment amount is $500. The interest rate increases based on the length of time that the certificate is outstanding. For certificates sold prior to 2004 the rate starts at 7% and increases .5% for each year the certificate is outstanding with a 9% maximum rate. Certificates (Series E & F) sold in 2004 and thereafter have an initial interest rate of 6.25% and increase .5% for each year the certificate is outstanding with an 8.25% maximum rate.

Five year certificates have a five year maturity and a $500 minimum investment. The interest rate is 9% for certificates sold prior to 2004 and 8.25% for certificates (Series E & F) sold in 2004 and thereafter.

The certificates are not collateralized and no sinking fund is required to fund redemptions at maturity. All of the certificates have been registered with the Securities and Exchange Commission under the Securities Act of 1933.

Five year schedule of principal maturities for certificates outstanding at December 31:

Years to Maturity                2005                 2004             2003
-----------------                ----                 ----             ----
On demand & 1 year          $ 23,058,930        $  11,948,840      $ 9,672,380
2                             34,507,886           10,803,667        4,862,922
3                             18,019,184           34,885,514       10,803,667
4                             35,638,069           18,092,276       35,717,731
5+                            18,083,041           36,244,346       18,172,501
                            ------------        -------------     ------------
Total Principal             $129,307,110        $ 111,974,643     $ 79,229,201


At December 31, 2005, 2004 and 2003, accrued interest payable was $13,755,788, $8,628,514, and $5,333,444, respectively. Interest rates for certificates outstanding at December 31, 2005 are:

4.00% - $1,406,641         8.00% - $ 1,836,787         9.00% - $63,638,664
6.25% - $1,840,266         8.25% - $53,901,487
6.75% - $2,919,161         8.50% - $ 3,764,104

On April 29, 2003, the Company filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $40,000,000 of its Series E Investor Certificates along with $11,375,000 of its Common Stock. The Registration Statement was approved by the Securities and Exchange Commission on March 26, 2004. The Company issued $39,931,209 in new Investor Certificates and $2,129,341 in Common Stock (327,591 shares at $6.50 per share) from this registration.

On August 27, 2004, the Company filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $20,000,000 of its Series F Investor Certificates along with $9,750,000 of its Common Stock. The Securities and Exchange Commission notified the Company that it would not complete a full review of the registration statement. The registration statement became effective on November 1, 2004 and the Company started to sell securities registered in this statement in January 2005. For the year ended December 31, 2005, the Company sold $19,993,924 in certificates and $623,756 in Common Stock (95,962 shares at $6.50 per share).

The Company filed a new registration statement with the Securities and Exchange Commission during February 2006 with $60,000,000 in Series G Investor Certificates and $32,500,000 in Common Stock available for issuance. The terms of the Series G Investor Certificates will be similar to the Series E and F certificates.

NOTE 13 - MORTGAGE PARTICIPATION AGREEMENTS

In 2003, the Company began selling Mortgage Participation ("MP") Agreements. The MP Agreements have not been registered and therefore, are only available to accredited investors. The agreements are collateralized by specific loans owned by the Company and entitle the investor to a proportionate share of the interest earned on the collateral. Interest is paid monthly to the MP investor after the Company receives interest payments on related the collateralized loans. The agreements have no stated maturity date. Principal payments are made when the Company receives principal payments on the collateralized loans. Losses that the Company may incur on the collateralized loans are shared pro-rata with the MP Agreement holders. The Company has the right but not the obligation to redeem the MP Agreements at any time. The MP Agreement investors do not have the right to sell or repledge their interest in the underlying collateral. Interest expense related to MP Agreements was $494,709, $627,331 and $325,992 for the years ended December 31, 2005, 2004 and 2003, respectively. MP Agreement principal and interest outstanding and related collateral as of December 31, 2005:

                                                  MP Amount     Total Collateral
                                                 Outstanding    Carrying Amount
                                                 -----------    ---------------
Bluffton, SC family housing loan; matures
   4/15/07 with no available extensions          $2,525,000        $7,870,077
Accrued interest payable                             20,701
                                                 $2,545,701

The loan which collateralizes the MP Agreements is classified as a real estate loan in the accompanying balance sheets. The total carrying amount is equal to the loan's outstanding principal plus accrued interest.

In 2005, the Company redeemed $7,012,500 in MP Agreement principal collateralized by the Winter Haven, FL and Garland, TX senior housing loans because the loans on these facilities were paid off. In addition, $300,000 in MP Agreement principal on the Winter Haven and Garland facilities was transferred to Bluffton, SC MP Agreement principal at the request of the investors. The remaining $2,225,000 in Bluffton, SC MP Agreement principal was received from new accredited investors during the fourth quarter of 2005.

NOTE 14 - GUARANTEES

The Company is guarantor on three loans secured by senior housing and low income housing facilities owned by non-profit entities. Certain real estate joint venture investments and real estate acquisition and development loans in which the borrower chooses to secure outside financing may require the Company to guarantee the loan as a condition of the extension of the loan by the financial institution. The loan guarantees are solely limited to amounts drawn under credit facilities and cover outstanding principal and accrued interest and terminates upon maturity and principal repayment or at project stabilization (as defined by the agreement). Only upon an uncured payment default and upon demand by the financial institution would the Company be required to perform under its guarantee obligations. The Company's recourse would be limited to repossession of the underlying collateral and subsequent resale of the facilities. As of December 31, 2005, all loans which had a guarantee were current based on their loan terms. Loan guarantees as of December 31, 2005:

                       Renewal/                                        Current              Loan
                     Origination      Maturity        Maximum         Principal           Guarantee
Location                 Date           Date         Guarantee       Outstanding          Obligation
--------                 ----           ----         ---------       -----------          ----------
Charleston, SC         12/30/05        4/1/08        11,500,000      11,500,000             92,000
Beaufort, SC           12/30/05        4/1/08         8,850,000       8,850,000             71,000
St. Petersburg, FL     12/18/04       4/15/06         7,347,300       7,106,540             71,000
                                                    -----------     -----------           --------
                                                    $27,697,300     $27,456,540           $234,000


The guarantees related to the Charleston, SC and Beaufort, SC low income housing facilities also include a construction cost guarantee and various operational performance guarantees as defined by the agreements. The non-profit owner of these facilities is a co-guarantor with the Company. Also, the developer of these projects has agreed to defer the collection of approximately $2,950,000 in developer fees and costs from the project's construction budgets until after the Company's guarantee obligations have been released. Any operating or construction cost shortfalls will reduce the deferred developer fees paid by the borrower and will be used to reimburse the Company and the non-profit owner for any amounts paid under the guarantee agreements.

NOTE 15 - BUILDING MORTGAGE

                                                                              2005          2004             2003
                                                                              ----          ----             ----
Fidelity Bank - collateralized by rental office building                    $161,015      $170,655        $180,194
   Interest rate varies with a 7.5% maximum, currently 7.5%; monthly principal & interest payment of $1,723; matures March 1, 2006, at which time a balloon payment of $159,376 is due.
Fidelity Bank - collateralized by corporate office building                  417,294       431,714            -0-
                                                                            --------      --------        --------
   Interest rate equal to "prime + 1.5%", currently 8.75%; monthly principal & interest payment of $4,322; matures Sept. 1, 2009, at which time a balloon payment of $351,211 is due.
Total principal outstanding at December 31                                  $578,309      $602,369        $180,194

Interest expense for the years ended December 31                            $ 45,197      $ 23,898        $ 15,784

Estimated annual principal  payments:  2006 - $176,997;  2007 - $17,437;  2008 -
$19,026; 2009 - $364,849.

NOTE 16 - SERIES A CONVERTIBLE PREFERRED STOCK

In 2001, the Company amended its Articles of Incorporation to provide for the issuance of up to 235,000 shares of Series A Convertible Preferred Stock. The shares do not accrue dividends unless such dividends are declared by the Board of Directors. The shares entitle the preferred shareholder to have one vote per share, presently equal to the voting rights of Common shareholders. Each share is convertible, after 3 years, into shares of Common Stock based on an adjustable formula.

During 2001, as part of the Company's formation and initial capitalization of Wellstone Financial Group, LLC ("WFG"), 500 preferred shares with a value of $500,000 were issued to WFG in return for a 100% ownership interest in WFG. In June 2004, WFG was dissolved and all of the outstanding Series A Convertible Preferred Stock was redeemed from WFG in exchange for the Company's ownership interest in WFG. See Note 17 for additional disclosures on this transaction.

NOTE 17 - DISSOLUTION OF SUBSIDIARIES

In June 2004, the Company's Board of Directors approved an agreement to dissolve Wellstone Financial Group, LLC ("WFG"), a 100%-owned subsidiary. In exchange for the Company's ownership interest in WFG, the Company redeemed all of the Company's Series A Preferred Stock owned by WFG. The fair value of the Preferred Stock and the Company's ownership interest in WFG were both estimated at $500,000; therefore, no cash was exchanged. As of June 30, 2004, WFG is no longer included in the Company's financial statements. The transaction had no effect on the Company's assets, liabilities, net income and earning per share of common stock. WFG was dissolved because the Company has been unable to retain the type of specialized employees necessary to develop WFG's operations into a long-term profitable venture.

In June 2004, the Company's Board of Directors approved an agreement to dissolve Wellstone Communities, Inc. ("WCI"), a 100%-owned subsidiary. The Company received all of WCI's assets in exchange for its 136,250 shares of WCI Common Stock. The fair value of this transaction was $1,265,268. WCI's assets included $1,046,340 in cash and a real estate mortgage loan with a carrying amount of $218,928. The transaction had no effect on the Company's assets, liabilities, net income, and earnings per common share. WCI filed a Form SB-2 Registration Statement in 2003 and planned to issue preferred stock to expand its specialized loan operations and possibly purchase a bank. The Company determined that it was not feasible to go forward with the registration statement given the proposed financial structure; therefore, $113,473 in registration costs were charged to earnings in the fourth quarter of 2003 and in 2004 WCI was dissolved.

NOTE 18 - EARNINGS PER SHARE
Basic earnings per share have been calculated as follows:

2003              Net Income                                   $478,880
                  Average Common Shares Outstanding             521,782
                  Earnings per Common Share                    $   0.92
2004              Net Income                                   $511,367
                  Average Common Shares Outstanding             713,567
                  Earnings per Common Share                    $   0.72
2005              Net Income                                   $577,627
                  Average Common Shares Outstanding             840,376
                  Earnings per Common Share                    $   0.69

Diluted earnings per share are the same as basic earnings per share because there are no shares of Series A Convertible Preferred Stock outstanding. Other than the Series A Convertible Preferred Stock, there are no other potentially dilutive securities, stock options or warrants outstanding.

NOTE 19 - MAJOR CUSTOMERS

The Company received more than 10% of its total revenue for the year ended December 31, 2005 from the following customers:

                                   Amount        %        Description of Revenue Received
                                   ------       ---       -------------------------------
Senior Housing Services, Inc.    $6,838,279    43.5%     Interest and fees from real estate joint
                                                           venture investments
Wellstone Housing, LLC            3,127,450    19.9%     Interest and fees from family housing
                                                           development loans
Sage Living Centers, Inc.         2,326,118    14.8%     Interest and fees from real estate joint
                                -----------    ----        venture investments and real estate loans
                                $12,291,847    78.2%


The major customers are not related parties. Neither organization directly or indirectly controls, is controlled by, or is under common control of the Company. There is not common ownership interest, officers, or directors and the Company does not have the power to direct or significantly influence the management or operating policies of these customers.

On December 31, 2004, Senior Housing Services, Inc formed a single member Limited Liability Company (Wellstone Housing, LLC) and purchased the assets and assumed all of Wellstone Housing Corporation's liabilities, which included the Company's real estate loans. The total combined revenue received from Senior Housing Services, Inc. and Wellstone Housing, LLC for the year ended December 31, 2005 was $9,965,729 or 63.4% of the Company's total revenue.

NOTE 20 - FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents - Fair value approximates their carrying amount due to the initial maturities of the instruments being three months or less.

Bond holdings - These bonds are not traded on an exchange; therefore, fair value is estimated based on the present value of expected future cash flows, which approximates their carrying amount.

Investor certificates and mortgage participations - Fair value is estimated based on the present value of expected future cash flows, which approximates their carrying amount.

Building mortgage and capital lease obligation - Fair value approximates carrying value since stated rates are similar to rates currently available to the Company for debt with similar terms and remaining maturities.

Loan guarantee obligations - Fair value approximates the risk-factored net present value of possible future cash flows related to the specific loan guarantee obligation.

The estimated fair values of the Company's financial instruments at December 31, 2005 are:

                                  Carrying Amount          Fair Value
                                  ---------------          ----------
Financial assets:
  Cash and cash equivalents         $ 12,447,193          $ 12,447,193
  Bond holdings                     $ 13,930,221          $ 13,930,221
Financial liabilities:
  Investor certificates             $129,307,110          $129,307,110
  Mortgage participations           $  2,525,000          $  2,525,000
  Building mortgages                $    578,309          $    578,309
  Capital lease obligation          $      1,231          $      1,231
  Loan guarantee obligations        $    234,000          $    234,000

     Until ________________, 2006 (90 days after the date of this prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     Part II
                     Information not required in prospectus

Item 24.  Indemnification of directors and officers.

     The Registrant's articles of incorporation, Article VII, provide that none of its directors shall be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except as liability is required by the Georgia Business Corporation Code or other applicable law. The Registrant's bylaws, Article VI, require the Registrant to indemnify officers or directors who were wholly successful in the defense of any proceeding to which they were parties because they were officers or directors. This mandatory indemnification is against reasonable expenses they incurred in the proceeding. The Registrant is permitted to indemnify officers and directors, and to pay their reasonable defense expenses, except in such cases as those involving conduct that was unlawful or in bad faith. Permission must come from a majority of disinterested directors or shareholders.

     The Georgia Business Corporation Code, Sections 14-2-851 through 14-2-859, in summary, allows a Georgia corporation to indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if:

     (1)  Such individual conducted himself or herself in good faith; and

     (2)  Such individual reasonably believed:

          (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

          (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

          (C) In any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

     The determination to indemnify may be made by (1) a majority of the disinterested directors, if there are at least two of them, (2) by a special legal counsel or (3) by a majority of the disinterested shareowners. A corporation may not indemnify an officer or director under the Code sections:

     (3) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct under this Code section; or

     (4) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

     A corporation is required to indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was an officer or director of the corporation against reasonable expenses incurred in connection with the proceeding. The corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by an officer or director if he or she delivers to the corporation an affirmation of having met certain standards of conduct or an undertaking to repay funds advanced. The officer or director may also apply to a court for indemnification or advance for expenses.

     These provisions in the Registrant's articles and bylaws, and the Georgia Business Corporation Code, may permit indemnification to directors, officers or persons controlling the Registrant for liabilities to directors, officers or persons controlling the Registrant for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other expenses of issuance and distribution.

     Expenses of the sale of the Registrant's bonds and common stock are as follows:

     Registration fee...........................................   $   9,898
     Blue Sky fees and expenses (estimate)......................   $   8,000
     Legal Fees and Expenses (estimate).........................   $  75,000
     Accounting Fees and Expenses (estimate)....................   $  15,000
     Printing and Engraving Expenses (estimate).................   $  20,000
     Miscellaneous (estimate)...................................   $   2,102
                                                                   ---------
     TOTAL......................................................   $ 130,000

Item 26.  Recent sales of unregistered securities.

     (a) The following information is given for all securities that the Registrant sold within the past three years without registering the securities under the Securities Act.

              Date                                     Title                       Amount
              ----                                     -----                       ------
(1)  May 15, 2003 to January 15, 2004     Mortgage participation agreements      $6,162,500

(2)  October 26, 2005 to present          Mortgage participation agreements      $4,081,901*

* Through June 30, 2006.

     (b)  (1)  Mortgage   participation   agreements   were  sold  by  Wellstone
Securities, LLC to 19 of its customers.

          (2) Through December 31, 2005 mortgage participation agreements were sold by Wellstone, Securities, LLC to 18 of its customers.

     (c) (1) The mortgage participation agreements were sold for $6,162,500 cash. Total commissions of $184,875 were paid.

          (2) Through June 30, 2006 mortgage participation agreements were sold for $4,081,901 cash. Total commissions of $50,400 were paid.

     (d) (1) Without admitting that the mortgage participation agreements constitute securities, the Registrant claims exemption from registration under
Section 4(2) of the Securities Act of 1933. The facts relied upon to make the exemption available are that the sales were to 19 persons, all of whom were accredited investors as defined in Section 2(a)(15) of the Securities Act and Rule 215 of that Act, with such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the prospective investment.

          (2) Without admitting that the mortgage participation agreements constitute securities, the Registrant claims exemption from registration under
Section 4(2) of the Securities  Act of 1933. The sale of mortgage  participation agreements was conducted in conformity with the conditions of Rule 506 promulgated under the Securities Act of 1933.

Item 27.  Exhibits.

          Exhibit
           Number           Description
         ----------        --------------
           1.1             Sales agency agreement with Wellstone  Securities LLC
                           (incorporated by reference to Exhibit 1.1 to the Registrant's Form SB-2 filed with the SEC on February
                           15, 2006 - File No. 333-131861)

           3.1 Amended and restated articles of incorporation (incorporated by reference to exhibit 3.1 of Registrant's registration statement on Form SB-2, No. 333-93475, filed December 23, 1999)

           3.2 Articles of amendment (incorporated by reference to exhibit 3.1(b) of Registrant's registration statement on Form SB-2, No. 333-104810, filed April 29, 2003)

           3.3 Amended and restated bylaws (incorporated by reference to exhibit 3.2 to Registrant's registration statement on Form SB-2, No. 333-93475, filed December 23, 1999)

           4.1 Article III.A. of Registrant's amended and restated articles of incorporation and Article III of Registrant's amended and restated bylaws (reference is made to Exhibits 3.1 and 3.3)

           4.2 Form of Series G bond (incorporated by reference to Exhibit 4.2 to the Registrant's Form SB-2 filed with the SEC on February 15, 2006 - File No. 333-131861)

           4.3 Trust Indenture for Series B and C Certificates of Indebtedness (incorporated by reference from Exhibit
                           4.4 of Registrant's registration statement on Form SB-2, No. 333-93475, filed January 14, 2000)

           4.4 Trust Indenture dated June 14, 2002 (incorporated by reference from Exhibit 4.8 of Registrant's registration statement on Form SB-2, No. 333-91564, filed June 28, 2002)

           4.5 Trust Indenture dated April 29, 2003 (incorporated by reference from Exhibit 4.6 of Registrant's registration statement on Form SB-2, No. 333-104810, filed April 29, 2003)

           4.6 Text of statement to appear on acknowledgement of share purchase (incorporated by reference from
                           Exhibit 4.6 of Registrant's registration statement on Form SB-2, No. 333-104810, filed April 29, 2003)

           4.7 Trust Indenture dated August 7, 2006 between the Registrant and Trinity Trust Company


           5.1 Legal Opinion of Miller & Martin PLLC (incorporated by reference to Exhibit 5.1 to Registrant's Form SB-2 filed with the SEC on February 15, 2006 - File No. 333-131861)

           15              Letter on unaudited interim financial information

           23.1 Consent of Miller & Martin PLLC (appears in Legal Opinion at Exhibit 5.1 hereto)

           23.2            Consent of Berman Hopkins Wright & Laham, CPAs, LLP

           24.1 Power of Attorney (appeared on the signature page to this registration statement)

           25              Form T-1 of Trinity Trust Company

--------------------

Item 28.  Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

          (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in primary offering of securities of the undersigned small business issuer purs8uant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cumming, State of Georgia on August 15, 2006.

                                   CORNERSTONE MINISTRIES INVESTMENTS, INC.


                                   By:      /s/ Cecil A. Brooks
                                      ------------------------------------------
                                        Cecil A. Brooks, Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                Power of attorney

     KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cecil A. Brooks and John T. Ottinger, Jr., and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

      Name                                   Position                           Date
      ----                                   --------                           ----
/s/ Cecil A. Brooks              Chief Executive Officer and Chairman       August 15, 2006
-----------------------------
Cecil A. Brooks


/s/ John T. Ottinger, Jr.        Vice President; Chief Operating            August 15, 2006
-----------------------------    Officer; Secretary; Treasurer;
John T. Ottinger, Jr.            Director (Principal Accounting and
                                 Financial Officer)



/s/ Henry R. Darden*             Director                                   August 15, 2006
-----------------------------
Henry R. Darden


/s/ Theodore R. Fox*             Director                                   August 15, 2006
-----------------------------
Theodore R. Fox


/s/ Jack Wehmiller*              Director                                   August 15, 2006
-----------------------------
Jack Wehmiller


/s/ Irving B. Wicker*            Director                                   August 15, 2006
-----------------------------
Irving B. Wicker


/s/ Barbara Byrd                 Director                                   August 15, 2006
-----------------------------
Barbara Byrd


                                 Director                                   August 15, 2006
-----------------------------
Glen R. Trematore


/s/ John M. Nix                  Director                                   August 15, 2006
-----------------------------
John M. Nix


/s/ Jayme Sickert                Director                                   August 15, 2006
-----------------------------
Jayme Sickert


* By John T. Ottinger, Jr., as


Attorney-in-Fact

Index of Exhibits

         Exhibit
         Number            Description
         ----------        --------------
           1.1             Sales agency agreement with Wellstone  Securities LLC
                           (incorporated by reference to Exhibit 1.1 to the Registrant's Form SB-2 filed with the SEC on February
                           15, 2006 - File No. 333-131861)

           3.1 Amended and restated articles of incorporation (incorporated by reference to exhibit 3.1 of Registrant's registration statement on Form SB-2, No. 333-93475, filed December 23, 1999)

           3.2 Articles of amendment (incorporated by reference to exhibit 3.1(b) of Registrant's registration statement on Form SB-2, No. 333-104810, filed April 29, 2003)

           3.3 Amended and restated bylaws (incorporated by reference to exhibit 3.2 to Registrant's registration statement on Form SB-2, No. 333-93475, filed December 23, 1999)

           4.1 Article III.A. of Registrant's amended and restated articles of incorporation and Article III of Registrant's amended and restated bylaws (reference is made to Exhibits 3.1 and 3.3)

           4.2 Form of Series G bond (incorporated by reference to Exhibit 4.2 to the Registrant's Form SB-2 filed with the SEC on February 15, 2006 - File No. 333-131861)

           4.3 Trust Indenture for Series B and C Certificates of Indebtedness (incorporated by reference from Exhibit
                           4.4 of Registrant's registration statement on Form SB-2, No. 333-93475, filed January 14, 2000)

           4.4 Trust Indenture dated June 14, 2002 (incorporated by reference from Exhibit 4.8 of Registrant's registration statement on Form SB-2, No. 333-91564, filed June 28, 2002)

           4.5 Trust Indenture dated April 29, 2003 (incorporated by reference from Exhibit 4.6 of Registrant's registration statement on Form SB-2, No. 333-104810, filed April 29, 2003)

           4.6 Text of statement to appear on acknowledgement of share purchase (Incorporated by reference from
                           Exhibit 4.6 of Registrant's registration statement on Form SB-2, No. 333-104810, filed April 29, 2003)

           4.7 Trust Indenture dated August 7, 2006 between the Registrant and Trinity Trust Company

           5.1 Legal Opinion of Miller & Martin PLLC (incorporated by reference to Exhibit 5.1 to Registrant's Form SB-2 filed with the SEC on February 15, 2006 - File No. 333-131861)

           15              Letter on unaudited interim financial information

           23.1 Consent of Miller & Martin PLLC (appears in Legal Opinion at Exhibit 5.1 hereto)

           23.2            Consent of Berman Hopkins Wright & Laham, CPAs, LLP

           24.1 Power of Attorney (appeared on the signature page to this registration statement)

           25              Form T-1 of Trinity Trust Company